    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1997



                                                      REGISTRATION NO. 333-18779

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                            PRE-EFFECTIVE AMENDMENT


                                     NO. 1


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           STUART ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2752                         84-0402207
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)      Classification Number)            Identification No.)

            3211 NEBRASKA AVENUE                               MICHAEL A. SCHALK
         COUNCIL BLUFFS, IOWA 51501                          3211 NEBRASKA AVENUE
               (712) 323-1488                             COUNCIL BLUFFS, IOWA 51501
 (Address, including zip code, and telephone                    (712) 323-1488
number, including area code, of registrant's        (Name, address, including zip code, and
        principal executive offices)               telephone number, including area code, of
                                                              agent for service)

                              With copies sent to:

                             WARREN L. TROUPE, ESQ.
                              BRIAN V. CAID, ESQ.
                               DEBORAH A. SCHULTZ
                                   KUTAK ROCK
                          717 17TH STREET, SUITE 2900
                             DENVER, COLORADO 80202

     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

                             ---------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

                           STUART ENTERTAINMENT, INC.

                             CROSS REFERENCE SHEET

   Furnished pursuant to Item 1 of Form S-4 and Item 501(B) of regulation S-K

                       ITEM OF S-4                                 LOCATION IN PROSPECTUS
                       -----------                                 ----------------------
A.    Information about the Transaction
      1.  Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus....  Front Cover Page of the Registration Statement;
                                                      Outside Front Cover Page of the Prospectus
      2.  Inside Front and Outside Back Cover Pages
          of Prospectus.............................  Inside Front Cover Page of the Prospectus;
                                                      Outside Back Cover Page of the Prospectus
      3.  Risk Factors, Ratio of Earnings to Fixed
          Charges and Other Information.............  Prospectus Summary; Risk Factors; Selected
                                                      Historical Consolidated Financial Information
      4.  Terms of the Transaction..................  Prospectus Summary; Risk Factors; The Exchange
                                                      Offer; Description of Exchange Notes; Exchange
                                                      Offer and Registration Rights
      5.  Pro Forma Financial Information...........  Unaudited Pro Forma Financial Data
      6.  Material Contracts with the Company Being
          Acquired..................................  *
      7.  Additional Information Required for
          Reoffering by Persons and Parties Deemed
          to be Underwriters........................  *
      8.  Interest of Named Experts and Counsel.....  *
      9.  Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities...............................  *
B.   Information about the Registrant
     10.  Information with Respect to S-3
          Registrants...............................  *
     11.  Incorporation of Certain Information by
          Reference.................................  Information Incorporated by Reference
     12.  Information with Respect to S-2 or S-3
          Registrants...............................
     13.  Incorporation of Certain Information by
          Reference.................................  *
     14.  Information with Respect to Registrants
          Other than S-3 or S-2 Registrants.........  Prospectus Summary; Risk Factors;
                                                      Capitalization; Selected Historical Consolidated
                                                      Financial Data; Management's Discussion and
                                                      Analysis of Financial Condition and Results of
                                                      Operations; Business; Management; Financial
                                                      Statements
C.   Information about the Company Being Acquired
     15.  Information with Respect to S-3
          Companies.................................  *
     16.  Information with Respect to S-2 or S-3
          Companies.................................  *
     17.  Information with Respect to Companies
          other than S-3 or S-2 Companies...........  *
D.   Voting and Management Information
     18.  Information if Proxies, Consents or
          Authorizations are to be Solicited........  *
     19.  Information if Proxies, Consents or
          Authorizations are not to be solicited or
          in an Exchange Offer......................  Management; The Exchange Offer; Certain
                                                      Transactions

---------------

* Item is omitted because response is negative or item is inapplicable.

                             SUBJECT TO COMPLETION

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                   12 1/2% SENIOR SUBORDINATED NOTES DUE 2004
                  ($100,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
              SERIES B 12 1/2% SENIOR SUBORDINATED NOTES DUE 2004
                        ($100,000,000 PRINCIPAL AMOUNT)
                                       OF
                           STUART ENTERTAINMENT, INC.

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                  , 1997, UNLESS EXTENDED.

     Stuart Entertainment, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $100,000,000 of its Series B 12 1/2% Senior Subordinated Notes due 2004 (the "Exchange Notes") for an equal principal amount of its outstanding 12 1/2% Senior Subordinated Notes due 2004 (the "Notes"), in integral multiples of $1,000. The Exchange Notes will be senior subordinated unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Notes for which they may be exchanged pursuant to this offer, except that (a) the offering and sale of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (b) holders of Exchange Notes will not be entitled to certain rights of holders under an Exchange and Registration Rights Agreement of the Company dated as of November 13, 1996 (the "Registration Rights Agreement"). The Notes have been, and the Exchange Notes will be, issued under the indenture (the "Indenture") dated as of November 13, 1996, between the Company and Marine Midland Bank, as trustee (the "Trustee"). See "Description of Exchange Notes." There will be no proceeds to the Company from this offering; however, pursuant to the Registration Rights Agreement, the Company will bear certain offering expenses.

     The Exchange Notes will be general, unsecured obligations of the Company, will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company, will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to all future subordinated indebtedness, if any, of the Company. The claims of holders of the Exchange Notes will be effectively subordinated to the Senior Indebtedness of the Company which, as of September 30, 1996, was $787,000, and such claims will be effectively subordinated to all indebtedness and other liabilities of the subsidiaries of the Company. The Company's pro forma ratio of debt to total capitalization at September 30, 1996 was approximately 75%. See "Capitalization." The Notes are not currently, and the Exchange Notes upon issuance are not expected to be, senior in priority to any outstanding indebtedness of the Company or its subsidiaries. The Company has no current plan or intention to incur any indebtedness to which the Notes or the Exchange Notes would be senior in priority. The Notes and the Exchange Notes rank pari passu with one another.
                             ---------------------


     SEE "RISK FACTORS," BEGINNING ON PAGE 13, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER NOTES IN THE EXCHANGE OFFER.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1997.

     The Company will accept for exchange any and all validly tendered Notes on
or prior to 5:00 p.m. New York City time, on             , 1997, unless the
Exchange Offer is extended (the "Expiration Date"). Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. Marine Midland Bank will act as Exchange Agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Notes being tendered for exchange, but is otherwise subject to certain customary conditions.

     The Notes were sold by the Company on November 13, 1996 (the "Note Offering") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to a limited number of institutional accredited investors in a manner exempt from registration under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement. See "The Exchange Offer."

     The Exchange Notes will bear interest from November 13, 1996, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined herein) to which interest on such Notes has been paid), at a rate equal to 12 1/2% per annum. Interest on the Exchange Notes will be payable semiannually on May 15 and November 15 of each year, commencing May 15, 1997. The Exchange Notes are redeemable at the option of the Company in whole at any time or in part from time to time on or after November 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time or from time to time prior to November 15, 1999, the Company may, at its option, use the net proceeds from one or more Public Equity Offerings (as defined herein) to redeem up to $35.0 million aggregate principal amount of the Notes at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption; provided, that at least 65% of the principal amount of the Notes originally issued remains outstanding immediately after giving effect to any such redemption. See "Prospectus Summary -- Summary of Terms of Exchange Notes."

     Upon the occurrence of a Change of Control (as defined herein), each holder of Exchange Notes will have the right to require the Company to repurchase such holder's Exchange Notes at 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of repurchase. In addition, subject to certain conditions, the Company will be obligated to offer to repurchase the Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales. See "Risk Factors -- Change of Control" and "Description of Exchange Notes."


     The Exchange Offer is being made in reliance on certain no-action positions that have been published by the staff of the United States Securities and Exchange Commission (the "Commission") which require each tendering noteholder to represent that it is acquiring the Exchange Notes in the ordinary course of its business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with the resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Prospectus Summary -- The Exchange Offer."


     There has not previously been any public market for the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that an active market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition, and other factors. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk
Factors -- Lack of Public Market for the Exchange Notes."

     ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS UPON TRANSFER THEREOF AND THE COMPANY WILL HAVE FULFILLED ONE OF ITS OBLIGATIONS UNDER THE REGISTRATION RIGHTS AGREEMENT. HOLDERS OF NOTES WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."

     The Exchange Notes issued pursuant to this Exchange Offer generally will be issued in the form of Global Exchange Notes (as defined herein), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Notes representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. Notwithstanding the foregoing, Notes held in certificated form will be exchanged solely for the Exchange Notes in certificated form. After the initial issuance of the Global Exchange Notes, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Notes only on the terms set forth in the Indenture. See "Book-Entry; Delivery and Form."
                             ---------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL             , 1997 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE
OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company or the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.


     Such documents and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The Company makes its filings with the Commission electronically. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at http://www.sec.gov.

     So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes and the Exchange Notes. The Company has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by the Company by Section 13 of the Exchange Act to the Trustee and the holders of the Notes or Exchange Notes as if it were subject to such periodic reporting requirements.
                             ---------------------

     THIS PROSPECTUS INCLUDES REFERENCES TO THE FUTURE PERFORMANCE, PLANS AND EXPECTATIONS OF THE COMPANY WHICH ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A(i)(1) OF THE SECURITIES ACT, INCLUDING WITHOUT LIMITATION STATEMENTS MADE UNDER THE HEADINGS "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." SUCH STATEMENTS ARE BASED ON NUMEROUS VARIABLES AND ASSUMPTIONS THAT ARE INHERENTLY UNCERTAIN. ACCORDINGLY, ACTUAL FUTURE RESULTS OR VALUES MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN PROVIDED BY SUCH REFERENCES.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless otherwise stated, "Stuart" refers to Stuart Entertainment, Inc. and its subsidiaries prior to the acquisition of Trade Products, Inc., a Washington corporation, on November 13, 1996 (the "Trade Acquisition"), "Trade Products" refers to Trade Products, Inc. prior to the Trade Acquisition, and the "Company" refers to Stuart Entertainment, Inc. and its subsidiaries pro forma for the Trade Acquisition. This Prospectus contains forward-looking statements which involve risks and other uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

OVERVIEW


     The Company believes that it is North America's leading manufacturer of a full line of bingo and bingo-related products, including disposable bingo paper, pulltab tickets, ink dabbers, electronic bingo systems and related equipment and supplies. The Company enjoys a worldwide reputation for innovation and new product development and has been a leader in the bingo industry for over 60 years, having popularized many important breakthroughs in bingo, such as disposable bingo paper and electronic bingo systems.


     Bingo is one of North America's most popular forms of gaming and entertainment. Many nonprofit organizations sponsor bingo games for fundraising purposes, while commercial entities, Indian gaming enterprises, casinos and government sponsored entities operate bingo games for profit. The Company sells its products to this diverse group of end users through more than 300 distributors, its direct sales force and Company-owned distribution outlets.


     The Company believes that it derives a competitive advantage in the bingo industry by offering a wider array of bingo and bingo-related products than any of its competitors. The Company is capable of fully supplying a bingo hall with all the products and equipment necessary to operate a bingo game of any size, including bingo paper, fixed base or hand-held electronic bingo systems, ink dabbers, pulltab tickets, bingo ball blowers, public address systems, television monitors, multi-media flashboards, computerized verification systems, tables, chairs, concession equipment and party supplies.


     In the Trade Acquisition, which was completed on November 13, 1996, Stuart acquired substantially all of the assets and assumed certain specified liabilities of Trade Products for a total purchase price of approximately $37.2 million, subject to adjustment, plus warrants to purchase 300,000 shares of Stuart's common stock. The Company believes that Trade Products is the leading and most innovative manufacturer of pulltab tickets in the United States. Trade Products is recognized in the industry as a low-cost, technologically advanced manufacturer of pulltab tickets with a large game library and as a leader in customer service. Trade Products also develops and markets lottery products, promotional marketing games and services, and is an emerging manufacturer in the bingo paper industry. As a result of the Trade Acquisition, the Company believes that, in addition to being North America's leading manufacturer of a full line of bingo and bingo-related products, it is also North America's leading manufacturer of pulltab tickets. On a pro forma basis for the Trade Acquisition, the Company had net sales of $144.7 million and EBITDA (as defined) of $19.8 million for the 12-month period ended September 30, 1996.

COMPETITIVE STRENGTHS

     The Company plans to enhance its position as North America's leading manufacturer of a full line of bingo and bingo-related products by capitalizing on the following competitive strengths:


     Strong Brand Names. The Company believes that it has the leading market position in North America for bingo and bingo-related products. In the United States, the Company utilizes the brand names Bingo King(R) and Trade Products(R), which are recognized as the leaders in the bingo and pulltab ticket industries, respectively. In Canada, the Company utilizes the brand name Bazaar & Novelty(R), which is recognized as the leader in both the bingo and the pulltab ticket industries.

     Well Established Relationships with Distributors. The Company maintains strong relationships with key distributors, many of whom received assistance from the Company in the development of their businesses. The Company has the most extensive distribution system for bingo and bingo-related products in North America and is continually enhancing its international distribution network. The Company's products are sold through more than 300 distributors. These distributors sell the Company's products to nonprofit organizations, such as religious, fraternal social, military and civic organizations, and to commercial bingo halls, Indian gaming enterprises, casinos and government sponsored entities.

     Tradition of New Product Development and Introductions. The Company maintains an ongoing product development program focused on enhancing existing product lines, creating product line extensions and developing new products. Recent new product developments and introductions include: (i) System 12(TM) a fixed base system of touch-screen video bingo and multi-game terminals, which is currently in use in several large-scale bingo halls, such as the Manitoba Lotteries Corporation's Club Regent and Foxwoods Resort and Casino; (ii) Power Bingo King(TM), a hand-held electronic bingo system; and (iii) a new multi-media electronic bingo flashboard, which utilizes a laser-projected video screen with advertising and promotional capabilities.

     Consistent Low-Cost Production. The Company believes that its superior market position and manufacturing economies of scale allow it to manufacture products at a lower cost than its competitors. With respect to bingo paper and pulltab tickets, the Company believes it is the leading manufacturer in North America, having manufactured more than 47.5 billion bingo cards and more than
5.0 billion pulltab tickets in 1995. As a result of its substantial production volume, the Company is able to lower its costs by obtaining discounts and improving manufacturing efficiencies through longer production runs.

     Both Stuart and Trade Products produce bingo paper, ink products and pulltab tickets. Stuart is the more efficient producer of bingo paper and ink products and Trade Products is the more efficient producer of pulltab tickets. The Company therefore expects to further reduce manufacturing costs through the utilization of the best manufacturing practices of Stuart and Trade Products and selective consolidation of manufacturing facilities.

     Experienced Management Team. The Company believes that its management team is one of the most experienced in the bingo industry, with an average of over 15 years of industry experience. The management team has extensive knowledge of the industry and its evolution, and has long-term, well established relationships with distributors and other customers. Management's worldwide reputation for industry expertise has positioned the Company to attract and develop extensive new business opportunities.

GROWTH STRATEGY

     The Company plans to increase sales and cash flow by pursuing the following growth strategy:

     Developing and Introducing New Products. The Company has been a leader in the bingo industry for over 60 years, having popularized many important breakthroughs in bingo. The Company has taken full advantage of growth opportunities by utilizing its existing distribution system to introduce evolutionary products, such as disposable bingo paper, and to create product line extensions, such as pulltab tickets and ink dabbers.

     The Company believes that electronic bingo systems will be the next major evolutionary step in the industry and that it is well-positioned to capitalize on this opportunity. The popularity of electronic bingo systems is growing rapidly because they provide the player with additional entertainment value and permit simultaneous play on many more cards than would be possible in a typical paper bingo game. As part of the Company's strategy to be a leading producer of electronic bingo systems, the Company offers two electronic bingo systems: (i) System 12(TM), a fixed base system of electronic touch-screen video bingo and multi-game terminals and (ii) Power Bingo King(TM), a hand-held electronic bingo system.

     Pursuing Acquisitions and Strategic Alliances. The Company plans to actively pursue acquisition opportunities and strategic alliances with a focus on creating product line extensions, new products, new markets or new manufacturing technologies. Historically, Stuart has successfully integrated acquisitions and strategic alliances into its growth strategy, such as the acquisition of Bingo Press & Specialty Limited ("Bazaar") in 1994, which broadened its Canadian customer base. In 1995, Stuart acquired The Reliable Corporation of America ("Reliable") in order to further expand its customer base and to acquire the rights to Reliable's patented manufacturing technology. The Trade Acquisition extends the Company's pulltab ticket product line and increase its pulltab ticket market share in the United States.

     Penetrating New Markets. The Company is expanding its marketing efforts outside of North America, with a particular emphasis in South America, which the Company believes offers significant near-term opportunities. To date, the Company has made initial sales of bingo products or pulltab tickets into Brazil, Peru, Argentina, Colombia, Ecuador, Chile and Venezuela. The Company has supplied bingo hall equipment and bingo paper to bingo halls in Venezuela, Peru and Columbia.

     The Company was originally formed in Colorado and reincorporated in Delaware in October 1986. The Company's principal executive offices are located at 3211 Nebraska Avenue, Council Bluffs, Iowa 51501. The general telephone number for the Company is (712) 323-1488.

                               THE NOTE OFFERING

THE NOTES..................  The Notes were sold by the Company in the Note
                             Offering on November 13, 1996, and were
                             subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act.

REGISTRATION RIGHTS
AGREEMENT..................  In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which grants holders ("Holders") of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.


PROCEEDS FROM THE NOTE
  OFFERING.................  Approximately $37.4 million of the net proceeds from the Note Offering were used to pay the purchase price of the Trade Acquisition, and approximately $50.0 million was used to repay in full all existing revolving credit and term facilities, at which time such facilities were cancelled, and certain other outstanding debt instruments and to pay estimated underwriting commissions, bank facility fees and offering expenses. Approximately $12.6 million of the net proceeds from the Note Offering is for working capital. Concurrently with the closing of the Note Offering, the Company entered into a new $30.0 million revolving credit facility (the "New Credit Agreement"). The New Credit Agreement, the Note Offering and the Trade Acquisition are sometimes referred to collectively herein as the "Transactions."


                               THE EXCHANGE OFFER

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of Series B
                             12 1/2% Senior Subordinated Notes due November 15, 2004.

THE EXCHANGE OFFER.........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of Notes. As of the date hereof, $100,000,000 aggregate principal amount of Notes are outstanding. The Company will issue the Exchange Notes to Holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

                             Any Holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co., Inc. (available June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company.

                             In any State where the Exchange Offer does not fall under a statutory exemption to such State's Blue Sky laws, the Company has filed the appropriate registrations and notices, and has made the appropriate requests, to permit the Exchange Offer to be made in such State.

EXPIRATION DATE............  5:00 p.m., New York City time, on             ,
                             1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST ON THE EXCHANGE
  NOTES AND THE NOTES......  The Exchange Notes will bear interest from November
                             13, 1996, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date (as defined below in the Summary of Terms of Exchange Notes) to which interest on such Notes has been paid). Accordingly, Holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date.

CONDITIONS TO THE
  EXCHANGE OFFER...........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

PROCEDURES FOR
  TENDERING NOTES..........  Each Holder of Notes wishing to accept the Exchange
                             Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation to the Exchange Agent at the address set forth in the Letter of Transmittal. By executing the Letter of Transmittal, each Holder will represent to the Company that, among other things, the Holder or the person receiving such Exchange Notes, whether or not such person is the Holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Notes, tendering Holders may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS........  Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Notes, either make appropriate arrangements to register ownership of the Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Notes who wish to tender their Notes and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer -- Withdrawals of Tenders."

ACCEPTANCE OF NOTES AND
  DELIVERY OF EXCHANGE
  NOTES....................  The Company will accept for exchange any and all
                             Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

FEDERAL INCOME TAX
  CONSEQUENCES.............  The issuance of the Exchange Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the Exchange Notes. See "Certain Federal Income Tax Consequences of the Exchange Offer."

EFFECT ON HOLDERS OF
NOTES......................  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes will generally not have any further registration rights under the Registration Rights Agreement or otherwise. Such Holders will continue to hold the untendered Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

EXCHANGE AGENT.............  Marine Midland Bank.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (a) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (b) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

SECURITIES OFFERED.........  $100,000,000 aggregate principal amount of Series B
                             12 1/2% Senior Subordinated Notes due 2004.

ISSUER.....................  Stuart Entertainment, Inc.

MATURITY DATE..............  November 15, 2004.

INTEREST PAYMENT DATES.....  Interest on the Exchange Notes will accrue from
                             November 13, 1996 (the "Issue Date") and is payable semiannually on each of May 15 and November 15 of each year, commencing May 15, 1997.

RANKING....................  The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including the Company's obligations under the New Credit Agreement. The Exchange Notes will rank pari passu with any future senior subordinated indebtedness of the Company and will rank senior to all other subordinated indebtedness, if any, of the Company. As of September 30, 1996, on a pro forma basis after giving effect to the Trade Acquisition, there was $787,000 of Senior Indebtedness outstanding.

OPTIONAL REDEMPTION........  The Exchange Notes are redeemable, in whole or in part, at the Company's option, on or after November 15, 2001, at the redemption prices set forth herein, plus accrued interest, if any, to the date of redemption. In addition, at any time before November 15, 1999, the Company may, at its option, redeem up to $35.0 million principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined), at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; provided, that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after giving effect to any such redemption. See "Description of Exchange Notes -- Optional Redemption."

CHANGE OF CONTROL..........  Upon a Change of Control (as defined), each holder will have the right to require the Company to offer to repurchase such holder's Exchange Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of Exchange Notes -- Change of Control."

CERTAIN COVENANTS..........  The Indenture governing the Exchange Notes (the
                             "Indenture") contains certain covenants that limit the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinated in right of payment to any Senior Indebtedness and senior in right of payment to the Exchange Notes, incur liens, in the case of a subsidiary, to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company or its Restricted Subsidiaries. Such covenants are subject to certain limitations and exceptions.

EXCHANGE OFFER;
REGISTRATION RIGHTS........  In the event that applicable law or interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if certain holders of the Notes are not permitted to participate in, or do not receive the benefit of, the Exchange Offer, the Registration Rights Agreement provides that the Company will use all reasonable efforts to cause to become effective a shelf registration statement with respect to the resale of the Notes and to keep such shelf registration statement effective until three years from the date the shelf registration statement is declared effective by the Commission, or such shorter period ending when all the Notes have been sold thereunder. The interest rate on the Notes is subject to increase under certain circumstances if the Company is not in compliance with their obligations under the Registration Rights Agreement. See "Exchange Offer and Registration Rights."

                             For additional information regarding the Exchange Notes, see "Description of Exchange Notes."

                                  RISK FACTORS


     See "Risk Factors," beginning on page 13, for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the Exchange Notes.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.

    The summary unaudited pro forma financial data set forth below gives pro forma effect to the Transactions in the manner described under "Unaudited Pro Forma Financial Data" and the notes thereto, as if they had occurred on January 1, 1995 in the case of Income Statement Data, and as if they had occurred on September 30, 1996 in the case of Balance Sheet and Other Data. The Income Statement Data does not purport to represent what the Company's results of operations actually would have been if the Transactions had actually occurred as of such dates or what such results will be for any future periods. The information contained in this table should be read in conjunction with "Selected Historical Consolidated Financial Data -- Stuart Entertainment, Inc.," "Selected Historical Financial Data -- Trade Products, Inc." "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying Financial Statements of Stuart and Trade Products and related notes thereto included elsewhere in this Prospectus.


                                                                                PRO FORMA             PRO FORMA
                                                             PRO FORMA      NINE MONTHS ENDED          LATEST
                                                             YEAR ENDED       SEPTEMBER 30,      TWELVE MONTHS ENDED
                                                            DECEMBER 31,   -------------------      SEPTEMBER 30,
                                                                1995         1995       1996            1996
                                                            ------------   --------   --------   -------------------
                                                            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Income Statement Data
  Net sales...............................................    $146,477     $111,678   $109,876        $144,675
  Cost of goods sold......................................      97,399       74,456     73,586          96,529
                                                              --------     --------   --------        --------
    Gross profit..........................................      49,078       37,222     36,290          46,146
  Selling, general and administrative expenses............      38,177       28,231     26,245          36,191
  United Kingdom charge...................................         819          800         --              19
                                                              --------     --------   --------        --------
    Income from operations................................      10,082        8,191     10,045          11,936
  Interest expense, net...................................      11,178        8,491      8,371          11,058
                                                              --------     --------   --------        --------
    Income (loss) before income taxes.....................      (1,096)        (300)     1,674             878
  Income tax provision....................................         491          890        614             215
                                                              --------     --------   --------        --------
  Net income (loss).......................................    $ (1,587)    $ (1,190)  $  1,060        $    663
                                                              ========     ========   ========        ========
  Net income (loss) per share -- primary..................    $  (0.24)    $  (0.18)  $   0.15        $   0.10
  Net income (loss) per share -- fully diluted............       (0.23)       (0.18)      0.15            0.10
  Weighted average shares outstanding -- primary..........       6,706        6,682      6,890           6,844
  Weighted average shares outstanding -- fully diluted....       7,053        6,682      6,890           6,931


                                                              SEPTEMBER 30,
                                                                  1996
                                                              -------------
Balance Sheet Data
  Cash and cash equivalents.................................    $ 13,534
  Working capital...........................................      56,931
  Total assets..............................................     156,263
  Long-term debt (including current portion)................     100,787
  Stockholders' equity......................................      34,387


                                                                                PRO FORMA             PRO FORMA
                                                             PRO FORMA      NINE MONTHS ENDED          LATEST
                                                             YEAR ENDED       SEPTEMBER 30,      TWELVE MONTHS ENDED
                                                            DECEMBER 31,   -------------------      SEPTEMBER 30,
                                                                1995         1995       1996            1996
                                                            ------------   --------   --------   -------------------
Other Data
  EBITDA(1)...............................................    $ 17,873     $ 13,742   $ 15,214        $ 19,345
  Ratio of net long-term debt to EBITDA...................                                                4.5x
  Ratio of EBITDA to net cash interest expense(3).........                                                1.9x
  Ratio of earnings to fixed charges(4)...................        0.90x        0.96x      1.20x           1.08x
  Depreciation and amortization...........................    $  7,302     $  5,062   $  5,169        $  7,409
  Purchase accounting adjustments(2)......................         489          489         --              --
  Capital expenditures....................................       4,961        3,678      2,682           3,965


---------------

(1) "EBITDA" is defined herein as earnings before interest, taxes, depreciation, amortization and purchase accounting adjustments. EBITDA is presented because it is a measure of an issuer's ability to service its indebtedness commonly used by certain investors. However, items excluded from EBITDA, such as depreciation and amortization, are significant components in understanding and assessing financial performance, and EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows or as a substitute for measures of performance in accordance with generally accepted accounting principles. For more detailed information regarding cash flows from operating, investing and financial activities, see the Statements of Cash Flows in the accompanying Financial Statements of Stuart and Trade Products included elsewhere in this Prospectus. EBITDA measures presented herein may not be comparable to other similarly titled measures of other companies.

(2) In accordance with the application of the purchase method of accounting to the assets of Bazaar, the finished goods of Bazaar were recorded at fair value. This resulted in the write-up of finished goods inventory of Bazaar which was included in costs of goods sold in the first quarter of 1995 as finished goods were sold during this period. The amount charged to cost of goods sold in 1995 was $489,000.
(3) Net cash interest expense does not reflect amortization expense related to the deferred financing costs on the new debt financing of $100,000,000 Senior Subordinated Notes ($4,750,000), amortized over eight years, and on the new $30,000,000 bank revolving facility ($400,000), amortized over five years.

(4) For purposes of computing pro forma ratios of earnings to fixed charges, pro forma earnings are divided by pro forma fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be interest. A ratio equal to less than 1:1 indicates that "earnings" are inadequate to cover the fixed charges. Pro forma "earnings" for the year ended December 31, 1995 and the nine months ended September 30, 1995 are deficient by $1,096,000 and $300,000, respectively.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                           STUART ENTERTAINMENT, INC.

     The summary historical consolidated financial data set forth below for each of the years ended December 31, 1993, 1994 and 1995 have been derived from, and are qualified by reference to, the audited Consolidated Financial Statements of Stuart, included elsewhere in this Prospectus. The summary historical consolidated financial data for the years ended December 31, 1991 and 1992 has been derived from the audited Consolidated Financial Statements of Stuart that have not been included herein. The summary historical consolidated unaudited financial data set forth below for the nine-month periods ended September 30, 1995 and 1996 have been derived from, and are qualified by reference to, Stuart's unaudited Consolidated Financial Statements included elsewhere herein and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of Stuart for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The summary historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying Consolidated Financial Statements of Stuart and related notes thereto included elsewhere in this Prospectus.

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                          YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                            ----------------------------------------------------    ------------------
                                             1991       1992       1993       1994        1995       1995       1996
                                            -------    -------    -------    -------    --------    -------    -------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA(1)
  Net sales...............................  $40,886    $52,519    $53,937    $59,158    $109,882    $83,916    $81,332
  Cost of goods sold(2)...................   29,057     37,977     40,167     42,987      74,722     57,142     55,966
                                            -------    -------    -------    -------    --------    -------    -------
        Gross profit......................   11,829     14,542     13,770     16,171      35,160     26,774     25,366
  Selling, general and administrative
    expenses..............................    8,551     11,139     12,175     15,303      26,452     20,086     17,647
  Amortization of goodwill................       --         --         61         96         878        630        676
  Termination and discontinuance
    charges(3)............................       --         --         --      2,000         819        800         --
                                            -------    -------    -------    -------    --------    -------    -------
        Income (loss) from operations.....    3,278      3,403      1,534     (1,228)      7,011      5,258      7,043
  Interest expense, net...................      395        646        775      1,045       4,448      3,365      3,286
                                            -------    -------    -------    -------    --------    -------    -------
    Income (loss) before income taxes.....    2,883      2,757        759     (2,273)      2,563      1,893      3,757
  Income tax provision (benefit)..........    1,015      1,037        247       (665)      1,777      1,657      1,334
                                            -------    -------    -------    -------    --------    -------    -------
  Net income (loss).......................  $ 1,868    $ 1,720    $   699(4) $(1,608)   $    786    $   236    $ 2,423
                                            =======    =======    =======    =======    ========    =======    =======
  Net income (loss) per share --primary...  $  0.55    $  0.49    $  0.20    $ (0.45)   $   0.12    $  0.04    $  0.35
  Net income (loss) per share -- fully
    diluted...............................     0.55       0.49       0.20      (0.45)       0.11       0.04       0.35
  Weighted average shares outstanding --
    primary...............................    3,415      3,519      3,524      3,561       6,706      6,682      6,890
  Weighted average shares
    outstanding -- fully diluted..........    3,415      3,519      3,524      3,561       7,053      6,682      6,890

                                                              AT DECEMBER 31,                                 AT
                                            ----------------------------------------------------         SEPTEMBER 30,
                                             1991       1992       1993       1994        1995               1996
                                            -------    -------    -------    -------    --------         -------------
BALANCE SHEET DATA
  Cash and cash equivalents...............  $   339    $   669    $   512    $ 2,116    $    943            $   859
  Working capital.........................    3,947      3,461      3,742     14,454      20,018             22,019
  Total assets............................   28,001     33,764     37,301     88,977      98,994             99,328
  Long-term debt (including current
    portion)..............................    8,837      9,645     11,807     40,898      47,483             44,970
  Stockholders' equity....................   12,206     14,168     15,140     30,153      32,040             35,033

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                          YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                            ----------------------------------------------------    ------------------
                                             1991       1992       1993       1994        1995       1995       1996
                                            -------    -------    -------    -------    --------    -------    -------
OTHER DATA
  EBITDA(5)...............................  $ 4,386    $ 4,693    $ 3,127    $ 1,088    $ 12,117    $ 8,902    $10,203
  Ratio of earnings to fixed charges(6)...     8.30x      5.27x      1.98x     (1.18)x      1.58x      1.56x      2.14x
  Depreciation and amortization...........  $ 1,108    $ 1,290    $ 1,593    $ 1,935    $  4,617    $ 3,155    $ 3,160
  Purchase accounting adjustments(2)......       --         --         --        381         489        489         --
  Capital expenditures....................    4,600      3,600      1,420      2,182       3,409      2,815        950


---------------

(1) On December 13, 1994, Stuart completed the acquisition of Bazaar. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the operating results of Bazaar have been included with Stuart's since the date of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to Notes to Consolidated Financial Statements of Stuart included herein.

(2) In accordance with the application of the purchase method of accounting to the assets of Bazaar, the finished goods of Bazaar were recorded at fair value. This resulted in the write-up of finished goods inventory of Bazaar which was included in costs of goods sold in 1994 and 1995 as finished goods were sold during those periods. The amount charged to cost of goods sold in 1994 was $381,000 and in 1995 was $489,000.

(3) During 1994, Stuart paid $2.0 million to terminate a consulting agreement related to the development of System 12 , and, during 1995, Stuart recorded a one-time pre-tax charge of $819,000 related to costs to shut down its manufacturing facility in the United Kingdom, of which $800,000 was taken in the first nine months of 1995. See Note 8 and Note 10 to Notes to Consolidated Financial Statements of Stuart for the year ended December 31, 1995 contained herein.

(4) Includes $187,000 positive cumulative effect on net income from a change in accounting principle. See Note 1 to Notes to Consolidated Financial Statements of Stuart contained herein.


(5) "EBITDA" is defined herein as earnings before interest, taxes, depreciation, amortization and purchase accounting adjustments. EBITDA is presented because it is a measure of an issuer's ability to service its indebtedness commonly used by certain investors. However, items excluded from EBITDA, such as depreciation and amortization, are significant components in understanding and assessing financial performance, and EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows or as a substitute for measures of performance in accordance with generally accepted accounting principles. For more detailed information regarding cash flows from operating, investing and financing activities, see the Consolidated Statements of Cash Flows in the accompanying Financial Statements of Stuart included elsewhere in this Prospectus. EBITDA measures presented herein may not be comparable to other similarly titled measures of other companies.



(6) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of
    (a) the pre-tax income of the Company and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be interest. A ratio equal to less than 1:1 indicates that "earnings" are inadequate to cover the fixed charges. "Earnings" for the year ended December 31, 1994 are deficient by $2,273,000.

                       SUMMARY HISTORICAL FINANCIAL DATA

                              TRADE PRODUCTS, INC.

     The summary historical financial data set forth below for each of the years ended December 31, 1993, 1994 and 1995 were derived from, and are qualified by reference to, the audited Financial Statements of Trade Products, included elsewhere in this Prospectus. The summary historical financial data for the years ended December 31, 1991 and 1992 has been derived from the audited financial statements of Trade Products that have not been included herein. Set forth below is summary historical unaudited financial data for the nine-month periods ended September 30, 1995 and 1996 that were derived from the unaudited financial statements of Trade Products and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of Trade Products for such periods. Results for the interim periods are not necessarily indicative of results for the full year. The summary historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, the accompanying Financial Statements of Trade Products and related notes thereto included elsewhere in this Prospectus.

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                   -----------------------------------------------   -----------------
                                                    1991      1992      1993      1994      1995      1995      1996
                                                   -------   -------   -------   -------   -------   -------   -------
                                                                         (DOLLARS IN THOUSANDS)
Income Statement Data
  Net sales......................................  $26,467   $30,738   $31,457   $32,494   $36,595   $27,762   $28,544
    Cost of goods sold...........................   15,657    17,078    17,814    19,632    22,807    17,461    17,287
                                                   -------   -------   -------   -------   -------   -------   -------
    Gross profit.................................   10,810    13,660    13,643    12,862    13,788    10,301    11,257
  Selling, general and administrative expenses...    8,268     8,978     9,110     9,743    10,749     7,550     7,856
  Other (income) expense, net....................      (10)     (179)      169       209       (69)     (161)      (67)
  Equipment development expenditures(1)..........       --        --     2,067       358       903        75       185
                                                   -------   -------   -------   -------   -------   -------   -------
  Income from operations.........................    2,552     4,861     2,297     2,552     2,205     2,837     3,283
  Income from settlement of lawsuit..............       --        --        --        --        --        --     2,000
  Interest expense...............................      438       228       379       520       730       553       568
                                                   -------   -------   -------   -------   -------   -------   -------
        Net income(2)............................  $ 2,114   $ 4,633   $ 1,918   $ 2,032   $ 1,475   $ 2,284   $ 4,715
                                                   =======   =======   =======   =======   =======   =======   =======

                                                                   AT DECEMBER 31,                              AT
                                                   -----------------------------------------------         SEPTEMBER 30,
                                                    1991      1992      1993      1994      1995               1996
                                                   -------   -------   -------   -------   -------         -------------
Balance Sheet Data
  Cash and cash equivalents......................  $   137   $   787   $   689   $ 1,184   $   759            $ 1,996
  Working capital................................    4,045     4,521     6,422     6,869     8,030             11,372
  Total assets...................................   14,003    16,950    18,776    20,424    20,219             23,001
  Long-term debt (including current portion).....    4,172     5,221     6,725     8,092     8,522              9,018
  Stockholders' equity...........................    7,263     9,056     8,577     8,406     8,251             11,070

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                   -----------------------------------------------   -----------------
                                                    1991      1992      1993      1994      1995      1995      1996
                                                   -------   -------   -------   -------   -------   -------   -------
Other Data
  EBITDA(3)......................................  $ 3,765   $ 6,202   $ 3,944   $ 4,405   $ 4,168   $ 4,202   $ 4,750
  Adjusted EBITDA(4).............................  $ 3,765   $ 6,202   $ 6,011   $ 4,763   $ 5,071   $ 4,277   $ 4,935
  Depreciation and amortization..................  $ 1,213   $ 1,341   $ 1,647   $ 1,853   $ 1,963   $ 1,365   $ 1,467
  Capital expenditures...........................    1,423     3,350       839     2,922     1,552       863     1,732

---------------

(1) Trade Products recorded expenses related to the development of a new type of manufacturing equipment, which the management of Trade Products determined would result in no future benefit to Trade Products. This asset was not acquired by Stuart in the Trade Acquisition.
(2) Trade Products is an S corporation, and, accordingly, has not been subject to corporate income tax.

(3) "EBITDA" is defined herein as earnings before interest, taxes, depreciation, amortization and income from settlement of lawsuit. EBITDA is presented because it is a measure of an issuer's ability to service its indebtedness commonly used by investors. However, items excluded from EBITDA, such as depreciation and amortization, are significant components in understanding and assessing financial performance, and EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows or as a substitute for measures of performance in accordance with generally accepted accounting principles. For more detailed information regarding cash flows from operating, investing and financing activities, see the Statements of Cash Flows in the accompanying Financial Statements of Trade Products included elsewhere in this Prospectus. EBITDA measures presented herein may not be comparable to other similarly titled measures of other companies.

(4) "Adjusted EBITDA" is defined as EBITDA plus equipment development expenditures, which asset is not acquired by the Company in the Trade Acquisition.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Exchange Notes offered hereby.

SUBSTANTIAL LEVERAGE AND ABILITY TO SERVICE AND REFINANCE DEBT

     In connection with the Transactions, the Company incurred a significant amount of indebtedness. As of September 30, 1996, after giving pro forma effect to the Transactions, the Company's indebtedness would have been approximately $100.8 million and its stockholders' equity would have been $34.4 million. In addition, subject to the restrictions in the New Credit Agreement and the Indenture, the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes.

     The level of the Company's indebtedness could have important consequences to holders of the Exchange Notes, including: (a) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (b) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (c) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. Moreover, since the indebtedness under the New Credit Agreement is subject to variable rates of interest, a substantial increase in interest rates could adversely affect the Company's ability to service its debt obligations. See "Description of New Credit Agreement."

     The Company's ability to pay interest on the Exchange Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company believes that cash flow from operations, together with its other available sources of liquidity, will be adequate to make required payments of principal and interest on its indebtedness, to fund anticipated capital expenditures and to meet working capital requirements, although there is no assurance that this will be the case. To the extent that cash flow from operations is insufficient to satisfy the Company's cash requirements, the Company may obtain funds from additional borrowings (which may qualify as Senior Indebtedness), raise additional equity capital or acquire other businesses that would provide additional cash (in all such cases to the extent permitted by the New Credit Agreement and the Indenture). No assurance can be given that any of the above actions could be accomplished on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUBORDINATION

     The Exchange Notes will be unsecured and subordinated in right of payment to all Senior Indebtedness of the Company, including indebtedness under the New Credit Agreement. In the event of a bankruptcy, liquidation or reorganization of the Company, its assets will be available to pay obligations on the Exchange Notes only after all Senior Indebtedness has been paid in full. There may not be sufficient assets remaining to pay amounts due on some or all of the Exchange Notes then outstanding. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, interest on, or any other amounts owing in respect of, the Exchange Notes, or purchase, redeem or otherwise retire the Exchange Notes, if a payment default or a non-payment defaults exists with respect to certain Senior Indebtedness and, in the case of a non-payment default, a payment blockage notice has been received by the Trustee (as defined). The Exchange Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Company's obligations under the New Credit Agreement and to all indebtedness and other obligations of the Company's subsidiaries. As of September 30, 1996, on a pro forma basis after giving effect to the Transactions, the Company would have had approximately $787,000 of Senior Indebtedness, substantially all of which will be secured by the assets of the Company and certain of its subsidiaries. Any indebtedness permitted to be incurred under the Indenture may be Senior Indebtedness. See "Description of Exchange Notes" and "Description of New Credit Agreement."

     The New Credit Agreement permits the Company to pay interest on the Exchange Notes, subject to the subordination provisions of the Indenture, so long as no event of default has occurred under the New Credit Agreement.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Indenture restricts the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments or investments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Indebtedness and senior in right of payment to the Exchange Notes, imposes restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company or any of its subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in an event of default under the New Credit Agreement. If such an event of default occurs, the lenders could elect to declare all amounts borrowed under the New Credit Agreement, together with accrued interest, to be immediately due and payable and to terminate all commitments under the revolving credit facility. If the Company were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. Substantially all of the assets of the Company will be pledged as security under the New Credit Agreement. If the New Credit Agreement indebtedness were to be accelerated, there can be no assurance that such assets would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Description of Exchange Notes -- Certain Covenants" and "Description of New Credit Agreement."

RELIANCE ON BINGO INDUSTRY

     The continued profitability and growth of the Company's business is substantially dependent upon factors beyond the Company's control, including, among others, the continued popularity of bingo as a leisure activity and as a means of charitable fundraising. The bingo industry is a mature industry and there can be no assurance that it will not decline in the future due to an increase in competing forms of entertainment such as lotteries, on-line gaming products and the continued expansion of the legalization by the United States and foreign jurisdictions of casino gaming. In addition, the growth of the use of electronic bingo products could encroach upon the use of bingo paper and ink products, which represent the Company's core business. There can be no assurance that the Company will be able successfully to adapt its core business to such a change in the bingo industry. As a result of such factors, no assurance can be given of the Company's continued growth or profitability. See "The Industry."

COMPETITION

     The markets in which the Company's products compete are extremely competitive. The principal competitive factors in the bingo paper and pulltab ticket markets are quality, service and price. There can be no assurances that the Company will continue to remain competitive in these or other areas. See "Business -- Competition."

RELATIONSHIPS WITH DISTRIBUTORS

     The Company has enjoyed a history of cooperative relationships with most distributors of its products. The failure to maintain these relationships on a widespread basis may have a material adverse effect on the business of the Company.

DEPENDENCE ON KEY PERSONNEL

     The operations of the Company depend to a great extent on the management efforts of its officers and other key personnel and on the ability to attract new key personnel and retain existing key personnel in the future. In particular, competition is intense for highly skilled product development employees, and there can be no assurance that the Company will be successful in attracting and retaining such personnel, or that it will not incur increased costs in order to do so. The Company's failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on the business of the Company. See "Management."


     The Company has entered into an employment agreement with Mr. Barber and a consulting agreement with Len Stuart & Associates, Ltd., pursuant to which Mr. Stuart will provide consulting services to the Company. For a more detailed description of these agreements, see "Management -- Executive Compensation."


TRADE ACQUISITION

     Prior to the Trade Acquisition, which was completed on November 13, 1996, Stuart and Trade Products were under separate ownership and management, and their businesses were conducted separately. There can be no assurance that Stuart will be able to successfully integrate the management, staffs, operations and accounting and management information systems of Trade Products with its own. There can also be no assurance that the Company will realize enhanced product development, manufacturing, marketing, distribution or management capabilities as a result of the Trade Acquisition.

GOVERNMENT REGULATION

     The Company is subject to regulation by authorities in most jurisdictions in which its bingo, bingo-related products and electronic gaming systems are sold or used by persons or entities licensed to conduct gaming activities. The gaming regulatory requirements vary from jurisdiction to jurisdiction, and licensing, other approval or finding of suitability processes with respect to the Company, its personnel and its products can be lengthy and expensive. Many jurisdictions have comprehensive licensing, reporting and operating requirements with respect to the sale and manufacture of bingo and bingo-related products, including bingo paper, ink dabbers and electronic bingo hall equipment. These licensing requirements have a direct impact on the conduct of the day-to-day operations of the Company. Generally, gaming regulatory authorities may deny applications for licenses, other approvals or findings of suitability for any cause they may deem reasonable. There can be no assurance that the Company, its products or its personnel will receive or be able to maintain any necessary gaming licenses, other approvals or findings of suitability. The loss of a license in a particular state will prohibit the Company from selling products in that state. The loss of one or more licenses held by the Company could have an adverse effect on the Company's business. Loss of one or more licenses for an extended period may have an adverse effect on the Company's business, and the loss of one license could result in the loss of other licenses by the Company.


     The Indian Gaming Regulatory Act of 1988 ("IGRA") defines Class II gaming to include "the game of chance commonly known as bingo, whether or not electronic, computer or other technologic aids are used in connection therewith," and defines Class III gaming devices to include "electronic or electromechanical facsimiles of any game of chance or slot machines of any kind." The Company believes that Power Bingo King(TM) and System 12(TM), which are designed to be played in conjunction with traditional paper bingo products, should properly be classified as Class II games. The Company has applied for an advisory opinion from the National Indian Gaming Commission (the "NIGC") that System 12(TM) is a Class II game, as defined by IGRA, but has not yet received such designation. The Company has not applied for or received any advisory opinion by the NIGC that Power Bingo King(TM) is a Class II game. It is possible that one or more regulatory authorities could take the position that Power Bingo King(TM) or System 12(TM) should be classified as Class III devices. If either of the Company's electronic gaming systems were classified as Class III devices, these products could not be sold to Indian casinos that did not meet the requirements of IGRA and their host state for carrying Class III devices. Such a result would have a material adverse effect on the Company's sale of its electronic bingo products. Sales of System 12(TM) to Indian casinos represented approximately 1% and 2% of total Company sales in 1995 and the nine months ended September 30, 1996, respectively.

     Additionally, state and local laws in the United States, and provincial laws in Canada, which govern the sale and use of gaming products, are widely disparate and continually changing due to legislative and administrative actions and court interpretations. Changes in gaming laws through statutory enactment or amendment, court interpretation or administrative action, so as to restrict the manufacture, distribution or use of some or all of the Company's products could have a material adverse effect on the Company's business. See
"Business -- Government Regulation."

EXPOSURE TO FLUCTUATIONS IN PAPER COSTS; RELIANCE ON SUPPLIERS

     The principal raw material used in the Company's business is paper, which is subject to pricing cycles. The cyclical nature of paper pricing may have a material adverse effect on the Company's business.

     For certain of its electronic products, the Company is dependent on suppliers to provide the Company with pans and components in adequate amounts and on a timely basis. The failure of one or more suppliers to meet the Company's performance specifications, quality standards or delivery schedules could have a material adverse effect on the Company's operations.

INTELLECTUAL PROPERTY RIGHTS; LITIGATION

     The Company regards its products as proprietary and relies on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. Defense of intellectual property rights can be difficult and costly, and there can be no assurance that the Company will be able effectively to protect its technology from competitors. In addition, the protections offered by trademark, copyright and trade secret laws may not prevent a competitor from designing games having an appearance and function that closely resemble the Company's games.

     As the number of electronic gaming products in the industry increases, and the uses and functions of these products further overlap, electronic gaming developers may increasingly become subject to infringement claims. The Company may also become subject to infringement claims. Any such claims or litigation could be costly and could result in a diversion of management's attention, which could have a material adverse effect on the Company's business and financial condition. Any settlement of such claims or adverse determinations in such litigation could also have a material adverse effect on the Company's business and financial condition. See "Business -- Intellectual Property" and "-- Legal Proceedings."

NEW PRODUCT DEVELOPMENT; RISK OF OBSOLESCENCE

     The market for certain of the Company's products, particularly for its electronic bingo hall equipment and Video King Gaming Systems products, is characterized by changing technology, new legislation, evolving industry standards and product innovations and enhancements. The introduction of products embodying new technology, the adoption of new legislation, or the emergence of new industry standards could render existing products obsolete or unmarketable. The Company's continued ability to anticipate such changes and to develop and introduce or obtain the rights to technological advancements and new products that will gain customer acceptance may be a significant factor in the Company's ability to expand, remain competitive or attract and retain customers. The Company's business may be adversely affected if the Company incurs delays in developing new products or enhancements or if such products or enhancements do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

CONCENTRATION OF OWNERSHIP

     Morgan Lewis Githens & Ahn, Inc., an investment banking firm ("MLGA"), and its affiliates own approximately 46.5% of the Company's outstanding common stock (the "Common Stock"). In addition, Leonard A. Stuart, Albert F. Barber and Timothy R. Stuart collectively own approximately 18.4% of the outstanding Common Stock. Therefore, MLGA and management of the Company have effective control of all matters submitted to the stockholders of the Company, including the election of the Board of Directors of the Company. See "Security Ownership of Certain Beneficial Owners and Management."

REGULATORY REDEMPTION

     If the ownership of any of the Exchange Notes by any person or entity will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming license, permit or approval, or result in the imposition of burdensome terms or conditions on such license, permit or approval, as determined by any governmental authority or the Board of Directors of the Company, such holder shall be required to dispose of such Exchange Notes within a specified time and, if the holder of the Exchange Notes fails to dispose of them within such time, the Company shall have the right to redeem the Exchange Notes at a price, without accrued interest, if any, equal to the lowest of the holder's cost, the principal amount of such Exchange Notes or the average of the current market prices of such Exchange Notes. See "Description of Exchange Notes -- Mandatory Disposition or Redemption Pursuant to Gaming Laws."

FRAUDULENT TRANSFER STATUTES

     The obligations of the Company under the Exchange Notes may be subject to review under state or federal fraudulent transfer laws in the event of the bankruptcy or other financial difficulty of the Company. Under those laws, if a court in a lawsuit brought by an unpaid creditor or representative of creditors of the Company, such as a trustee in a bankruptcy or the Company as debtor-in-possession, were to find that at the time the Company issued the Exchange Notes, it either (a) was insolvent, (b) was rendered insolvent, (c) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (d) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, such court could avoid the Exchange Notes and the Company's obligations thereunder, and direct the return of any amounts paid thereunder to the Company or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in any of clauses (a) through (d), the court could avoid the Exchange Notes and direct such repayment if it found that the Exchange Notes were incurred with actual intent to hinder, delay or defraud the Company's creditors.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

CHANGE OF CONTROL

     A Change of Control (as defined in the Indenture) could require the Company to refinance substantial amounts of indebtedness. Upon the occurrence of a Change of Control, the holders of the Exchange Notes would be entitled to require the Company to repurchase the Exchange Notes at a purchase price equal to 101% of the principal amount of such Exchange Notes, plus accrued and unpaid interest, if any, to the date of purchase. The source of funds for any such repurchase will be the Company's available cash or cash generated from operating or other sources, including borrowing, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that restrictions in the New Credit Agreement will allow the Company to make such required repurchases. The effect of such requirements may make it more difficult or delay attempts by others to obtain control the Company. See "Description of Exchange Notes -- Change in Control."

LACK OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

     There is no public market for the Exchange Notes and the Company does not intend to apply for listing of the Exchange Notes on any national securities exchange or for quotation of the Exchange Notes through the Nasdaq National Market System. The Company has been advised by the Initial Purchasers that, following the completion of the Exchange Offer, the Initial Purchasers presently intend to make a market in the Exchange Notes; however, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. In addition, such market making activity will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No assurance can be given as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes, or the price at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, Holders of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any Holder of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

RESTRICTIONS ON TRANSFER

     The Notes were offered and sold by the Company in a private offering exempt from registration pursuant to the Securities Act and have been resold pursuant to Rule 144A under the Securities Act and to a limited number of other institutional "accredited investors" (as defined in Rule 501(a) (1), (2), (3) or
(7) under the Securities Act). As a result, the Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act, or pursuant to an applicable exemption from such registration, and the Notes are legended to restrict transfer as aforesaid. Each Holder (other than any Holder who is an affiliate or promoter of the Company) who duly exchanges Notes for Exchange Notes in the Exchange Offer will receive Exchange Notes that are freely transferable under the Securities Act. Holders of Notes who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each Holder of Notes accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. If existing Commission interpretations permitting free transferability of the Exchange Notes following the Exchange Offer are changed prior to consummation of the Exchange Offer, the Company will use its best efforts to register the Notes for resale under the Securities Act. See "Prospectus
Summary -- The Exchange Offer" and "Exchange Offer and Registration Rights."

     The Notes currently may be sold pursuant to the restrictions set forth in Rule 144A under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Notes could be adversely affected.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes to be the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and are incorporated herein by reference.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were sold by the Company on November 13, 1996 (the "Issue Date"), and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to institutional investors that are accredited investors in a manner exempt from registration under the Securities Act. In connection with the Note Offering, the Company entered into the Registration Rights Agreement, which requires, among other things, that not later than 45 days following the Issue Date the Company (i) file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Company identical in all material respects (other than transfer restrictions) to the Notes (which obligation has been satisfied by the filing of the Registration Statement of which this Prospectus is a part), (ii) use its best efforts to cause such registration statement to become effective under the Securities Act within 135 days after the Issue date, and (iii) upon the effectiveness of that registration statement, offer to the Holders of the Notes the opportunity to exchange their Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Any Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Company anticipates that most Holders of Notes will elect to exchange such Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof, and (ii) the holders of the Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     Holders of Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See " -- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under " -- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business day period.

     If the Company does not consummate the Exchange Offer, or, in lieu thereof, the Company does not file and cause to become effective a resale shelf registration for the Notes within the time periods set forth herein, liquidated damages will accrue and be payable on the Notes. See "Exchange Offer and Registration Rights."

     Without limiting the manner in which the Company may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON EXCHANGE NOTES

     The Exchange Notes will bear interest from November 13, 1996, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent Interest Payment Date to which interest on such Notes has been paid). Accordingly, holders of Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Notes at the time of tender, but such interest will be payable on the first Interest Payment Date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually on each May 15 and November 15, commencing on May 15, 1997.

PROCEDURES FOR TENDERING

     Only a Holder of Notes may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder will make to the Company the representation set forth below in the second paragraph under the heading " -- Resale of Exchange Notes."

     The tender by a Holder and the acceptance thereof by the Company will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Notes listed therein, such Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Notes at the DTC for the purpose of facilitating the

Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the DTC may make book-entry delivery of the Notes by causing the DTC to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with the DTC's procedures for such transfer. Although delivery of the Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, a Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the DTC to be credited), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (b) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable judgment that any of the conditions are not satisfied, the Company may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "-- Withdrawals of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, the Company will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     Marine Midland Bank will act as Exchange Agent for the Exchange Offer with respect to the Notes.

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

     By Registered or Certified Mail, Overnight Mail or Courier Service or in Person by Hand:

     Marine Midland Bank
     140 Broadway-A Level
     Corporate Trust Department
     New York, New York 10005-1180

     By Facsimile:

     (212) 658-6425

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount of the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities

Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     By tendering in the Exchange Offer, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the registered Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and (iii) the Holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder or such other person incurring liability under the Securities Act for which such Holder or such other person is not indemnified by the Company. Further, by tendering in the Exchange Offer, each Holder and such other person that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company will represent to the Company that such Holder and such other person understand and acknowledge that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder or such other person without registration under the Securities Act or an exemption therefrom.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Company will have fulfilled one of its obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for Exchange Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) pursuant to an effective registration statement under the Securities Act, (iii) so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, (iv) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (v) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (vi) to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any State or other jurisdiction. See "Risk
Factors -- Restrictions on Transfer."

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     The Company may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

     In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Company has filed the appropriate registrations and notices, and has made the appropriate requests, to permit the Exchange Offer to be made in such State.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Note should consult his, her or its own tax advisor as to the particular tax consequences of exchanging such Holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss upon the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Notes exchanged therefor.

     See also "Certain Income Tax Considerations."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996, pro forma as of such date to give effect to the Transactions. This table should be read in conjunction with "Selected Historical Consolidated Financial Data -- Stuart Entertainment," "Selected Historical Financial Data -- Trade Products," "Unaudited Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of Stuart and Trade Products and related notes thereto appearing elsewhere in this Prospectus.

                                                              HISTORICAL    PRO FORMA
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):(1)
  Existing Bank Credit Agreement:(2)
     Revolving Facility.....................................   $22,987      $     --
     Term Facility..........................................     9,872            --
  New Credit Agreement(3)...................................        --            --
  Other debt................................................    12,111           787
  Senior Subordinated Notes due 2004........................        --       100,000
                                                               -------      --------
          Total debt........................................    44,970       100,787
Stockholders' equity(4).....................................    35,033        34,387
                                                               -------      --------
          Total capitalization..............................   $80,003      $135,174
                                                               =======      ========

---------------

(1) See Note 5 to Notes to Consolidated Financial Statements of Stuart and Note 6 to Notes to Financial Statements of Trade Products for a description of the Company's long-term indebtedness.

(2) In conjunction with the closing of the Trade Acquisition and Note Offering, the Company repaid all existing bank revolving and term facilities and certain other debt instruments.

(3) The Company amended and restated its credit agreement (the New Credit Agreement). See "Description of New Credit Agreement."

(4) Adjusted to reflect the decrease in stockholders' equity due to the write-off of existing deferred financing costs, net of income taxes, and the increase in stockholders' equity to reflect the value of the warrants being issued in the Trade Acquisition.

                       UNAUDITED PRO FORMA FINANCIAL DATA

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.

     The following unaudited pro forma financial data are based on the historical financial statements of Stuart and Trade Products for the year ended December 31, 1995 and the nine-month periods ended September 30, 1995 and 1996. The pro forma financial statements have been prepared to give effect to the Transactions.

     The accompanying Unaudited Condensed Combined Pro Forma Income Statements for the year ended December 31, 1995 and for the nine-month periods ended September 30, 1995 and 1996 have been presented on the assumption that the Transactions occurred on January 1, 1995. The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1996 has been presented on the assumption that the Transactions occurred as of September 30, 1996.

     These unaudited pro forma financial statements are not necessarily indicative of the results of operations that would have been reported if the Transactions had occurred at the time presented and are not necessarily indicative of the results that will be achieved for future periods as a result of the Transactions. The unaudited pro forma financial statements and the related notes should be read in conjunction with the Financial Statements and the Notes thereto of Stuart and Trade Products included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996


                                                          HISTORICAL                 PRO FORMA
                                                   ------------------------   -----------------------
                                                   STUART    TRADE PRODUCTS   ADJUSTMENTS    COMBINED
                                                   -------   --------------   -----------    --------
                                                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                         DATA)
INCOME STATEMENT DATA
  Net sales......................................  $81,332      $28,544         $    --      $109,876
  Cost of goods sold.............................   55,966       17,287             130 (e)    73,586
                                                                                    203 (a)
                                                   -------      -------         -------      --------
  Gross profit...................................   25,366       11,257            (333)       36,290
  Selling, general, and administrative
     expenses....................................   18,323        7,974             (52)(a)    26,245
                                                   -------      -------         -------      --------
  Income from operations.........................    7,043        3,283            (281)       10,045
  Income from settlement of lawsuit..............       --        2,000          (2,000)(i)        --
  Interest expense, net..........................    3,286          568           4,517 (b)     8,371
                                                   -------      -------         -------      --------
  Income before income taxes.....................    3,757        4,715          (6,798)        1,674
  Income tax provision...........................    1,334           --            (720)(c)       614
                                                   -------      -------         -------      --------
  Net income.....................................  $ 2,423      $ 4,715         $(6,078)     $  1,060
                                                   =======      =======         =======      ========
Net income per share -- primary..................  $  0.35                                   $   0.15
Net income per share -- fully diluted............     0.35                                       0.15
Weighted average shares outstanding -- primary...    6,890                                      6,890
Weighted average shares outstanding -- fully
  diluted........................................    6,890                                      6,890
OTHER DATA
  EBITDA.........................................                                            $ 15,214
  Ratio of EBITDA to net cash interest
     expense(d)..................................                                                2.0x
  Ratio of earnings to fixed charges(h)..........    2.14x                                      1.20x
  Depreciation and amortization..................                                            $  5,169
  Purchase accounting adjustments................                                                  --
  Capital expenditures...........................                                               2,682
  Net sales -- product line
     Bingo paper.................................  $42,860      $ 4,498         $    --      $ 47,358
     Pulltab tickets.............................   18,726       20,302              --        39,028
     Ink dabbers.................................    7,547          599              --         8,146
     Bingo hall equipment........................    5,155          752              --         5,907
     General merchandise.........................    3,071           --              --         3,071
     Video King gaming systems...................    3,973           --              --         3,973
     Promotional marketing.......................       --        2,393              --         2,393


   See notes to unaudited pro forma condensed combined financial statements.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995


                                                    HISTORICAL                     PRO FORMA
                                           ----------------------------   ---------------------------
                                            STUART      TRADE PRODUCTS     ADJUSTMENTS      COMBINED
                                           ---------   ----------------   -------------    ----------
                                            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA
  Net sales.............................     $83,916        $27,762           $    --        $111,678
  Cost of goods sold....................      57,142         17,461              (350)(e)      74,456
                                                                                  203 (a)
                                             -------        -------           -------        --------
  Gross profit..........................      26,774         10,301               147          37,222
  Selling, general, and administrative
     expenses...........................      20,716          7,464                51 (a)      28,231
  United Kingdom charge.................         800             --                --             800
                                             -------        -------           -------        --------
  Income from operations................       5,258          2,837                96           8,191
  Interest expense, net.................       3,365            553             4,573 (b)       8,491
                                             -------        -------           -------        --------
  Income (loss) before income taxes.....       1,893          2,284            (4,477)           (300)
  Income tax provision..................       1,657             --              (767)(c)         890
                                             -------        -------           -------        --------
  Net income (loss).....................     $   236        $ 2,284           $(3,710)       $ (1,190)
                                             =======        =======           =======        ========
Net income (loss) per share --primary...     $  0.04                                         $  (0.18)
Net income (loss) per share -- fully
  diluted...............................        0.04                                            (0.18)
Weighted average shares
  outstanding -- primary................       6,682                                            6,682
Weighted average shares
  outstanding -- fully diluted..........       6,682                                            6,682
OTHER DATA
  EBITDA................................                                                     $ 13,742
  Ratio of EBITDA to net cash interest
     expense(d).........................                                                         1.9x
  Ratio of earnings to fixed
     charges(h).........................       1.56x                                            0.96x
  Depreciation and amortization.........                                                     $  5,062
  Purchase accounting adjustments.......                                                          489
  Capital expenditures..................                                                        3,678
  Net sales -- product line
     Bingo paper........................     $44,274        $ 3,758           $    --        $ 48,032
     Pulltab tickets....................      19,786         20,383                --          40,169
     Ink dabbers........................       9,299            415                --           9,714
     Bingo hall equipment...............       5,393            626                --           6,019
     General merchandise................       3,747             --                --           3,747
     Video King gaming systems..........       1,417             --                --           1,417
     Promotional marketing..............          --          2,580                --           2,580


   See notes to unaudited pro forma condensed combined financial statements.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                      FOR THE YEAR ENDED DECEMBER 31, 1995


                                                   HISTORICAL                     PRO FORMA
                                          ----------------------------    --------------------------
                                           STUART      TRADE PRODUCTS     ADJUSTMENTS      COMBINED
                                          ---------    ---------------    ------------     ---------
                                           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA
  Net sales.............................   $109,882        $36,595           $    --        $146,477
  Cost of goods sold....................     74,722         22,807              (400)(e)      97,399
                                                                                 270(a)
                                           --------        -------           -------        --------
  Gross profit..........................     35,160         13,788               130          49,078
  Selling, general, and administrative
     expenses...........................     27,330         11,583              (736)(a)      38,177
  United Kingdom charge.................        819             --                --             819
                                           --------        -------           -------        --------
  Income from operations................      7,011          2,205               866          10,082
  Interest expense, net.................      4,448            730             6,000(b)       11,178
                                           --------        -------           -------        --------
  Income (loss) before income taxes.....      2,563          1,475            (5,134)         (1,096)
  Income tax provision..................      1,777             --            (1,286)(c)         491
                                           --------        -------           -------        --------
  Net income (loss).....................   $    786        $ 1,475           $(3,848)       $ (1,587)
                                           ========        =======           =======        ========
  Net income (loss) per
     share -- primary...................   $   0.12                                         $  (0.24)
  Net income (loss) per share -- fully
     diluted............................       0.11                                            (0.23)
  Weighted average shares
     outstanding -- primary.............      6,706                                            6,706
  Weighted average shares
     outstanding -- fully diluted.......      7,053                                            7,053

OTHER DATA
  EBITDA................................                                                    $ 17,873
  Ratio of EBITDA to net cash interest
     expense(d).........................                                                        1.8x
  Ratio of earnings to fixed
     charges(h).........................      1.58x                                            0.90x
  Depreciation and amortization.........                                                    $  7,302
  Purchase accounting adjustments.......                                                         489
  Capital expenditures..................                                                       4,961

  Net sales -- product line
     Bingo paper........................   $ 58,522        $ 5,237           $    --        $ 63,759
     Pulltab tickets....................     26,916         26,790                --          53,706
     Ink dabbers........................     12,014            583                --          12,597
     Bingo hall equipment...............      5,757            796                --           6,553
     General merchandise................      4,988             --                --           4,988
     Video King gaming systems..........      1,685             --                --           1,685
     Promotional marketing..............         --          3,189                --           3,189


   See notes to unaudited pro forma condensed combined financial statements.

             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.
                            AS OF SEPTEMBER 30, 1996

                                     ASSETS


                                                                           PRO FORMA
                                        HISTORICAL                       COMBINED PRIOR          DEBT
                                    ------------------    PURCHASE      TO NOTE OFFERING   RECAPITALIZATION
                                               TRADE      PRO FORMA      AND NEW CREDIT       PRO FORMA        PRO FORMA
                                    STUART    PRODUCTS   ADJUSTMENTS       AGREEMENT         ADJUSTMENTS      CONSOLIDATED
                                    -------   --------   -----------    ----------------   ----------------   ------------
                                                          (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
Current Assets:
  Cash and cash equivalents.......  $   859   $ 1,996     $(37,357)(f)      $(36,502)          $100,000 (g)     $ 13,534
                                                            (2,000)(f)(i)                       (49,964)(g)
  Trade and notes receivables,
     net..........................   21,345     7,998         (149)(f)        29,194                 --           29,194
  Inventories.....................   22,252     5,103        2,551 (f)        29,906                 --           29,906
  Other current assets............    2,762        97           --             2,859                 --            2,859
                                    -------   -------     --------          --------           --------         --------
          Total current assets....   47,218    15,194      (36,955)           25,457             50,036           75,493
Property, plant and equipment,
  net.............................   19,943     7,103        1,788 (f)        28,834                              28,834
Intangible assets.................   29,940        --       15,414 (f)        45,354             (1,348)(g)       49,156
                                                                                                  5,150 (g)
Other assets......................    2,227       704         (151)(f)         2,780                 --            2,780
                                    -------   -------     --------          --------           --------         --------
          Total Assets............  $99,328   $23,001     $(19,904)         $102,425           $ 53,838         $156,263
                                    =======   =======     ========          ========           ========         ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current portion of long-term
     debt and other current
     debt.........................  $ 8,795   $ 1,008     $ (1,008)(f)      $  8,795           $ (8,401)(g)     $    394
  Bazaar purchase price
     adjustment...................      454        --           --               454               (454)(g)           --
  Trade payables..................   12,790     1,270           --            14,060                 --           14,060
  Accrued and other liabilities...    3,160     1,543          (46)(f)         4,657               (549)(g)        4,108
                                    -------   -------     --------          --------           --------         --------
          Total current
            liabilities...........   25,199     3,821       (1,054)           27,966             (9,404)          18,562
Long-Term Debt:
  Related Party...................    5,000        --           --             5,000             (5,000)(g)           --
  Other...........................   31,175     8,010       (8,010)(f)        31,175            (30,782)(g)      100,393
                                                                                                100,000 (g)
                                    -------   -------     --------          --------           --------         --------
          Total long-term debt....   36,175     8,010       (8,010)           36,175             64,218          100,393
Other long-term liabilities.......       --       100         (100)(f)            --                 --               --
Deferred income taxes.............    2,642        --           --             2,642                 --            2,642
Deferred income...................      279        --           --               279                 --              279
Stockholders' Equity:
  Common stock -- $0.01 par
     value........................       69         8           (8)(f)            69                 --               69
  Additional paid-in capital......   26,909       257         (257)(f)        27,239                 --           27,239
                                                               330 (f)
  Retained earnings...............    8,244    10,805      (10,805)(f)         8,244               (976)(g)        7,268
  Treasury stock (56,260 shares at
     cost)........................     (189)       --           --              (189)                --             (189)
                                    -------   -------     --------          --------           --------         --------
          Total Stockholders'
            Equity................   35,033    11,070      (10,740)           35,363               (976)          34,387
                                    -------   -------     --------          --------           --------         --------
          Total Liabilities and
            Stockholders'
            Equity................  $99,328   $23,001     $(19,904)         $102,425           $ 53,838         $156,263
                                    =======   =======     ========          ========           ========         ========


   See notes to unaudited pro forma condensed combined financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.

     The accompanying unaudited pro forma condensed combined financial statements reflect the following adjustments:

          (a) To reflect the following adjustments to cost of goods sold and selling, general and administrative expenses.


                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                    YEAR ENDED          ------------------
                                                 DECEMBER 31, 1995       1995        1996
                                                 -----------------      ------      ------
                                                          (DOLLARS IN THOUSANDS)
Cost of Goods Sold(1)
  Additional depreciation expense(2)...........         $ 270            $ 203       $ 203
                                                        =====            =====       =====
Selling, General and Administrative Expenses,
  Net additional depreciation expense(2).......         $  67            $  50       $  50
  Decrease in salaries(3)......................          (294)            (220)       (213)
  Elimination of costs of assets not
     acquired(4)...............................          (894)             (68)       (178)
  Additional amortization on goodwill(5).......           385              289         289
                                                        -----            -----       -----
  Total selling, general and administrative
     expenses, net.............................         $(736)           $  51       $ (52)
                                                        =====            =====       =====


---------------

(1) The Company anticipates incurring a one-time non-cash charge in the first four months after the completion of the Note Offering of approximately $2,551,000 that is not reflected in these adjustments. This charge is related to the application of the purchase method of accounting to the finished goods inventory of Trade Products that will be sold by the Company after the completion of the Note Offering.

(2) To reflect additional depreciation expenses on the write-up of property, plant and equipment from historical cost to fair value ($2,023,000) with an average life of six years (80% of which is manufacturing related and charged to cost of goods sold).

(3) To reflect the decrease in the salaries of certain Trade Products officers, which were $500,000 for the year ended December 31, 1995, and $375,000 for the nine months ended September 30, 1995 and 1996, compared to salaries after the Trade Acquisition of $206,000 for the year ended December 31, 1995, $154,500 for the nine months ended September 30, 1995 and $162,000 for the nine months ended September 30, 1996.

(4) To reflect the elimination of costs, which includes the write-off of assets and legal costs, associated with assets not acquired by the Company in the Trade Acquisition.

(5) To reflect additional amortization expense on goodwill of $15,414,000 over a 40-year period.


          (b) To reflect the incremental change to interest expense. The incremental change in based upon the portion of the proceeds of the Note Offering which were used to pay the purchase price of the Trade Acquisition, and to repay in full all existing revolving credit and term facilities and certain outstanding debt instruments ($87,321,000) at 12 1/2% for the applicable periods, plus interest charged on the $787,000 of existing debt retained by the Company and the incremental amortization expense related to the deferred financing costs associated with the transactions. (See Note g to Notes to Unaudited Pro Forma Condensed Combined Financial Statements).



          (c) The pro forma adjustment reflects (i) Trade Products pre-tax income subject to corporate income taxes at a marginal income tax rate of 36% for the periods presented (Trade Products is an S corporation and, accordingly, has not been subject to corporate income taxes), and (ii) income tax expenses on the pro forma adjustments which affect taxable income.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.


          (d) Net cash interest expense does not reflect amortization expense related to the deferred financing costs on the new debt financing of $100,000,000 Senior Subordinated Notes ($4,750,000), amortized over eight years, and on the new $30,000,000 bank revolving facility ($400,000), amortized over five years.



          (e) To reflect Trade Products' inventory on a FIFO
     (first-in-first-out) basis versus the historical LIFO (last-in-first-out) basis.



          (f) To reflect the Trade Acquisition for a total purchase price of $37,579,000 plus an amount equal to the increase in Trade Products' stockholders' equity between September 30, 1996 and the closing date of the Trade Acquisition (currently estimated at $108,000). The purchase price was paid as follows: (i) $28,145,000 in cash to Trade Products; (ii) the amount attributable to the increase if any, in Trade Products' stockholder equity is expected to be paid in cash within 120 days after closing; (iii) $9,104,000 to Trade Products' bank in payment of Trade Products' existing debt; and (iv) issuance of warrants to acquire 300,000 shares of the Company's common stock, par value $0.01 per share, with an exercise price of $7.75 per share (valued at $330,000). Adjustments to reflect the preliminary estimate of the fair value of net assets under purchase accounting will result in an increase to property, plant and equipment of $2,023,000, goodwill of $15,414,000 and inventory of $2,551,000. In addition, Trade Products' historical stockholders' equity will be eliminated and certain assets and liabilities including cash of $2,000,000 and property, plant and equipment of $235,000 will not be purchased.


          The purchase price was allocated at the consummation of the Trade Acquisition and might be revised for a period of up to one year. Nevertheless, management believes the final impact on its results should not be materially different from the amounts included in the Unaudited Pro Forma Condensed Combined Financial Statements.


          (g) To give effect to new debt financing of $100,000,000 Senior Subordinated Notes to be used to repay the existing bank revolving and term facilities ($32,859,000), obligations under capital leases ($3,357,000), a subordinated note payable to Mr. Stuart ($5,000,000), notes payable to others ($2,967,000) and Bazaar purchase price adjustment ($454,000), and to pay estimated underwriting commissions, bank facility fees and offering expenses ($5,150,000). The new debt financing of $100,000,000 Senior Subordinated Notes and the creation of the new $30,000,000 bank revolving facility will result in the extinguishment of deferred financing costs of $1,348,000 ($863,000, net of income taxes) on the Prior Credit Agreement (as defined) and establishment of estimated deferred financing costs on the new debt financing of approximately $5,150,000. In addition, the Company will reflect a charge of $113,000, after income taxes of $64,000, relating to penalties on the early extinguishment of existing debt in conjunction with the Note Offering. At September 30, 1996, no amounts were assumed outstanding under the New Credit Agreement.



          (h) For purposes of computing pro forma ratios of earnings to fixed charges, pro forma earnings are divided by pro forma fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company and (b) fixed charges, less capitalized interest. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be interest. Earnings available for fixed charges were insufficient to cover fixed charges by $2,273,000 for the year ended December 31, 1994, and $1,096,000 and $300,000 for the pro forma year ended December 31, 1995 and the pro forma nine months ended September 30, 1995, respectively.



          (i) To reflect the elimination of settled litigation resulting in the recovery of previously expensed costs related to the development of a new type of manufacturing equipment. These assets were not acquired by the Company in the Trade Acquisition.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                           STUART ENTERTAINMENT, INC.

     The selected historical consolidated financial data set forth below for each of the years ended December 31, 1993, 1994 and 1995 have been derived from, and are qualified by reference to, the audited Consolidated Financial Statements of Stuart, included elsewhere in this Prospectus. The selected historical consolidated financial data for the years ended December 31, 1991 and 1992 have been derived from the audited Consolidated Financial Statements of Stuart that have not been included herein. The selected historical consolidated unaudited financial data set forth below for the nine-month periods ended September 30, 1995 and 1996 have been derived from, and are qualified by reference to, Stuart's unaudited Consolidated Financial Statements included elsewhere herein and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of Stuart for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the accompanying Consolidated Financial Statements of Stuart and related notes thereto included elsewhere in this Prospectus.

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                             YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                --------------------------------------------------   -----------------
                                                 1991      1992      1993        1994       1995      1995      1996
                                                -------   -------   -------     -------   --------   -------   -------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA(1)
  Net Sales...................................  $40,886   $52,519   $53,937     $59,158   $109,882   $83,916   $81,332
  Cost of Goods Sold(2).......................   29,057    37,977    40,167      42,987     74,722    57,142    55,966
                                                -------   -------   -------     -------   --------   -------   -------
    Gross Profit..............................   11,829    14,542    13,770      16,171     35,160    26,774    25,366
  Selling, General and Administrative
    Expenses..................................    8,551    11,139    11,470      14,323     26,581    19,786    17,615
  Amortization of Goodwill....................       --        --        61          96        878       630       676
  Termination of Consulting Agreement(3)......       --        --        --       2,000         --        --        --
  United Kingdom Charge(4)....................       --        --        --          --        819       800        --
  Equity in (Earnings) Losses of Joint
    Ventures..................................       --        --       705         980       (129)      300        32
                                                -------   -------   -------     -------   --------   -------   -------
    Income (Loss) from Operations.............    3,278     3,403     1,534      (1,228)     7,011     5,258     7,043
  Interest Expense, Net.......................      395       646       775       1,045      4,448     3,365     3,286
                                                -------   -------   -------     -------   --------   -------   -------
    Income (Loss) before Income Taxes.........    2,883     2,757       759      (2,273)     2,563     1,893     3,757
  Income Tax Provisions (Benefit).............    1,015     1,037       247        (665)     1,777     1,657     1,334
                                                -------   -------   -------     -------   --------   -------   -------
  Net Income (Loss)...........................  $ 1,868   $ 1,720   $   699(5)  $(1,608)  $    786   $   236   $ 2,423
                                                =======   =======   =======     =======   ========   =======   =======
Net income (loss) per share -- primary........  $  0.55   $  0.49   $  0.20     $ (0.45)  $   0.12   $  0.04   $  0.35
Net income (loss) per share -- fully
  diluted.....................................     0.55      0.49      0.20       (0.45)      0.11      0.04      0.35
Weighted average shares
  outstanding -- primary......................    3,415     3,519     3,524       3,561      6,706     6,682     6,890
Weighted average shares outstanding -- fully
  diluted.....................................    3,415     3,519     3,524       3,561      7,053     6,682     6,890

                                                                       AT DECEMBER 31,                        AT
                                                       -----------------------------------------------   SEPTEMBER 30,
                                                        1991      1992      1993      1994      1995         1996
                                                       -------   -------   -------   -------   -------   -------------
BALANCE SHEET DATA
  Cash and Cash Equivalents..........................  $   339   $   669   $   512   $ 2,116   $   943      $   859
  Working Capital....................................    3,947     3,461     3,742    14,454    20,018       22,019
  Total Assets.......................................   28,001    33,764    37,301    88,977    98,994       99,328
  Long-Term Debt (Including Current Portion).........    8,837     9,645    11,807    40,898    47,483       44,970
  Stockholders' Equity...............................   12,206    14,168    15,140    30,153    32,040       35,033

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                   -----------------------------------------------   -----------------
                                                    1991      1992      1993      1994      1995      1995      1996
                                                   -------   -------   -------   -------   -------   -------   -------
OTHER DATA
  EBITDA(6).....................................   $ 4,386   $ 4,693   $ 3,127   $ 1,088   $12,117   $ 8,902   $10,203
  Ratio of earnings to fixed charges(7).........      8.30x     5.27x     1.98x    (1.18)x    1.58x     1.56x     2.14x
  Depreciation and Amortization.................   $ 1,108   $ 1,290   $ 1,593   $ 1,935   $ 4,617   $ 3,155   $ 3,160
  Purchase Accounting Adjustments(2)............        --        --        --       381       489       489        --
  Capital Expenditures..........................     4,600     3,600     1,420     2,182     3,409     2,815       950
  Net Sales -- Product Line:
    Bingo Paper.................................   $23,883   $28,755   $27,822   $29,632   $58,522   $44,274   $42,860
    Pulltab Tickets.............................     6,998    10,188    10,806    12,039    26,916    19,786    18,726
    Ink Dabbers.................................     1,982     4,171     5,508     6,884    12,014     9,299     7,547
    Bingo Hall Equipment........................     6,147     7,116     6,533     6,655     5,757     5,393     5,155
    General Merchandise.........................     1,876     2,248     1,828     1,560     4,988     3,747     3,071
    Video King Gaming Systems...................        --        41     1,440     2,388     1,685     1,417     3,973
  Net Sales -- Geographic(8):
    United States...............................   $40,886   $52,519   $53,937   $57,345   $65,510   $50,894   $49,193
    Canada/Other International..................        --        --        --     1,813    44,372    33,022    32,139


---------------

(1) On December 13, 1994, Stuart completed the acquisition of Bazaar. The acquisition has been accounted for using the purchase method of accounting, and, accordingly, the operating results of Bazaar have been included with Stuart's since the date of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to Notes to Consolidated Financial Statements of Stuart included herein.

(2) In accordance with the application of the purchase method of accounting to the assets of Bazaar, the finished goods of Bazaar were recorded at fair value. This resulted in the write-up of finished goods inventory of Bazaar which was included in cost of goods sold in 1994 and 1995 as finished goods were sold during those periods. The amount charged to cost of goods sold in 1994 was $381,000 and in 1995 was $489,000.

(3) During 1994, Stuart paid $2.0 million to terminate a consulting agreement related to the development of System 12 . See Note 10 to Notes to Consolidated Financial Statements of Stuart contained herein.

(4) During 1995, Stuart recorded a one-time pre-tax charge of $819,000 related to costs to shut down its manufacturing facility in the United Kingdom, of which $800,000 was taken in the first nine months of 1995. See Note 8 to Notes to Consolidated Financial Statements of Stuart for the year ended December 31, 1995 contained herein.

(5) Includes $187,000 positive cumulative effect on net income from a change in accounting principles. See Note 1 to Notes to Consolidated Financial Statements of Stuart contained herein.


(6) "EBITDA" is defined herein as earnings before interest, taxes, depreciation, amortization and purchase accounting adjustments. EBITDA is presented because it is a measure of an issuer's ability to service its indebtedness commonly used by certain investors. However, items excluded from EBITDA, such as depreciation and amortization, are significant components in understanding and assessing financial performance, and EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows or as a substitute for measures of performance in accordance with generally accepted accounting principles. For more detailed information regarding cash flows from operating, investing and financing activities, see the Consolidated Statements of Cash Flows in the accompanying Financial Statements of Stuart included elsewhere in this Prospectus. EBITDA measures presented herein may not be comparable to other similarly titled measures of other companies.



(7) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of
    (a) the pre-tax income of the Company and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be interest. A ratio equal to less than 1:1 indicates that "earnings" are inadequate to cover the fixed charges. "Earnings" for the year ended December 31, 1994 are deficient by $2,273,000.


(8) Geographic classification of sales is determined by the point of origin. As a result international sales are not necessarily reflective of all international distribution.

                         SELECTED HISTORICAL FINANCIAL DATA

                                TRADE PRODUCTS, INC.

     The selected historical financial data set forth below for each of the years ended December 31, 1993, 1994 and 1995 were derived from, and are qualified by reference to, the audited Financial Statements of Trade Products, included elsewhere in this Prospectus. The selected historical financial data for the years ended December 31, 1991 and 1992 has been derived from the audited financial statements of Trade Products that have not been included herein. Set forth below is selected historical unaudited financial data for the nine-month periods ended September 30, 1995 and 1996 that were derived from the unaudited financial statements of Trade Products and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of Trade Products for such periods. Results for the interim periods are not necessarily indicative of results for the full year. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, the accompanying Financial Statements of Trade Products and related notes thereto included elsewhere in this Prospectus.

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                   -----------------------------------------------   -----------------
                                                    1991      1992      1993      1994      1995      1995      1996
                                                   -------   -------   -------   -------   -------   -------   -------
                                                                         (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA
  Net sales......................................  $26,467   $30,738   $31,457   $32,494   $36,595   $27,762   $28,544
  Cost of goods sold.............................   15,657    17,078    17,814    19,632    22,807    17,461    17,287
                                                   -------   -------   -------   -------   -------   -------   -------
        Gross profit.............................   10,810    13,660    13,643    12,862    13,788    10,301    11,257
  Selling, general and administrative expenses...    8,268     8,978     9,110     9,743    10,749     7,550     7,856
  Other (income) expense, net....................      (10)     (179)      169       209       (69)     (161)      (67)
  Equipment development expenditures(1)..........       --        --     2,067       358       903        75       185
                                                   -------   -------   -------   -------   -------   -------   -------
        Income from operations...................    2,552     4,861     2,297     2,552     2,205     2,837     3,283
  Income from settlement of lawsuit(5)...........       --        --        --        --        --        --     2,000
  Interest expense...............................     (438)     (228)     (379)     (520)     (730)     (553)     (568)
                                                   -------   -------   -------   -------   -------   -------   -------
  Net income(2)..................................  $ 2,114   $ 4,633   $ 1,918   $ 2,032   $ 1,475   $ 2,284   $ 4,715
                                                   =======   =======   =======   =======   =======   =======   =======

                                                                            AT DECEMBER 31,                       AS OF
                                                            -----------------------------------------------   SEPTEMBER 30,
                                                             1991      1992      1993      1994      1995         1996
                                                            -------   -------   -------   -------   -------   -------------
BALANCE SHEET DATA
  Cash and cash equivalents...............................  $   137   $   787   $   689   $ 1,184   $   759      $ 1,996
  Working capital.........................................    4,045     4,521     6,422     6,869     8,030       11,372
  Total assets............................................   14,003    16,950    18,776    20,424    20,219       23,001
  Long-term debt (including current portion)..............    4,172     5,221     6,725     8,092     8,522        9,018
  Stockholders' equity....................................    7,263     9,056     8,577     8,406     8,251       11,070

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                               YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                   -----------------------------------------------   -----------------
                                                    1991      1992      1993      1994      1995      1995      1996
                                                   -------   -------   -------   -------   -------   -------   -------
                                                                         (DOLLARS IN THOUSANDS)
OTHER DATA
  EBITDA(3)......................................  $ 3,765   $ 6,202   $ 3,944   $ 4,405   $ 4,168   $ 4,202   $ 4,750
  Adjusted EBITDA(4).............................    3,765     6,202     6,011     4,763     5,071     4,277     4,935
  Depreciation and amortization..................  $ 1,213   $ 1,341   $ 1,647   $ 1,853   $ 1,963   $ 1,365   $ 1,467
  Capital expenditures...........................    1,423     3,350       839     2,922     1,552       863     1,732
  Net Sales-Product Line:
    Pulltab tickets..............................  $22,107   $29,956   $25,651   $25,149   $26,790   $20,383   $20,302
    Bingo paper..................................    1,228     1,730     2,541     2,954     5,237     3,758     4,498
    Promotional marketing........................    3,132     3,052     2,719     3,703     3,189     2,580     2,393
    Bingo hall equipment.........................       --        --       546       688       796       626       752
    Ink dabbers..................................       --        --        --        --       583       415       599

---------------

(1) Trade Products recorded expenses related to the development of a new type of manufacturing equipment, which the management of Trade Products determined would result in no future benefit to Trade Products. This asset was not acquired by Stuart in the Trade Acquisition.

(2) Trade Products is an S corporation, and, accordingly, has not been subject to corporate income tax.


(3) "EBITDA" is defined herein as earnings before interest, taxes, depreciation, amortization and income from settlement of lawsuit. EBITDA is presented because it is a measure of an issuer's ability to service its indebtedness commonly used by investors. However, items excluded from EBITDA, such as depreciation and amortization, are significant components in understanding and assessing financial performance, and EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows or as a substitute for measures of performance in accordance with generally accepted accounting principles. For more detailed information regarding cash flows from operating, investing and financing activities, see the Statements of Cash Flows in the accompanying Financial Statements of Trade Products included elsewhere in this Prospectus. EBITDA measures presented herein may not be comparable to other similarly titled measures of other companies.


(4) "Adjusted EBITDA" is defined as EBITDA plus equipment development expenditures, which asset is not acquired by the Company in the Trade Acquisition.

(5) Trade Products settled litigation resulting in the recovery of $2,000,000 of previously expensed costs relating to the development of a new type of manufacturing equipment.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains, in addition to historical information, forward-looking statements that include risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that might cause such a difference include those discussed below, as well as general economic and business conditions, regulatory changes, competition, the acceptance of new product offerings and other factors discussed elsewhere in this Prospectus. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

GENERAL

     The Company's business strategy is to enhance its position as North America's leading manufacturer of a full line of bingo and bingo-related products. The Company maintains an ongoing product development program focused on enhancing existing product lines, creating product line extensions and developing new products. Historically, Stuart has successfully integrated acquisitions and strategic alliances into its growth strategy, such as the acquisition of Bazaar in 1994 (the "Bazaar Acquisition") which broadened its Canadian customer base. In 1995, Stuart acquired Reliable (the "Reliable Acquisition") in order to expand its customer base and to acquire the rights to Reliable's patented manufacturing technology. The Trade Acquisition is expected to expand Stuart's pulltab ticket product line and increase its pulltab ticket market share in the United States. The results of operations of Bazaar and Reliable have been consolidated since the date of the Bazaar Acquisition and the Reliable Acquisition, respectively. See "Business -- History of Stuart."

     Results for the year ended December 31, 1995 include two one-time charges:
(a) a charge of $489,000 to cost of goods sold related to the application of purchase accounting to the finished goods of Bazaar that were sold in the first quarter of 1995 and (b) a one-time pre-tax charge of $819,000 related to the discontinuance of operations of Stuart Entertainment Limited ("Stuart Entertainment England"), a joint venture between Stuart and Bazaar to manufacture products in the United Kingdom. In 1995, Stuart Entertainment England recorded losses of $2.1 million which included the one-time pre-tax charge of $819,000 (see "Note 8 to Notes to Consolidated Financial Statements of Stuart").

     Results for the year ended December 31, 1994 include two one-time charges:
(a) a charge of $381,000 to cost of goods sold related to the application of purchase accounting to the finished goods of Bazaar that were sold during the period of December 14, 1994 through December 31, 1994 and (b) a $2.0 million charge relating to the termination of a consulting agreement (see "Note 10 to Notes to Consolidated Financial Statements of Stuart"). In addition, Stuart had several transactions and adjustments in the fourth quarter of 1994 that negatively impacted earnings for the year ended December 31, 1994 (see "Note 16 to Notes to Consolidated Financial Statements of Stuart").

     The Company will incur a one-time non-cash charge to cost of goods sold in the first four months after the completion of the Note Offering of approximately $2.6 million. The non-cash charge to cost of goods sold relates to the application of purchase accounting to the finished goods inventory of Trade Products that will be sold by the Company after the completion of the Note Offering.

     In connection with the Note Offering, the Company expects to record an extraordinary loss in the fourth quarter of 1996 of approximately $1.0 million, net of income taxes, to write off unamortized debt issuance costs on the Prior Credit Agreement (see "Note h to Notes to Unaudited Pro Forma Condensed Combined Financial Statements").

ACQUISITION OF TRADE PRODUCTS, INC.

     On November 13, 1996, Stuart acquired substantially all of the assets and assumed certain specified liabilities of Trade Products, the leading manufacturer of pulltab tickets in the United States and a manufacturer of other gaming products. The purchase price was $37.2 million plus the issuance of ten year warrants to acquire 300,000 shares of Common Stock with an exercise price of $7.75 per share. In addition, the purchase price is subject to adjustment to the extent Trade Products' total stockholders' equity, as reflected on its audited financial statements as of the closing date of the Trade Acquisition, is greater or less than Trade Products' total stockholders' equity as reflected on its financial statements as of September 30, 1996.

     Concurrently with the consummation of the Trade Acquisition, Stuart entered into a consulting agreement with Harry Poll, Chairman and Chief Executive Officer of Trade Products, and an employment agreement with Ronald G. Rudy, President of Trade Products. Messrs. Poll and Rudy have also be appointed to the Board of Directors of the Company. See "Management." The various agreements between Stuart and Trade Products also contain non-competition provisions whereby Messrs. Poll, Rudy and Harry Wirth, representing all of the stockholders of Trade Products, will not compete with the Company for seven years.

     The following data sets forth operating data from Stuart's Consolidated Statements of Operations and the Unaudited Pro Forma Condensed Combined Income Statements stated as a percentage of net sales.


                                                                                        PRO FORMA
                                                                                          NINE
                                                    HISTORICAL                           MONTHS
                                                    YEARS ENDED         PRO FORMA         ENDED       PRO FORMA LATEST
                                                   DECEMBER 31,         YEAR ENDED    SEPTEMBER 30,   12 MONTHS ENDED
                                               ---------------------   DECEMBER 31,   -------------    SEPTEMBER 30,
                                               1993    1994    1995        1995       1995    1996          1996
                                               -----   -----   -----   ------------   -----   -----   ----------------
Net sales...................................   100.0%  100.0%  100.0%     100.0%      100.0%  100.0%        100.0%
Cost of goods sold..........................    74.5    72.7    68.0       66.5        66.7    67.0          66.7
                                               -----   -----   -----      -----       -----   -----         -----
Gross profit................................    25.5    27.3    32.0       33.5        33.3    33.0          33.3
Selling, general and administrative
  expenses..................................    21.3    24.2    24.2       25.3        24.4    22.8          24.0
Amortization of goodwill....................     0.1     0.1     0.8        0.9         0.8     0.9           0.9
Equity in (earnings) losses of joint
  ventures..................................     1.3     1.7    (0.1)      (0.1)        0.1     0.1           0.1
Termination of consulting agreement.........      --     3.4      --         --          --      --            --
United Kingdom charge.......................      --      --     0.7        0.5         0.7      --            --
                                               -----   -----   -----      -----       -----   -----         -----
Income (loss) from operations...............     2.8%   (2.1)%   6.4%       6.9%        7.3%    9.2%          8.3%
                                               =====   =====   =====      =====       =====   =====         =====


RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 and 1995

  Actual Pre-Trade Acquisition and Pro Forma with Trade Acquisition

     Net Sales. Net sales were $81.3 million for the nine months ended September 30, 1996, a decrease of $2.6 million or 3.1% from $83.9 million for the nine months ended September 30, 1995. The decrease was attributable to a combination of the following: (i) a decrease in sales of $1.2 million related to the shutdown of Stuart Entertainment England; (ii) a decrease in sales of consumable products of $3.9 million due to a slight downturn in sales of consumable products primarily in the United States; and (iii) an increase in electronics and electrical equipment sales of $2.5 million, primarily due to a $2.4 million sale of System 12(TM) electronic bingo and gaming units.

     On a pro forma basis, net sales were $109.9 million for the nine months ended September 30, 1996, a decrease of $1.8 million or 1.6% from approximately $111.7 million for the nine months ended September 30, 1995. Excluding sales of Stuart Entertainment England, on a pro forma basis, net sales for the nine month period ended September 30, 1995 decreased $987,000 or 0.8%.

     Cost of Goods Sold. Cost of goods sold, as a percentage of sales, was 68.8% for the nine months ended September 30, 1996, an increase of 0.7% from 68.1% for the nine months ended September 30, 1995. Excluding the application of a purchase accounting adjustment recorded in the first quarter of 1995 to the finished goods inventory of Bingo Press and Specialty Limited, cost of goods sold for the nine months ended September 30, 1996 increased to 68.8% from 67.5%, partially related to production variances.


     On a pro forma basis, cost of goods sold, as a percentage of sales, was 67.0% for the nine months ended September 30, 1996, an increase of 0.3% from 66.7% for the nine months ended September 30, 1995. Excluding the application of purchase accounting to the finished goods inventory of Bazaar, cost of goods sold for the nine months ended September 30, 1996 increased to 67.0% from 66.2%. Stuart currently anticipates cost of goods sold, as a percentage of sales, will decline in the future as a result of the Trade Acquisition. While both Stuart and Trade Products produce bingo paper, ink products and pulltab tickets, Stuart is a more efficient producer of bingo paper and ink products and Trade Products is a more efficient producer of pulltab tickets. Costs are expected to decline as certain manufacturing operations are consolidated. In addition, the Company is considering various alternatives to enhance its position as a low cost producer, including shifting a greater volume of its bingo paper products to its Mexican facility, thereby taking advantage of lower production costs.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses were $17.6 million for the nine months ended September 30, 1996, a decrease of $2.5 million or 12.1% from $20.1 million for the nine months ended September 30, 1995. SG&A expenses, as a percent of sales, were 21.7% for the nine months ended September 30, 1996, a decrease of 2.2% from 23.9% for the nine months ended September 30, 1995. The decrease in SG&A expenses was due primarily to four factors: (i) the discontinued operation of Stuart Entertainment England in 1995; (ii) consolidated synergies related to the acquisitions of Bazaar and Reliable; (iii) improved bad debt experience; and
(iv) the continued impact of a cost reduction program implemented in 1995.

     On a pro forma basis, SG&A expenses, excluding amortization of goodwill, were $25.6 million for the nine months ended September 30, 1996, a decrease of $2.0 million or 7.2% from $27.6 million for the nine months ended September 30, 1995. SG&A expenses, as a percent of sales, were 22.8% for the nine months ended September 30, 1996, a decrease of 1.6%, from 24.4% for the nine months ended September 30, 1995.

     The Company currently anticipates that SG&A expenses, on a consolidated basis, will decline somewhat, as a percentage of sales, in the future through the elimination of duplicate corporate overhead expenses, functions and facilities.

     United Kingdom Charge. During the second quarter of 1995, Stuart signed a licensing and marketing agreement with Playprint Limited ("Playprint"). This agreement gave Stuart the opportunity to redeploy its assets in the United Kingdom, and discontinue its United Kingdom manufacturing operation. Stuart recorded a one-time pre-tax charge of $800,000 in 1995 related to the costs incurred in the shutdown of the manufacturing facility in the United Kingdom and to consolidate its activities with Playprint. During the first six months of 1995, Stuart Entertainment England recorded losses of $1.7 million, which included the one-time pre-tax charge of $800,000.


  Years Ended December 31, 1995 and 1994


     Net Sales. Net sales were $109.9 million for the year ended December 31, 1995, an increase of $50.7 million or 86.0% from $59.2 million for the year ended December 31, 1994. The sales growth in 1995 was attributable to the inclusion of the operations of Bazaar for the entire year in 1995 versus only the period from the acquisition date of December 13, 1994 to December 31, 1994 in the prior period, which represented $38.6 million of the increase; the inclusion of Reliable's operations which represented $6.3 million of the increase; and the inclusion of sales from Stuart Entertainment England in 1995, which represented $1.3 million of the increase. The remaining $4.4 million increase in 1995 in sales is primarily attributable to increased paper sales of $4.9 million, increases in pulltab ticket and ink sales of $1.0 million, offset by decreases in general merchandise and electrical sales of $1.5 million. Excluding the effect of the Bazaar Acquisition and the Reliable Acquisition, bingo paper unit sales increased 3.4% from 1994 to 1995 while pulltab ticket and ink product unit sales decreased 4.1% and increased 5.1%, from 1994 to 1995, respectively.

     Paper and pulltab ticket sales prices increased approximately 13% and 6%, respectively, from 1994 to 1995. The increase largely reflected raw material price increases which Stuart was not able to offset through other cost reductions. Ink sales prices were down slightly from 1994 due primarily to a shift to the use of lower priced products in the mix of ink products sold.

     Cost of Goods Sold. Cost of goods sold, as a percentage of sales, was 68.0% for the year ended December 31, 1995, a decrease of 4.7% from 72.7% for the year ended December 31, 1994. The decrease is primarily attributable to (a) a lower cost of goods sold percentage for Bazaar sales versus the historical percentage for Stuart, (b) cost savings associated with the movement of more production to Mexico during 1995, resulting in labor cost savings, (c) overall productivity improvements, and (d) cost savings associated with performing certain pulltab ticket manufacturing operations in-house versus outsourcing them. These improvements were partially offset by increases in raw materials, newsprint paper and general labor rates. In addition, the Company recorded certain other transactions and adjustments in the fourth quarter of 1994 that increased cost of goods sold (see "Note 16 to Notes to Consolidated Financial Statements of Stuart").

     During 1994 and 1995, Stuart experienced significant increases in the price of paper products purchased for the manufacturing of bingo paper and pulltab tickets and for packaging. As noted above, Stuart initiated sales price increases on bingo paper and pulltab tickets during this period to the extent that it was not able to offset these increases through other cost savings.

     Selling, General and Administrative Expenses. SG&A expenses were $26.6 million for the year ended December 31, 1995, an increase of approximately $12.3 million or 86.0% from $14.3 million for the year ended December 31, 1994. The inclusion of Bazaar and Reliable operations in fiscal 1995 results represent an increase of $12.8 million.

     Excluding the effect of the inclusion of Bazaar and Reliable operations, the approximate $542,000 decrease in SG&A is primarily due to lower bad debt expense in 1995 due to a $1.1 million increase recorded in 1994 for the allowance for doubtful accounts related to the financial condition of two customers and certain other transactions and adjustments recorded in the fourth quarter of 1994 (see "Note 16 to Notes to Consolidated Financial Statements of Stuart"). The expense reductions were partially offset by higher salaries, fringe benefits and related costs, amortization of goodwill for the 12-month period, corporate expenses related to the consolidation of the acquired companies and higher sales promotion activities. The increase in salaries and fringe benefits in 1995 compared with 1994 was due largely to a change in the structure of management compensation and to an increase in the number of employees and salary levels related in part to the consolidation of Bazaar and Reliable. See "Management."

     Equity in (Earnings) Losses of Joint Ventures. Equity in (earnings) losses of joint ventures totalled ($129,000) for the year ended December 31, 1995, compared to $980,000 for the year ended December 31, 1994. Prior to December 13, 1994, the earnings or loss for Stuart's Mexican subsidiary, Stuart Entertainment, S.A. de C.V. ("Stuart Entertainment Mexico") was allocated to Stuart based on the percentage of total production that was sold to Stuart. The equity in (earnings) losses for Stuart Entertainment England represented 50.0% of the net operating loss for the period January 1, 1994 through December 13, 1994. With the Bazaar Acquisition, Stuart Entertainment England and Stuart Entertainment Mexico became, in effect, wholly owned subsidiaries of Stuart. For the year ended December 31, 1995, equity in earnings related solely to British Bazaar Company Limited ("British Bazaar"), which is 50% owned by Stuart (see "Note 8 to Notes to Consolidated Financial Statements of Stuart.").

     Interest Expense, Net. Interest expense, net of interest income, was $4.4 million for the year ended December 31, 1995, an increase of $3.4 million or 325.6% from $1.0 million for the year ended December 31, 1994. Approximately $2.1 million of the increase was due to the consolidation of Bazaar and Reliable in fiscal 1995 results. The remainder of the increase in interest expense was due primarily to higher interest rates in 1995 and significantly higher borrowing levels for the year ended December 31, 1995 compared to borrowing levels for the year ended December 31, 1994 which higher borrowing levels were largely related to the Bazaar Acquisition, the Reliable Acquisition and higher working capital requirements.

     United Kingdom Charge. During the second quarter of 1995, Stuart signed a licensing and marketing agreement with Playprint. This agreement gave Stuart the opportunity to redeploy its assets in the United Kingdom, and discontinue its United Kingdom manufacturing operation. Stuart recorded a one-time pre-tax charge of $819,000 in 1995 related to the costs incurred in the shutdown of the manufacturing facility in the United Kingdom and to consolidate its activities with Playprint.

  Years Ended December 31, 1994 and 1993

     Net Sales. Net sales were $59.2 million for the year ended December 31, 1994, an increase of $5.3 million or 9.7% from $53.9 million for the year ended December 31, 1993. The sales growth in 1994 was attributable to the inclusion of Bazaar operations from December 14, 1994 through the end of 1994, which represented $1.8 million of the increase in net sales; increases in sales of bingo paper of $1.6 million or 5.8%: increases in sales of pulltab tickets of $800,000 or 7.5%, and increases in sales of ink products of $1.3 million or 24.5%. Bingo paper units increased slightly from 1993 to 1994 while pulltab tickets and ink products experienced unit increases of 5.9% and 18.4% respectively. Stuart also experienced gains in sales of electrical bingo equipment and electronic gaming equipment; however, these gains were offset by decreases in sales of general merchandise. The decrease in sales of general merchandise is primarily attributable to the sale of two wholly owned subsidiaries during 1993.

     Overall sales price levels increased for all major product lines during 1994 compared to 1993. Bingo paper prices increased approximately 3.9%, which Stuart passed on to its customers. This increase was the result of raw material price increases on newsprint paper stock. Pulltab ticket prices increased slightly during 1994 while ink products increased approximately 3.0%. Ink product prices increased primarily due to a shift to the use of a higher priced ink product in the mix of ink products sold.

     Cost of Goods Sold. Cost of goods sold as a percentage of sales, was 72.7% for the year ended December 31, 1994, a decrease of 1.8% from 74.5% for the year ended December 31, 1993. The decrease in the cost of goods sold percentage is due to the increase in unit sales prices discussed above and improvements in manufacturing efficiencies. These decreases were offset by increases in the prices paid by Stuart for raw material, newsprint paper stock and general labor. Additionally for the year ended December 31, 1994, Stuart recorded an adjustment to cost of goods sold of $381,000 or 0.6% to record the effect of the inventory of Bazaar which was sold during the period of December 14, 1994 through December 31, 1994. and Stuart recorded a $300,000 charge for obsolete inventory for Video King.

     Selling, General and Administrative Expenses. SG&A expenses were $14.3 million for the year ended December 31, 1994, an increase of approximately $2.8 million or 24.3% from $11.5 million for the year ended December 31, 1993. SG&A expenses as a percent of sales were 24.2% in 1994, an increase of 2.9% from 21 3% in 1993. The increase in SG&A expenses was due to several factors. Approximately $607,000 of the increase in SG&A was due to the consolidation of Bazaar's operations with Stuart for the period from December 14, 1994 through December 31, 1994. Bad debt expense increased by $890,000, due primarily to an increase of $1.0 million in the allowance for doubtful accounts related to the financial condition of two customers at December 31, 1994. An additional $677,000 of the increase in SG&A resulted from the expansion of the operation of Video King, primarily in research and development and sales and marketing. Finally, salaries and related costs increased $651.000 due to a consulting agreement with the current Chief Executive Officer of Stuart, a slight increase in the number of employees and general salary increases. Professional fees increased $486.000, due primarily to executive placement fees incurred in connection with the employment of the current Chief Executive Officer and additional audit and legal costs relating to the ongoing business of Stuart.

     Equity in (Earnings) Losses of Joint Ventures. Equity in (earnings) losses of joint ventures for the year ended December 31, 1994 totalled $980,000 compared to $705.000 for the year ended December 31, 1993. During 1994 Stuart recorded losses of $570,000 and $415,000 for Stuart Entertainment Mexico and for Stuart Entertainment England, respectively, compared to losses of $555,000 and $150,000, respectively, in 1993 (see "Note 8 to Notes to Consolidated Financial Statements of Stuart.") The equity loss for Stuart Entertainment Mexico is primarily SG&A expenses for Stuart Entertainment Mexico. The equity loss for Stuart Entertainment England represents 50.0% of the net operating loss of Stuart Entertainment England for the period January 1, 1994 through December 13, 1994 and includes income of $5,000 for British Bazaar (see "Note 8 of Notes to Consolidated Financial Statements of Stuart").

     Interest Expense, Net. Interest expense, net of interest income, was $1.0 million for the year ended December 31, 1994, an increase of $270,000 or 34.8% from $775,000 for the year ended December 31, 1993. The increase was due to the inclusion of Bazaar's interest expense of $95,000 for the period of December 14, 1994 through December 31, 1994 and higher interest rates experienced in 1994 as compared to 1993. Upon the closing of the Bazaar Acquisition. Stuart had significantly higher borrowing levels as compared to December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES


  Financing Activities



     Prior to the Note Offering, Stuart was party to a credit agreement (the "Prior Credit Agreement") with Bank of America National Trust and Savings Association, as U.S. Agent. The Chase Manhattan Bank (National Association), Bank of America Canada, as Canadian Agent, and The Chase Manhattan Bank of Canada with a senior secured revolving line of credit of $23.0 million and a senior secured loan facility of $15.0 million, which included a U.S. facility and a Canadian facility. Stuart repaid all outstanding balances under the Prior Credit Agreement with the proceeds from the Note Offering. The Prior Credit Agreement was terminated and the Company entered into the New Credit Agreement. See "Description of New Credit Agreement." In conjunction with the closing of the New Credit Agreement, the Company expects to record an extraordinary loss of approximately $1.0 million, after income taxes, to write off unamortized debt issuance costs on the Prior Credit Agreement.



     Management believes that under the Company's current operating plan, the cash flow from operations, the New Credit Agreement of $30.0 million (no amounts assumed outstanding on pro forma basis at September 30, 1996), and the excess cash of approximately $12.7 million available from the net proceeds of the Note Offering will be sufficient to meet its financial obligations including interest on the Notes, operating expenses, capital expenditures and working capital requirements.



     Additionally, part of the Company's long term plan includes business acquisitions and strategic alliances. In order to implement its long term plan, the Company will utilize the sources of capital discussed above and may raise capital through equity offerings. In addition, the Company may be required to obtain additional financing. However, there can be no assurance that such financing will be available to the Company on favorable terms, if at all.



     The Indenture governing the Exchange Notes imposes certain covenants that limit the ability of the Company and its subsidiaries to, among other things,
(i) incur additional indebtedness, (ii) pay dividends or make certain other restricted payments, (iii) incur liens or (iv) incur indebtedness that is subordinated in right of payment to any Senior Indebtedness and senior in right of payment to the Exchange Notes. Such covenants are subject to certain limitations and exceptions. See "Description of Exchange Notes -- Certain Covenants."



     The Indenture also provides that upon the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require the Company to purchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. In such event, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all of the Exchange Notes, and the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. There can be no assurance that the Company would be able to obtain such financing. See "Description of Exchange
Notes -- Change of Control."

  Cash Flows



     The cash balance at December 31, 1995, 1994 and 1993 was $943,000, $2,116,000 and $512,000, respectively. The changes in cash for the last three years were:



                                            1995        1994       1993
                                           -------    --------    ------
                                              (DOLLARS IN THOUSANDS)
Operating activities:
  Net Income (loss).....................   $   786    $ (1,608)   $  699
  Other operating activities............     4,474       6,280     2,932
  Working capital increases.............    (7,050)     (3,470)   (4,143)
                                           -------    --------    ------
          Total Operating Activities....    (1,790)      1,202      (512)
Investing activities....................      (682)    (30,396)     (590)
Financing activities....................     1,299      30,798       945
                                           -------    --------    ------
Net change in cash......................    (1,173)      1,604      (157)
                                           =======    ========    ======



     Total trade receivables increased $3,703,000 from $16,599,000 at December 31, 1994 to $20,302,000 at December 31, 1995. The increase is due primarily to the acquisition of Reliable, price increases, overall sales increases and longer collection periods. Total notes receivable (including current and long-term portions decreased slightly from a balance of $2,749,000 at December 31, 1994 to $2,737,000 at December 31, 1995. During 1995, trade receivables totalling $1,426,000 were converted to notes receivables from non-related parties. The conversions were made to assist customers in resolving cash flow deficiencies and to aide customers in accomplishing their long-term growth plans. In accordance with generally accepted accounting principles, the Company has an allowance for doubtful accounts related to its accounts and notes receivables. The Company periodically reviews this allowance for reasonableness.



     Inventories increased $5,879,000 from $16,103,000 at December 31, 1994 to $21,982,000 at December 31, 1995. The increase is due to the acquisition of Reliable, increased cost of paper products used to manufacture bingo paper and increase inventory quantities on hand. Inventory levels fluctuate on a seasonal basis but are not expected to stabilize or experience modest increases in 1996.



     Trade payables and accrued liabilities increased a combined $1,461,000 from $15,171,000 at December 31, 1994 to $16,632,000 at December 31, 1995. The
increase was due to the acquisition of Reliable, higher inventory balances related to increase costs of paper products and higher working capital requirements, partially offset by a reduction on the Bazaar Purchase Price Adjustment.



  Cash Expenditures



     Capital expenditures during the first nine months of 1996 and for the year ended December 31, 1995 totaled $999,000 and $3.4 million, respectively. Capital expenditures for fiscal 1996 are currently projected to be $2.0 million. In 1996 and 1997, the Company's capital expenditure program will focus on the purchase of equipment designed to increase production capacity, improve manufacturing efficiency and the upgrading and development of management information systems.


INFLATION

     Management does not believe that inflation has had or is expected to have any significant adverse impact on the Company's financial condition or results of operations for the periods indicated.

PENDING ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of," which establishes methods for determining when an impairment of long-lived assets has occurred and for measuring the impairment of long-lived assets.

Implementation of Statement No. 121 is not expected to have a material adverse effect on the Company's results of operations or financial condition.

     The FASB also issued Statement No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and which requires increased stock-based compensation disclosures in lieu of expense recognition. The Company does not intend to elect expense recognition for stock options and therefore, implementation of Statement No. 123 will have no effect on the Company's results of operations or financial condition.

                                  THE INDUSTRY

BINGO INDUSTRY


     The National Association of Fundraising Ticket Manufacturers' 1995 Charity Gaming in North America Report (the "NAFTM Report") estimates that over 60,000 organizations have licenses to operate bingo games in the United States and Canada. According to industry reports compiled by the Bingo Bugle, which is a series of regional newspapers aimed at bingo players, bingo players visit bingo halls in the United States and Canada an estimated 1.2 billion times a year. The Company believes that significant amounts are wagered on bingo in the United States and Canada, and that these amounts will increase as electronic bingo systems further penetrate the United States and Canadian markets.


     Although there are no comprehensive industry statistics available, according to the NAFTM Report, which only includes data from certain reporting jurisdictions, the gross wager on bingo in 1995 was approximately $2.4 billion in the United States and $1.6 billion in Canada, representing per capita wagers of $18.20 and $57.72, respectively. The NAFTM Report does not include data from 19 of the 46 states where bingo is legal in the United States, Indian gaming enterprises, two Canadian provinces and two Canadian territories.

     Regulations governing traditional paper bingo and electronic bingo systems vary by jurisdiction. In the United States, traditional paper bingo is legal in all states except Arkansas, Hawaii, Tennessee and Utah. Electronic bingo systems are regulated differently than traditional paper bingo, with electronic bingo systems currently being permitted by 22 states in some form and in Indian gaming halls in compliance with IGRA. In Canada, traditional paper bingo is legal in all ten provinces and two territories: however, fixed base electronic bingo systems may only be used in halls owned or authorized by the provincial governments. Currently, fixed base electronic gaming systems are permitted in British Columbia, Manitoba and Ontario, while hand-held electronic bingo systems are legal only in Ontario and must be used in conjunction with bingo paper.

     The bingo industry in the United States is highly fragmented among numerous bingo game operators. The majority of bingo games in the United States are operated by small nonprofit organizations for fundraising purposes. Such organizations include religious, fraternal, social, military and civic organizations. A smaller percentage of bingo games in the United States are operated for profit in large bingo halls by casinos, Indian gaming enterprises and commercial operators. For example, Foxwoods Resort and Casino in Connecticut, the Scininole Indian Casino in Florida, the Potawatomi Bingo Casino in Wisconsin and Win River Casino Bingo in California all feature large-scale modern bingo halls with seating capacities ranging in size from approximately 1,000 to 3,000 seats. Additionally, Las Vegas casinos have developed a renewed interest in bingo, with the number of casinos with large bingo halls increasing from 18 to 26 during the past twelve months.

     In Canada, bingo is generally highly centralized under the administration of government sponsored entities or licensed commercial operators, which own and operate large bingo halls, with average session attendance in excess of 175 players. These government sponsored entities and commercial operators run games on behalf of various charitable organizations, often playing several sessions per day.

     In 1995, satellite-linked bingo games were introduced in the Province of Alberta and currently link over 80 halls. These satellite-linked bingo games pool the prize money available among commercial bingo halls thus offering higher jackpots. In addition, the Ontario Gaming Commission has announced the introduction of a satellite-linked bingo game, which is expected to connect over 200 commercial bingo halls, subject to final approval by the Ministry of Economic Development and Trade.

PULLTAB INDUSTRY

     In the United States and Canada, pulltab tickets generally are sold at charitable bingo hails as an additional source of fundraising. In several states and the province of Ontario, pulltab tickets are approved for sale in third party retail locations, including bars and taverns. Eleven states also use pulltab tickets, in addition to scratch-off tickets, in their instant lottery ticket sales. The Company believes that significant amounts of money are wagered on pulltab tickets in the United States and Canada, and that these amounts will increase as additional jurisdictions permit the sale of pulltab tickets and as jurisdictions which currently permit the use of pulltab tickets expand the permitted point of sale locations to include third party retail locations.

     Although there are no comprehensive industry statistics available, according to the NAFTM Report, which only includes data from certain reporting jurisdictions, the gross wager on pulltab tickets in 1995 was approximately $3.9 billion in the United States and approximately $867.0 million in Canada, representing per capita wagers of $42.12 in the United States and $51.93 in Canada. The NAFTM Report does not include data from 20 of 38 states where pulltab tickets are legal in the United States, Indian gaming enterprises, two Canadian provinces and two Canadian territories. According to the NAFTM Report, per capita wagers are significantly higher in those states that have also approved the sale of pulltab tickets in bars and taverns, such as Minnesota ($273.83 per capita) and Washington ($93.72 per capita).

     In the United States, pulltab tickets are currently legal in 38 states. Each state has developed specific regulations that affect the style of play in its market by regulating the point of sale, price per ticket, game themes and payouts.

     In Canada, six provincial lotteries use pulltab tickets in their instant lottery ticket sales. Ontario allows the sale of pulltab tickets at charitable bingo halls and under charity license at third party retail locations such as bars, restaurants, concessionaires, gas stations, hotels, mall kiosks, supermarkets, convenience stores and bowling alleys. Currently there are approximately 9,500 such third party retail locations in Ontario.

                                    BUSINESS

OVERVIEW


     The Company believes that it is North America's leading manufacturer of a full line of bingo and bingo-related products, including disposable bingo paper, pulltab tickets, ink dabbers, electronic bingo systems and related equipment and supplies. The Company enjoys a worldwide reputation for innovation and new product development and has been a leader in the bingo industry for over 60 years, having popularized many important breakthroughs in bingo, such as disposable bingo paper and electronic bingo systems.


     Bingo is one of North America's most popular forms of gaming and entertainment. Many nonprofit organizations sponsor bingo games for fundraising purposes, while commercial entities, Indian gaming enterprises, casinos and government sponsored entities operate bingo games for profit. The Company sells its products to this diverse group of end-users through more than 300 distributors, its direct sales force and Company-owned distribution outlets.


     The Company believes that it derives a competitive advantage in the bingo industry by offering a wider array of bingo and bingo-related products than any of its competitors. The Company is capable of fully supplying a bingo hall with all the products and equipment necessary to operate a bingo game of any size, including bingo paper, fixed base or hand-held electronic bingo systems, ink dabbers, pulltab tickets, bingo ball blowers, public address systems, television monitors, multi-media flashboards, computerized verification systems, tables, chairs, concession equipment and party supplies.


     In the Trade Acquisition, which was completed on November 13, 1996, Stuart acquired substantially all of the assets and assumed certain specified liabilities of Trade Products for a total purchase price of approximately $37.2 million, subject to adjustment, plus warrants to purchase 300,000 shares of Common Stock. The Company believes that Trade Products is the leading and most innovative manufacturer of pulltab tickets in the United States. Trade Products is recognized in the industry as a low-cost, technologically advanced manufacturer of pulltab tickets with a large game library and as a leader in customer service. Trade Products also develops and markets lottery products, promotional marketing games and services, and is an emerging manufacturer in the bingo paper industry. As a result of the Trade Acquisition, the Company believes that, in addition to being North America's leading manufacturer of a full line of bingo and bingo-related products, it is also be North America's leading manufacturer of pulltab tickets. On a pro forma basis for the Trade Acquisition, the Company had net sales of $144.7 million and EBITDA (as defined) of $19.8 million for the 12-month period ended September 30, 1996.

COMPETITIVE STRENGTHS

     The Company plans to enhance its position as North America's leading manufacturer of a full line of bingo and bingo-related products by capitalizing on its competitive strengths. The Company's competitive strengths are its: (a) strong brand names; (b) well established relationships with distributors; (c) tradition of new product development and introductions; (d) consistent low-cost production; and (e) experienced management team.


     Strong Brand Names. The Company believes that it has the leading market position in North America for bingo and bingo-related products. In the United States, the Company utilizes the brand names Bingo King(R) and Trade Products(R) which are recognized as the leaders in the bingo and pulltab ticket industries, respectively. In Canada, the Company utilizes the brand name Bazaar & Novelty(R), which is recognized as the leader in both the bingo and pulltab ticket industries. The brand name Bazaar & Novelty(R) has been used since 1936, Bingo King(R) has been used since 1948, and Trade Products(R) has been used since 1974. The Company believes that the reputation and use of these well-recognized brand names will continue to give the Company a distinct competitive advantage in the industry by perpetuating product brand name recognition and enhancing customer brand name loyalty.


     Well Established Relationships with Distributors. The Company maintains strong relationships with key distributors, many of whom received assistance from the Company in the development of their businesses. The

Company has the most extensive distribution system for bingo and bingo-related products in North America and is continually enhancing its international distribution network. The Company's products are sold through more than 300 distributors. These distributors sell the Company's products to nonprofit organizations, such as religious, fraternal, social, military and civic organizations, and to commercial bingo halls, Indian gaming enterprises, casinos and government sponsored entities. The Company has been able to expand its business by introducing new products through its existing distribution system, including a full line of ink dabber products in 1991 and hand-held electronic bingo systems in 1996.

     Tradition of New Product Development and Introductions. The Company maintains an ongoing product development program. The Company has devoted significant resources toward the creation of product development teams headed by product development managers and supported by other staff members. These product development teams initiate dialogues with distributors and bingo hall operators concerning customer satisfaction and the enhancement of the entertainment experience provided at bingo halls. Based upon this dialogue and management's industry experience, the Company regularly updates and redesigns existing product lines, creates product line extensions and develops new products.

     The Company continually seeks to develop new technological advances in the bingo marketplace, both by updating and redesigning its electronic bingo hall equipment and by adapting the game of bingo for play using computer touch-screen technology. The Company has developed and introduced System 12(TM), a fixed base system of touch-screen video bingo and multi-game terminals, which is currently in use in 14 large-scale bingo halls, such as the Manitoba Lotteries Corporation's Club Regent and Foxwoods Resort and Casino. The Company recently began marketing a new multi-media electronic flashboard, which incorporates a laser-projected video screen with advertising and promotional capabilities into a conventional electronic flashboard.

     The Company also introduces and markets products brought to it by distributors and other third parties. The Company continually seeks opportunities to introduce innovative products developed by others, by entering into either joint ventures or licensing agreements. In 1996, the Company began marketing Power Bingo King(TM), a hand-held electronic bingo system, through a strategic alliance with Power Bingo Corporation. The Company believes that its extensive distribution system and brand name recognition will allow it to expand the market penetration of the Power Bingo King(TM) system.

     Consistent Low-Cost Production. The Company believes that its superior market position and manufacturing economies of scale allow it to manufacture products at a lower cost than its competitors. With respect to bingo paper and pulltab tickets, the Company believes it is the leading manufacturer in North America, having manufactured more than 47.5 billion bingo cards and more than
5.0 billion pulltab tickets in 1995. As a result of its substantial volume, the Company is able to lower its costs through purchasing discounts and increasing manufacturing efficiencies through longer production runs.

     Both Stuart and Trade Products produce bingo paper, ink products and pulltab tickets. Stuart is the more efficient producer of bingo paper and ink products and Trade Products is the more efficient producer of pulltab tickets. The acquisition of Trade Products therefore allows the Company to further reduce manufacturing costs through the utilization of the best manufacturing practices of both companies and the selective consolidation of manufacturing facilities. The Company also plans to shift a greater volume of its bingo paper production to its Mexican facility, thereby taking advantage of lower production costs in a proven high quality environment. In addition, the Company designs and assembles its own specialized high-speed web presses at a cost less than half the price of commercially available presses, thereby reducing capital expenditures.

     Experienced Management Team. The Company believes that its management team is one of the most experienced in the bingo industry with an average of over 15 years of industry experience. The management team has extensive knowledge of the industry and its evolution, and has long-term, well established relationships with distributors and other customers. Management's experience has positioned the Company for extensive business development opportunities due to its worldwide reputation for industry expertise. During the past two years, the Company has considerably strengthened its management team with the addition of Albert Barber as Chief Executive Officer, Paul Tunink as Chief Financial Officer, and Dan Free as Vice President of the Company's electronic gaming subsidiary. In addition, the acquisition of Bazaar & Novelty resulted in the addition of Roy Lister as an Executive Vice President and the acquisition of Trade Products resulted in Harry Poll becoming a member of the Board of Directors and Ronald G. Rudy becoming a member of the Board of Directors and Executive Vice President of the Company.

GROWTH STRATEGY

     The Company plans to increase sales and cash flow by: (a) developing and introducing new products; (b) pursuing acquisitions and strategic alliances; and
(c) penetrating new markets.

     Developing and Introducing New Products. The Company has been a leader in the bingo industry for over 60 years, having popularized many important breakthroughs in bingo. The Company has taken full advantage of growth opportunities by utilizing its existing distribution system to introduce evolutionary products, such as disposable bingo paper, and to create product line extensions, such as pulltab tickets and ink dabbers.

     The Company believes that electronic bingo systems will be the next major evolutionary step in the industry and that it is well-positioned to capitalize on this opportunity. Electronic bingo systems are computer-based platforms which enable a player to play 200 or more bingo cards per game. As part of the Company's strategy to be a leader in the electronic bingo system industry, the Company offers two electronic bingo systems: (a) System 12(TM), a fixed base system of electronic touch-screen video bingo and multi-game terminals; and (b) Power Bingo King(TM), a hand-held electronic bingo system. The popularity of electronic bingo systems is growing rapidly because they provide additional entertainment value and permit simultaneous play on many more cards than would be possible in a typical paper bingo game.

     System 12(TM) was designed by the Company specifically for the large bingo hall environment, such as Foxwoods Resort and Casino. System 12(TM) is a fixed base cashless system of electronic touch-screen video bingo and multi-game terminals connected by a local area network. Players are able to play up to 256 cards per game electronically while playing a traditional game on paper simultaneously with other players. Where regulations permit, System 12(TM) provides the player access to a stand-alone bingo game and to other games such as video keno, video poker, video slots and video pulltab tickets.

     Since the Company began selling System 12(TM) terminals in 1994, it has sold or leased 2,017 terminals and installed them in 14 different locations, including the Manitoba Lotteries Corporation's Club Regent and Foxwoods Resort and Casino. In addition, the Company has received orders for 32 additional terminals.

     Power Bingo King(TM) is a hand-held electronic bingo system, which because of its portability and low per unit cost, is especially well suited for the small bingo hall environment, which characterizes the vast majority of the United States bingo market. The Company estimates that there are approximately 15,000 portable bingo systems installed in the United States, of which 8,000 are the predecessor of the Power Bingo King(TM) system. In 1996, the Company entered into an exclusive marketing and manufacturing agreement with Power Bingo Corporation, which developed the predecessor of the Power Bingo King(TM) system.

     The Company has recently begun marketing the Power Bingo King(TM) system to charitable organizations and Indian gaming enterprises through its distribution network. The Company is also exploring opportunities to market Power Bingo King(TM) in the commercial bingo hall market and the military bingo market, as well as in new and evolving markets ranging from cruise lines and the emerging international bingo market. In Canada, Power Bingo King(TM) is legal in Ontario when played in conjunction with a traditional paper bingo game. The Company believes the Ontario market offers strong growth potential for Power Bingo King(TM) as there are approximately 210 commercial halls in Ontario which average over 175 players per session.

     The Company's most recently developed electronic product is a multi-media electronic flashboard. This product upgrades standard bingo flashboard technology into a multi-media entertainment center for bingo halls. This multimedia flashboard includes a laser-projected video screen which can display videos or live action, a ticker tape message board and advertising panels with photo-image technology which can be used to display paid advertisements.

     Pursuing Acquisitions and Strategic Alliances. The Company plans to actively pursue acquisition opportunities and strategic alliances with a focus on creating product line extensions, new products, new markets or new manufacturing technologies. Historically, Stuart has successfully integrated acquisitions and strategic alliances into its growth strategy, such as the acquisition of Bazaar in 1994 which broadened its Canadian customer base. In 1995, Stuart acquired Reliable in order to expand its customer base and to acquire the rights to utilize Reliable's patented manufacturing technology. The Trade Acquisition extends the Company's pulltab ticket product line and increase its pulltab ticket market share in the United States.

     Penetrating New Markets. The Company is expanding its marketing efforts outside of North America, with a particular emphasis in South America which the Company believes offers significant near-term opportunities. To date, the Company has made initial sales of bingo products or pulltab tickets into Brazil, Peru, Argentina, Colombia, Ecuador, Chile and Venezuela. The Company has supplied bingo halls with bingo hall equipment and bingo paper in Venezuela, Peru and Colombia.

     The Company expects to penetrate the South American market through the establishment of joint ventures to manufacture and distribute its products. The Company has recently hired an international sales manager and a business development manager to develop these relationships. In addition, it is currently exploring a joint venture in Brazil through which the Company would establish a local printing facility.

     The Company expects that the establishment of a manufacturing facility in the South American market, utilizing the Company's printing technology, will allow it to be among the market's low-cost producers. The Company believes that it can be a low-cost producer because the price of its North American-produced bingo and pulltab ticket products, including significant freight and duty charges, is currently competitive with locally produced products in the South American market.

HISTORY OF STUART

     Historically, Stuart has focused its efforts on becoming North America's leading manufacturer of a full line of bingo and bingo-related products. As part of this process, Stuart has acquired businesses engaged in similar lines of business and has entered into various forms of strategic alliances.

     In December 1994, Stuart acquired Bazaar. At the time of the acquisition, Bazaar had annual gross revenues of approximately $36.6 million, which the Company believed made Bazaar the largest manufacturer and distributor of bingo and bingo-related products and pulltab tickets in Canada. The combined operations of Stuart and Bazaar made Stuart the largest manufacturer and distributor of bingo and bingo-related products in North America. Bazaar was owned by Leonard A. Stuart, the Chairman of the Board of Directors of the Company. See "Certain Transactions."

     In connection with the Bazaar Acquisition, an affiliate of MLGA, an investment banking firm, invested capital in the Company in exchange for Common Stock and warrants and is now the Company's largest stockholder. The Company's affiliation with MLGA has enhanced the financial position of the Company and increased its ability to pursue acquisitions and enter into strategic alliances.

     In January 1995, Stuart acquired the assets of Reliable in order to expand Stuart's customer base and acquire the rights to a patented technology for a specialized collating press used in the manufacture of bingo paper.

     In April 1996, as part of its efforts to expand its electronic gaming system operations, the Company entered into a marketing and manufacturing agreement with Power Bingo Corporation, the current market leader in hand-held electronic bingo systems. This agreement provides the Company with exclusive marketing and manufacturing rights in North America, with certain exceptions. The Company plans to market the systems to Indian gaming enterprises through its direct sales force and to charitable organizations through its distributor network.

     In November 1996, Stuart acquired Trade Products, which the Company believes makes it North America's leading manufacturer of pulltab tickets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisition of Trade Products."

PRODUCTS

     Overview. The Company derives a competitive advantage in the bingo industry by offering a wider array of bingo and bingo-related products than any of its competitors. The Company is capable of fully supplying a bingo hall with all the products and equipment necessary to operate a bingo game of any size, including bingo paper, fixed base or hand-held electronic bingo systems, ink dabbers, pulltab tickets, bingo ball blowers, public address systems, television monitors, multi-media flashboards, computerized verification systems, tables, chairs, concession equipment and party supplies.

     Bingo Paper. The Company sells a complete line of bingo paper, which is generally sold in booklet form and is available in a variety of sizes, styles and colors, The Company's bingo paper line includes a number of specialty bingo games under proprietary trademarks or licenses such as Bonanza Bingo(R), Bonus Line(R), Double Action(TM), Wildcard Bingo(TM), Triangle Bingo(TM), three styles of 90-number bingo games and other specialty bingo games which can be played as variations on or concurrently with the standard 75-number bingo game. With over 50 different bingo card varieties available, the Company provides bingo hails with the tools to be creative in structuring their bingo sessions. The Company also sells a line of disposable cards designed for play on tour buses, cruise ships and other environments with limited space for play.

     The Company's bingo card configurations are developed in-house by its mathematician using sophisticated algorithmic models, which are validated through computer simulation in which in excess of 200,000 simulated games are played on a given pattern in order to determine the probability of a winner occurring when a specific number of cards are in play and a specific number of balls are called. The Company has the largest number of unique series types in the industry. These different series types range in size from a series of 9,000 unique cards to a series in excess of 1.3 million unique cards. These card series are stored electronically in the Company's verification system, which allows the sponsoring organization to verify and display winning cards electronically. This seamless integration of paper bingo cards and electronic verification is matched by only one competitor in the industry.

     Pulltab Tickets. The Company manufactures and sells pulltab tickets, which are also referred to as Break Open tickets, Pickle Cards, Lucky Seven tickets, Instant Bingo and Nevada tickets. These tickets are similar to instant lottery and scratch-off tickets. The Company currently has a library of over 800 different designs and denominations for pulltab tickets. A typical pulltab ticket consists of two thin sheets of opaque cardboard printed with colorful designs and laminated together. The player pulls open from one to five perforated windows to reveal hidden combinations of symbols to determine whether the card is a winner, and if so, the amount of the prize. Each set of tickets sold contains a predetermined number of winning tickets. A typical pulltab ticket has a prize structure that varies from approximately 60% to 85% of the gross receipts being paid out as prizes to the players. The remaining percentage of the gross receipts is used to cover the cost of the product and expenses and to provide fundraising dollars to the sponsoring organization.

     The Company has recently entered into a manufacturing agreement with a specialty and promotional marketing company to produce pulltab ticket cards that contain marketing messages, motivational quotes, religious passages, inspirational quotes and other customized messages. These pulltab ticket cards are sold to customers at gift and card shops, and are inserted into retail product packaging.

     Ink Dabbers. The Company manufactures ink dabbers, used to mark called numbers on paper bingo sheets, and refills for such dabbers. The Company sells a varied line of ink colors, bottle styles and sizes, including its successful line of brilliant ink dabbers sold under the trademark Florida Gold(R). The Company pioneered the use of decorative and innovative packaging for ink dabbers, such as seasonal items for Christmas and Halloween and ink dabbers customized with bingo hall names, which are targeted for commercial bingo halls. Recently, the Company has developed and is test marketing a new labeling process which will allow distributors and large bingo halls to custom label ink dabbers on-site with their own imprint or to personalize the ink dabber for a customer. The Company also sells Dabbers for Kids(TM), a coloring kit designed for children, to large retail chains.

     Video King Gaming Systems. System 12(TM), is a fixed base cashless electronic bingo and multi-game system that integrates computer technology with player interactive touch-screen terminals and live bingo.

System 12(TM) is based on a local area network in which terminals for bingo players are connected to a host computer which allows players to play up to 256 cards per game. This provides bingo players with the opportunity to play a bingo game electronically on touch screen terminals while playing traditional paper bingo simultaneously with other players. System 12(TM) provides the player access to a stand alone bingo game and to other games such as video keno, video poker, video slots and video pulltab tickets, where regulations permit, System 12(TM) also enables hall management to control all game functions, track player trends and generate sales reports.

     Power Bingo King(TM), a hand-held electronic bingo system, allows players to play up to 200 cards simultaneously per game. Each Power Bingo King(TM) unit is completely portable and has the capability to show the bingo card closest to winning at any given point in time. The system also automatically notifies a player of a winning card.

     Bingo Hall Equipment. The Company manufactures and sells an extensive line of electronic bingo hall equipment traditionally used in bingo establishments. The electronic bingo hall equipment line includes: (a) electronic blowers which select numbers for bingo games by ejecting numbered balls one at a time; (b) electronic flash boards, measuring up to five feet high and 22 feet wide, which display to the bingo players the numbers selected from the electronic blowers;
(c) electronic systems that allow instantaneous verification of winning bingo cards; (d) electronic pulltab ticket dispensing machines; and (e) software developed to support the North American, South American and European styles of bingo.

     General Merchandise. The Company distributes other supplies and equipment used by bingo hall operators, such as tables, chairs, public address systems and concession supplies. The Company purchases for resale bingo accessories such as key chains, lighters, marker holders, coffee mugs and other custom advertising products. Party supplies, flags, balloons and bar and concession equipment for use at fundraising events and bazaars are sold individually or through the Company's distribution outlets in Canada and through the Company's distributor network.

SALES AND MARKETING

     The Company sells its bingo and bingo-related products to a diverse set of end-user groups through more than 300 independent distributors, ten Company-owned distribution outlets in Canada, the Company's direct sales force and mail order catalogs. The Company believes that its role as a full-service provider of bingo and bingo-related products and services and its use of its well-known brand names provides it with a significant marketing advantage.

     The Company maintains strong relationships with its distributors, many of whom received assistance from the Company in the development of their business. Distributors are supported by Company-sponsored seminars designed to assist their distributors to develop and refine sales and marketing programs and to introduce new products. The Company believes that the seminars have enhanced customer relations and generated incremental sales.

     Relationships with distributors are important because the distributors maintain close contact with bingo halls and are attuned to changing preferences among bingo players. This relationship has resulted in new product ideas and opportunities for the Company. The Company has historically been able to capitalize on these opportunities through utilizing its existing distributor network.

     Catalogs represent another form of marketing for the Company. The Company utilizes catalogs to support distributors, some of which are customized with the distributor's name Catalogs are also used in direct mail campaigns to end-users. In 1995, the Company printed over 120,000 copies of their bingo and bingo-related product catalogs, and over 100,000 copies of their general merchandise catalogs. Additionally, customers can order product support information through an automated ordering system

     The Company also markets its products through advertising in gaming publications and through participation in national, regional and local gaming tradeshows. For example, the Company was a prominent exhibitor at the World Gaming Congress and Expo in 1996, which featured the products of over 600 companies, and attracted nearly 20,000 participants from over 80 countries around the world.

CONTRACTS

     The Company's business includes contracts to supply bingo paper and pulltab tickets to various government agencies. Currently, the Company has exclusive contracts to supply bingo paper to the British Columbia Lottery Corporation, an agency of the government of British Columbia and the Manitoba Lotteries Corporation, an agency of the government of Manitoba, British Bazaar, the Company's 50% owned subsidiary, has an exclusive contract to supply pulltab tickets to the Atlantic Lottery Corporation, an agency of the Maritime provinces of Canada.

     Prior to the Trade Acquisition, Trade Products had exclusive contracts to provide pulltab tickets to the Rhode Island Lottery Commission, the Michigan Lottery and the Connecticut Lottery. Trade Products also had a non-exclusive lottery contract to provide pulltab tickets to the Massachusetts State Lottery Commission. These lottery contracts were assigned to the Company upon the consummation of the Trade Acquisition. While the Company feels that these contracts are an important part of the overall business of the Company, a loss of one or more of these contracts is not anticipated to have a material adverse effect on the business of the Company.

MANUFACTURING PROCESS

     The Company utilizes technologically advanced equipment to manufacture its products, such as its patented process for printing and collating bingo cards. Manufacturing personnel take an active part in the research and development process to ensure that continual improvements in cost control, quality and technology are achieved. The Company has begun a project to implement perpetual inventory and material resource planning programs at all manufacturing locations via networking on a main frame computer.

     Both Stuart and Trade Products produce bingo paper, ink products and pulltab tickets. Stuart is the more efficient producer of bingo paper and ink products and Trade Products is the more efficient producer of pulltab tickets. It is anticipated that the Trade Acquisition will allow the Company to reduce manufacturing costs through utilizing the best manufacturing practices of both companies and selective consolidation of manufacturing facilities. In addition, the Company plans to shift a greater volume of its bingo paper production to its Mexican facility, thereby taking advantage of lower production costs.

     Bingo Paper. The Company manufactures bingo cards on a number of specialized high-speed web presses capable of printing a variety of different game cards in configurations of 24, 30, 36 and 48 cards per sheet. The Company designs and assembles these presses at a cost less than half the price of commercially available presses. The bingo cards are produced for inventory and then sold unfinished or are cut and packaged to meet customer specifications.

     Pulltab Tickets. In manufacturing pulltab tickets, the Company utilizes a number of high speed, multicolor offset presses and a variety of other equipment, including laminators, die-cutters and serial numbering machinery. In recent years the Company has increased its efficiency through the acquisition of a die-cutter, a laminator and an additional printing press designed to improve pulltab ticket productivity and product quality.

     Ink Dabbers. The Company manufactures ink dabbers and refills through automated liquid filling lines and utilizes injection molding for the manufacture of ink dabber bottles. The Company has the ability to customize the ink dabbers by applying unique and distinct labels. A number of ink formulas have been developed specifically for use in the bingo industry, but the ink can also be sold to a variety of other markets.

SUPPLIERS

     The components for the Company's bingo equipment, and the paper and other materials used in printing bingo sheets and pulltab tickets, are generally available from various suppliers at competitive prices. As a result, the Company is generally not dependent on any single supplier. The Company experienced significant price increases in paper products during 1995. During the first half of 1996, the price of paper products stabilized and the Company has recently experienced modest decreases. The equipment, accessories and supplies which the Company distributes are standard items and are available from other manufacturers.

INTELLECTUAL PROPERTY

     The Company relies on a combination of trade secrets, copyrights and trademarks to protect its intellectual property. The Company currently has five United States patents and 14 registered trademarks. In addition, the Company holds certain patent rights, as an exclusive licensee of such patents. The Company has several trademarks that are well known in the industry and have significant value including, but not limited to, Bingo King(R), Bazaar & Novelty(R), Trade Products(R), TPI(R) and Video King(R). The Company also has trademarks with respect to specific product lines, including Rip-It(R) for pulltab tickets, Florida Gold(R) for ink dabbers, System 12(TM) for electronic bingo systems and Bonanza Bingo(R) for bingo paper.

     In addition, the Company has developed several proprietary source codes and software programs for its Video King electronic bingo system. The Company believes that this software is unique and adds certain features to the Company's electronic video bingo systems that are attractive both to game operators and players.

COMPETITION

     The markets in which the Company's products compete are highly competitive. The principal competitive factors in the bingo paper and pulltab ticket markets are quality, service and price. The Company's electronic bingo systems, System 12(TM) and Power Bingo King(TM), compete with a number of other manufacturers of electronic bingo systems, none of whom manufacture a full line of bingo or bingo-related products. The Company believes that through its strong distribution network, manufacturing facilities and technology it will be able to maintain its current position as North America's leading manufacturer of a full line of bingo and bingo-related products.

FACILITIES


     The Company's corporate offices are located in Council Bluffs, Iowa. The following table sets forth the principal properties of the Company as of February 5, 1997.


                                                              OWNED     EXPIRATION       SQUARE
           LOCATION                 BUSINESS SEGMENT        OR LEASED    OF LEASE         FEET
           --------                 ----------------        ---------   ----------       -------
Council Bluffs, Iowa..........  Bingo paper                   Owned            N/A       155,000
                                Pulltab tickets
Council Bluffs, Iowa..........  Ink dabbers                  Leased     09/30/1997        27,000
Council Bluffs, Iowa..........  Bingo paper                  Leased     12/31/1997(1)     34,500
                                Pulltab tickets
St. Catharines, Ontario.......  Bingo paper                  Leased     08/31/2000(2)    158,000
                                Pulltab tickets
                                Ink dabbers
St. Catharines, Ontario.......  General merchandise          Leased     08/31/2000(3)     24,057
Littleton, Colorado...........  Video King gaming systems    Leased     08/31/2001(4)     20,000
                                Bingo hall equipment
Lynnwood, Washington..........  Pulltab tickets              Leased           2006(5)    165,000
                                Bingo paper
                                Ink dabbers
Reynosa, Mexico...............  Bingo paper                  Leased     08/15/1998(3)     26,900
Reynosa, Mexico...............  Bingo paper                  Leased     12/31/1998(3)     55,600

---------------

(1) The Company has the option to renew this lease for two additional one-year periods.

(2) The Company has the option to renew the lease for two additional five-year periods.

(3) The Company has the option to renew the lease for one additional five-year period.

(4) The Company has the option to renew the lease for one additional ten-year period.

(5) In connection with the Transactions, the Company entered into a ten-year lease for this facility beginning on the date of the closing of the Transactions. The Company has the option to renew the lease for one additional ten-year period.

     Substantially all of the Company's property and equipment is subject to liens to secure borrowings by the Company under its bank and other financing agreements.

     In general, the Company's properties and equipment are in good condition and are considered to be adequate for their present use.

EMPLOYEES


     As of February 5, 1997, the Company had 1,739 full-time employees in the United States, Canada, and Mexico, of which 130 employees of Stuart Entertainment Mexico are members of a union subject to a collective bargaining agreement. The collective bargaining agreement does not place any significant financial or operational burdens on the Company. The Company considers its relations with its employees to be good.


ENVIRONMENTAL MATTERS

     The manufacturing processes of the Company are such that relatively little hazardous waste is generated at its manufacturing locations. The Company believes that it has all necessary federal, state and provincial registrations and licenses necessary to conduct its manufacturing processes. The Company does not treat or dispose of hazardous waste on-site. The small quantities of waste generated are picked up and disposed of by licensed waste recyclers. The majority of the Company's ink products are water-soluble and non-toxic.

GOVERNMENT REGULATIONS

     Overview. The Company is subject to regulation by authorities in most jurisdictions in which its bingo, bingo-related products and electronic gaming systems are sold or used by persons or entities licensed to conduct gaming activities. The gaming regulatory requirements vary from jurisdiction to jurisdiction, and licensing, other approval or finding of suitability processes with respect to the Company, its personnel and its products can be lengthy and expensive. Many jurisdictions have comprehensive licensing, reporting and operating requirements with respect to the sale and manufacture of bingo and bingo-related products, including bingo paper, pulltab tickets and electronic bingo equipment. These licensing requirements have a direct impact on the conduct of the day-to-day operations of the Company. Generally, gaming regulatory authorities may deny applications for licenses, other approvals or findings of suitability for any cause they may deem reasonable. There can be no assurance that the Company, its products or its personnel will receive or be able to maintain any necessary gaming licenses, other approvals or findings of suitability. The loss of a license in a particular state will prohibit the Company from selling products in that state and may prohibit the Company from selling its products in other states. The loss of one or more licenses held by the Company could have an adverse effect on the Company's business.

     Native American Gaming. Gaming on Native American lands, including the terms and conditions under which gaming equipment can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the tribes, the laws of the host state, and IGRA. Under IGRA, gaming activities are classified as Class I, II or III. Under IGRA, Class II gaming includes bingo, and, if played at the same location as bingo, pulltab tickets, and Class III gaming includes slot machines, video lottery terminals and casino style games, Native Americans may conduct Class II gaming under IGRA without having entered into a written compact with their host state if the host state permits Class II gaming, but must enter into a separate written compact with the state in which they are located in order to conduct Class III gaming activities. Tribal-state compacts vary from state to state. Many require that equipment suppliers meet ongoing registration and licensing requirements of the state or the tribe, some establish equipment standards that may limit or prohibit the placement of electronic gaming systems on Indian lands; and some impose background check requirements on the officers, directors and shareholders of gaming equipment suppliers. Under IGRA, tribes are required to regulate all gaming under ordinances approved by the Chairman of the NIGC. Such ordinances may impose standards and technical requirements on gaming hardware and software, and may impose registration, licensing and background check requirements on gaming equipment suppliers and their officers, directors and shareholders.

     Regulation of Traditional Bingo Products and Pulltab Tickets. Traditional paper bingo is legal in all states in the United States except Arkansas, Hawaii, Tennessee and Utah, and is legal in each of the Canadian provinces, and each of the two Canadian territories. Not all of the Company's products are eligible for sale in every locality to which the Company ships products. The Company routinely contacts responsible state agencies to determine the existence and nature of any state and local restrictions applicable to its products in order to comply with such restrictions.

     Pulltab tickets currently are legal in 38 states, Each state has developed regulations that impact the style of play for its market. In several states, including Alaska, Minnesota, Nebraska, North Dakota and Washington, it is legal for bars and taverns to sell pulltab tickets in bars and taverns. In Minnesota and North Dakota, pulltab tickets are sold by licensed nonprofit organizations in taverns, while in Alaska and Nebraska, taverns sell pulltab tickets as sales agents of licensed nonprofit organizations. In Washington, taverns sell pulltab tickets directly to their customers. In addition, Ontario allows the sale of pulltab tickets at third-party retail locations under charity license.

     At present, the states of Alaska, Colorado, Illinois, Idaho, Iowa, Indiana, Kentucky, Kansas, Louisiana, Maine, Michigan, Minnesota, Missouri, Mississippi, Nebraska, New Hampshire, New Jersey, New York North Dakota, Oklahoma, Pennsylvania, South Dakota, Texas, Vermont, West Virginia, Washington and Wisconsin require bingo and/or charitable gaming manufacturers and/or suppliers to be licensed. The Company is currently licensed in each of these jurisdictions, except for Maine. The Company has not applied for a license in Maine and does not conduct activities which it believes are subject to licensing in that state. The Company is permitted to and does ship products to licensed distributors in Maine. The Company also holds a Bingo Suppliers License in the City of Los Angeles, California and licenses from several Native American tribes which require licensing through their own tribal gaming commissions. The provinces of Ontario, New Brunswick and Nova Scotia all require the registration of manufacturers. The Company is registered in Ontario and New Brunswick and permitted to do business in Nova Scotia pending completion of a background investigation.

     Regulation of Electronic Gaming Systems. The Company's electronic products, including System 12(TM) and Power Bingo King(TM), are more heavily regulated than traditional paper bingo, and federal, state, provincial, tribal and local regulations vary significantly by jurisdiction.

     IGRA defines Class II gaming to include "the game of chance commonly known as bingo, whether or not electronic, computer or other technologic aids are used in connection therewith," and defines Class III gaming to include "electronic or electromechanical facsimiles of any game of chance or slot machines of any kind." The Company has applied for but has not yet received an advisory opinion from the NIGC that its System 12(TM) electronic bingo system is considered a Class II game under IGRA. The Company believes that both its System 12(TM) and Power Bingo King(TM) are Class II games and has received a written legal opinion that System 12(TM) would be classified as Class II. In the event that either System 12(TM) or Power Bingo King(TM) is classified as a Class III device, such a designation would either (a) reduce the potential market for the devices, because only Indian gaming halls that had entered into a Tribal-State Compact that permits Class III electronic gaming systems would be permitted to use the device, or (b) require the Company to modify System 12(TM) or Power Bingo King(TM) to have it reclassified as Class II. It is difficult to speculate as to what modifications may be required in the event of such a classification. If programmed to play video poker, video keno, video bingo, video slots or video pulltab tickets, then System 12(TM) is subject to the full range of regulations applicable to Class III gaming systems.

     Electronic bingo is less widely permitted than paper bingo, largely because many states laws and regulations were written before electronic bingo was introduced. Electronic bingo is currently operated in some locations in Arizona, California, Florida, Illinois, Indiana, Kentucky, Louisiana, Maine, Maryland, Nevada, New Hampshire, New York, New Mexico, North Dakota, Oregon, Pennsylvania, South Dakota, Texas, Vermont and Washington. Because most state laws and regulations arc silent with respect to electronic bingo, changes in regulatory and enforcement personnel could impact the continued operation of electronic bingo in these states.

     Some states require the inspection, approval or modification of electronic bingo systems before sale in those states. The Company has submitted System 12(TM) for approval in Mississippi but has not yet submitted, nor received, approval for System 12(TM) in any other charitable gaming jurisdiction in the United States. The Company is licensed by the Colorado Limited Gaming Commission to manufacture and sell slot machines in Colorado. This license will permit the Company to market System 12(TM) in Colorado once the system is tested and approved, however, the Company has not yet sold any System 12(TM) terminals pursuant to this license.

     Though Canadian Federal law prohibits the playing of games of chance on or through slot machines, computer or video devices, this law excepts halls operated or authorized by the provincial governments. The Manitoba Lottery Commission has installed System 12(TM) in its government-owned bingo halls. The Company is currently marketing System 12(TM)the other provincial governments, Ontario is currently the only province which permits the use of hand-held bingo systems, and such systems must be used in conjunction with paper bingo.

     General Regulation of Stockholders and Other Securityholders of Publicly Traded Corporations. In most jurisdictions, any beneficial owner of the Company's Common Stock is subject on a discretionary basis to being required to file applications with gaming regulatory authorities, be investigated and found suitable or qualified as such. The gaming laws and regulations of some jurisdictions provide that beneficial owners of more than 5% of the Company's Common Stock and holders of the Company's Notes may be subject to certain reporting procedures and may be required to be investigated and licensed, qualified or found suitable as such. The Company's Certificate of Incorporation authorizes the Company under certain circumstances to redeem at the lesser of the holder's original investment in the Company or the current market price of the Common Stock held by any person whose status as a shareholder may jeopardize the Company's gaming licenses or approvals.

     In connection with the closings of the Transactions, the Company filed applications for certain new or amended gaming licenses. While the Company does not expect to experience any material difficulty in acquiring such new or amended licenses, there can be no assurance that the Company will be able to obtain such licenses on a timely basis or at all even though it has been previously licensed in such jurisdictions.

     Federal Regulation. The Federal Gambling Devices Act of 1962 (the "Federal Act") makes it unlawful for a person to transport in interstate or foreign commerce or receive from interstate or foreign commerce any gambling device or component thereof, unless the person is first registered with the Attorney General of the United States. The Company has registered and must renew its registration annually. In addition, various record keeping and equipment identification requirements are imposed by the Federal Act. Violation of the Federal Act is a crime and may result in seizure and forfeiture of the equipment, as well as other penalties.

     Application of Future or Additional Regulatory Requirements. In the future, the Company intends to seek the necessary licenses, approvals and findings of suitability for the Company, its products and its personnel in other jurisdictions throughout the world where significant sales are anticipated to be made. However, there can be no assurance that such licenses, approvals or findings of suitability will be obtained and will not be revoked, suspended or conditioned or that the Company will be able to obtain the necessary approvals for its future products as they are developed in a timely manner, or at all, If a license, approval or finding of suitability is required by a regulatory authority and the Company fails to seek or does not receive the necessary license or finding of suitability, the Company may be prohibited from selling its products for use in the respective jurisdiction or may be required to sell its products through other licensed entities at a reduced profit to the Company.

LEGAL PROCEEDINGS

     From time to time, the Company is a party to litigation which arises in the ordinary course of business. In addition, the Company is involved in the following suits.

     The Company was sued by Fortunet, Inc. ("Fortunet") in the Federal District Court for the District of Nevada in January 1995. The suit consisted of two counts. The first count involved a device manufactured by Bingo Card Minder Corp., a co-defendant, and marketed by the Company. Fortunet alleged that the device infringed upon two patents held by Fortunet. The Company no longer markets the Bingo Card Minder device and believes any exposure to this count will be minimal. The second count of the suit involved the Company's System 12(TM) electronic bingo system. Fortunet alleged that System 12(TM) infringes the same two patents and a third patent held by Fortunet. The Company has defended the claim asserting a non-infringement defense and also requested re-examination of the first two patents by the United States Patent and Trademark Office (the "PTO"). The Company later requested re-examination of the third patent. The PTO granted all three re-examination requests, indicating that a substantial new question of patentability existed as to all three patents. The court then stayed the litigation. The Company believes that the PTO's initial action on the first two patents had the legal effect of restricting the scope of the two patents and refuting Fortunet's infringement contentions. The Company is awaiting PTO action on the third patent. The Company believes that it is not infringing any of the patents, particularly in light of the action by the PTO. The Company believes that it will prevail in this action. However, if System 12(TM) were to be found to infringe one or more of the patents, the Company may have to pay damages and may have to modify System 12(TM) so as not to infringe the patents.

     In June 1996, the Company was sued by Arrow International ("Arrow") for a declaratory judgment that Arrow was not infringing three patents held by the Company. The Company had previously sent Arrow a cease and desist letter. Arrow also claimed that the Company was infringing a patent that was issued in 1984 and reissued in 1993. The Company is defending such claim and has also counterclaimed for damages For infringement on the three patents referred to above.

     In July 1996, the Company was sued by William G. Kellen in a suit flied in Los Angeles Superior Court. The Company had previously entered into a marketing and manufacturing agreement with Power Bingo Corporation. In the suit the plaintiff has alleged that he had a preexisting exclusive distribution agreement with Power Bingo Corporation for various geographic areas including the State of Texas. The plaintiff has alleged that Power Bingo Corporation has breached one or more contracts with him and that the Company interfered with his alleged contract. The Company intends to defend the suit and believes the claims against it are without merit.


     The Company does not believe that any of these suits will result in material adverse consequences to the Company in the event the Company does not prevail in such suits.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following sets forth certain information with respect to the directors and executive officers of the Company.

               NAME                  AGE                     POSITION
               ----                  ---                     --------
Leonard A. Stuart..................  53     Chairman of the Board of Directors
Albert F. Barber...................  50     Vice Chairman of the Board of Directors and
                                              Chief Executive Officer
Timothy R. Stuart..................  43     President, Chief Operating Officer and
                                              Director
Ronald G. Rudy.....................  47     Director and Executive Vice President
Harry Poll.........................  64     Director
Perry J. Lewis.....................  58     Director
Ira Starr..........................  37     Director
Sangwoo Ahn........................  57     Director
Stanley M. Taube...................  59     Director
Richard D. Spizzirri...............  63     Director
Clement F. Chantiam................  37     Executive Vice President
Roy L. Lister......................  38     Executive Vice President
Gary L. Loebig.....................  48     Senior Vice President -- Market and Product
                                              Development
Paul C. Tunink.....................  37     Vice President -- Finance, Treasurer, and
                                              Chief Financial Officer

     Leonard A. Stuart has served as Chairman of the Board of Directors of the Company since 1985, as Chief Executive Officer from December 1986 until December 1994, and as President from December 1986 until March 1989 and from January 1990 until July 1992. Mr. Stuart formed Bazaar in 1971 and served as its President from 1971 to 1994.

     Albert F. Barber has served as Vice Chairman of the Board of Directors and Chief Executive Officer of the Company since December 1994. He served as consultant from June 1994 to December 1994. He served as President of CNBC, an NBC cable affiliate, from 1990 to 1994 and as Executive Vice President and Chief Financial Officer of NBC from 1987 to 1990.

     Timothy R. Stuart has served as President and Chief Operating Officer of the Company since July 1992 and as director since December 1994. He served as Executive Vice President from October 1991 to July 1992, and as Vice President Operations from March 1989 to October 1991. He has been employed by the Company since 1985. Mr. Stuart was employed by Bazaar from 1979 to 1985.

     Ronald G. Rudy has served as director and Executive Vice President of the Company since November, 1996, and served as President of Trade Products from 1980 to November 1996. Mr. Rudy served as an Assistant Vice President of Rainier National Bank from 1976 to 1980.

     Harry Poll has served as director of the Company since November, 1996, and served as Chairman of the Board and Chief Executive Officer of Trade Products from 1974 to November 1996.

     Perry J. Lewis has served as director of the Company since December 1994. Mr. Lewis has been a general partner of MLGAL Partners, L.P. ("MLGAL") since 1987 and a managing director of MLGA since 1982. Mr. Lewis also serves as a director of Quaker Fabric Corporation, Haynes International, Inc., ITI Technologies, Inc., Gradall Industries, Inc., Aon Corporation and Evergreen Media Corporation.

     Ira Starr has served as director of the Company since December 1994. Mr. Starr has been a general partner of MLGAL since 1994. Mr. Starr also served as a Vice President of MLGA from 1988 to 1993 and has been a managing director since 1994. Mr. Starr also serves as a director of Haynes International, Inc. and Quaker Fabric Corporation.

     Sangwoo Ahn has served as director of the Company since December 1994. Mr. Ahn has been a general partner of MLGAL since 1987 and a managing director of MLGA since 1982. Mr. Ahn also serves as a director of ITI Technologies, Inc., Haynes International, Inc., PAR Technology Corp., Kaneb Services, Inc., Kaneb Pipe Line Partners, L.P., Gradall Industries, Inc. and Quaker Fabric Corporation.

     Stanley M. Taube has served as director of the Company since July 1996. Mr. Taube has been an Executive Vice President and a director of Grand Casinos, Inc. since November, 1992. Mr. Taube served as President of S.M. Taube & Co., Inc. from 1986 to 1992. Mr. Taube also serves as a director of Innovative Gaming Corporation of America, New Horizons Kids Quest, Inc. and Stratosphere Corporation.

     Richard D. Spizzirri has served as director of the Company since July 1996. Mr. Spizzirri has been Senior Counsel to the law firm of Davis Polk & Wardwell since 1995. Mr. Spizzirri was a partner at Davis Polk & Wardwell from 1967 through 1995. Mr. Spizzirri is a member of the American Bar Association and the Bar Association of the City of New York. Mr. Spizzirri also serves as a director of Centocor, Inc. and Sugen, Inc.

     Clement F. Chantiam has served as Executive Vice President of the Company since November 1992 and as Vice President -- Manufacturing from March 1989 to November 1992. Mr. Chantiam has been with the Company since 1986, and was with Bazaar from 1977 to 1986.

     Roy L. Lister has served as Executive Vice President of the Company since December 1994, and was Vice President of Operations from 1991 to 1992. Mr. Lister served as Executive Vice President of Bazaar since 1992. Mr. Lister was with Bazaar from 1982 to 1984 and with the Company from 1984 to 1992.

     Gary L. Loebig has served as Senior Vice President -- Market and Product Development of the Company since January 1995, as Vice President -- Marketing and Regulatory Compliance from October 1991 to January 1995, and as Director of Marketing and Regulatory Compliance from January 1990 to October 1991. Mr. Loebig has been with the Company since 1984.

     Paul C. Tunink has served as Vice President -- Finance, Treasurer and Chief Financial Officer of the Company since April 1995. He was Divisional Vice President -- Finance of Younkers, Inc. from May 1992 to April 1995 and Director of Corporate Accounting of Commtron Corporation from prior to 1991 to April 1992. Mr. Tunink is a certified public accountant.

     Leonard A. Stuart, Chairman of the Board of the Company, and Timothy R. Stuart, President of the Company, are brothers. There are no other family relationships between any of the directors and executive officers of the Company.

     At each annual meeting of stockholders, the successors to the directors whose terms then expire are elected to hold office for a term expiring at the next succeeding annual meeting. Each director holds office until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors and are elected at the first meeting of the Board of Directors after each annual meeting of stockholders.

     The current members of the Board of Directors of the Company were selected as directors pursuant to the terms of a Securityholders' Agreement (the "Securityholders' Agreement") entered into in connection with the Bazaar Acquisition. The Securityholders' Agreement provides that the Board of Directors will be comprised of up to nine members, three of whom Mr. Leonard Stuart may, but shall not be required to, designate for nomination, which in his sole discretion may include himself, four of whom an affiliate of MLGA (the "MLGA Affiliate") may, but shall not be required to designate for nomination, and two of whom may, but shall not be required to, be designated jointly by both Mr. Leonard Stuart and the MLGA Affiliate. Mr. Stuart has designated, as his nominees, himself and Timothy R. Stuart, and the MLGA Affiliate has designated, as its nominees, Messrs. Ahn, Lewis, Spizzirri and Starr. Mr. Stuart and the MLGA Affiliate have jointly designated Messrs. Barber and Taube. The Securityholders' Agreement also imposes certain transfer restrictions on the panics to the Securityholders' Agreement and their affiliated transferees and provides such parties and transferees with demand and incidental registration rights with respect to the Common Stock. The Securityholders' Agreement will be amended in connection with the Trade Acquisition.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation paid by the Company to the Chief Executive Officer ("CEO") and the four other most highly compensated executives of the Company for the last fiscal year (the "Named Executive Officers"):

                                             ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                                        -----------------------------    ---------------------------
                                                                         SECURITIES      ALL OTHER
                                                                         UNDERLYING     COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)    OPTIONS (#)       ($)(1)
     ---------------------------        ----    ---------    --------    -----------    ------------
Leonard A. Stuart(2)..................  1995     200,000          --            --             --
Chairman of the Board                   1994     195,833          --            --             --
                                        1993     175,833          --            --             --
Albert F. Barber(3)...................  1995     300,000          --            --             --
Chief Executive Officer                 1994       9,231      75,000       900,000        204,677(4)
Timothy R. Stuart.....................  1995     170,000          --       250,000          3,379
President                               1994     116,200          --            --          2,304
                                        1993     107,762          --        15,000          2,153
Clement F. Chantiam...................  1995     130,000          --        80,000          2,595
Executive Vice President                1994     116,100          --            --          2,304
                                        1993     108,837          --        15,000          2,153
Roy L. Lister(5)......................  1995     130,000          --        80,000          1,858
Executive Vice President                1994       2,500          --            --             --

---------------

(1) The stated amounts are Company contributions to a defined contribution pension plan available to all Company employees, except as otherwise noted.

(2) Mr. Stuart served as Chief Executive Officer of the Company until December 1994.

(3) Mr. Barber has been Chief Executive Officer of the Company since December 1994.

(4) Represents amounts paid to Mr. Barber while serving as a consultant to the Company during 1994.

(5) Mr. Lister has been an Executive Vice President of the Company since December 1994.

     The foregoing compensation table does not include certain fringe benefits made available on a nondiscriminatory basis to all Company employees such as group health insurance, dental insurance, long-term disability insurance, vacation and sick leave. In addition, the Company makes available certain non-monetary benefits to its executive officers with a view to acquiring and retaining qualified personnel and facilitating job performance. The Company considers such benefits to be ordinary and incidental business costs and expenses. The aggregate value of such benefits in the case of each executive officer listed in the above table, which cannot be precisely ascertained, but which is less than 10% of the cash compensation paid to each such executive officer, is not included in such table.

                              OPTION GRANTS TABLE

     The following table provides information relating to the grant of stock options to the CEO and the Named Executive Officers during the year ended December 31, 1995.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE VALUE
                                                                                          AT ASSUMED ANNUAL RATES OF
                                                                                           STOCK PRICE APPRECIATION
                                                     INDIVIDUAL GRANTS                        FOR OPTION TERM(1)
                                     --------------------------------------------------   ---------------------------
                                                      %
                                                   OF TOTAL
                                     NUMBER OF     OPTIONS
                                     SECURITIES   GRANTED TO
                                     UNDERLYING   EMPLOYEES     EXERCISE
                                      OPTIONS     IN FISCAL      OR BASE     EXPIRATION
               NAME                  GRANTED(#)    YEAR(2)     PRICE($/SH)      DATE        5%$      10%($)     0%($)
               ----                  ----------   ----------   -----------   ----------   -------    -------    -----
Leonard A. Stuart..................        --         --             --            --          --         --      --
Albert F. Barber...................        --         --             --            --          --         --      --
Timothy R. Stuart..................    50,000          6           5.00       1/17/08     147,000    382,500      --
                                      100,000         12          10.00       1/17/08          --    265,000      --
                                      100,000         12          15.00       1/17/08          --         --      --
Clement F. Chantiam................    40,000          5           5.00       1/17/05     117,700    306,000      --
                                       40,000          5          10.00       1/17/05          --    106,000      --
Roy L. Lister......................    40,000          5           5.00       1/17/05     117,700    306,000      --
                                       40,000          5          10.00       1/17/05          --    106,000      --

---------------

(1) Potential realizable value is based on an assumption that the stock price of the Shares appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five-year option term for the non-qualified stock options and until the end of the 10-year option term for the incentive stock options. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Options granted to employees during fiscal 1995 totaled 825,400.

          AGGREGATED OPTION EXERCISE AND FISCAL YEAR-END OPTION TABLE


     The following table provides information relating to the exercise of stock options during the year ended December 31, 1996 by the CEO and each of the Named Executive Officers and the 1995 fiscal year-end value of unexercised options.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                      NUMBER OF
                                                                      SECURITIES        VALUE OF
                                                                      UNDERLYING      UNEXERCISED
                                                                     UNEXERCISED      IN-THE-MONEY
                                          SHARES                       OPTIONS          OPTIONS
                                        ACQUIRED ON      VALUE        AT FY-END        AT FY-END
                 NAME                   EXERCISE(#)   REALIZED($)       (#)(1)           ($)(1)
                 ----                   -----------   -----------   --------------   --------------
                                                                     EXERCISABLE/     EXERCISABLE/
                                                                    UNEXERCISABLE    UNEXERCISABLE
Leonard A. Stuart.....................        --            --                  --               --
Albert F. Barber......................        --            --         900,000/ --      337,500/ --
Timothy R. Stuart.....................    23,000        56,125       262,500/2,500    131,250/5,625
Clement F. Chantiam...................    18,500        21,625       52,500/42,500    63,750/50,625
Roy L. Lister.........................        --            --       40,000/40,000    45,000/45,000

---------------

(1) The closing sale price of the Common Stock on December 29, 1995 ($7.25 was used to calculate option value).


     Employment Agreements. On December 12, 1994, the Company entered into an employment agreement (the "Stuart Agreement"), with Leonard A. Stuart, the Chairman of the Board. Pursuant to the Stuart Agreement, Mr. Stuart was to be employed for a period of five years beginning December 13, 1994. Under the terms of the Stuart Agreement, Mr. Stuart received an annual salary of $200,000 ("Annual Salary"). In addition, the Company was required to reimburse him for 80% of the following expenses related to the operation of an office in Fort Lauderdale, Florida: rent for such office; salary and benefits for one administrative assistant; telephone; stationery; postage and similar items. He was also entitled to participate in customary benefits programs maintained by the Company, including health, life and disability insurance, to the extent provided to other senior executives of the Company. Effective as of February 1, 1996, the Stuart Agreement was superseded by the Management Consulting Agreement between the Company and Len Stuart & Associates, Ltd., a Cayman Islands corporation, pursuant to which Mr. Stuart will provide consulting services to the Company. The terms of the Management Consulting Agreement are substantially similar to the terms of the Stuart Agreement. See "Certain Transactions."



     The Company also has an employment agreement, dated June 1, 1994, with Albert F. Barber, the CEO and Vice Chairman of the Board (the "Barber Agreement"). The Barber Agreement was amended on December 17, 1996, to extend its term to December 31, 1998. The Barber Agreement is automatically extended indefinitely until either the Company or Mr. Barber terminates the Barber Agreement, at which time the Barber Agreement will terminate six months after such notice.



     For 1996, Mr. Barber received an annual base salary (the "Base Salary") of $330,000 which was increased to $350,000 for 1997. The Base Salary will be increased to $375,000 for 1998. In addition, Mr. Barber is eligible to receive a cash bonus (the "Bonus") for services rendered during each calendar year covered by the Barber Agreement pursuant to the following terms. Mr. Barber will be paid a bonus equal to 50% of the Base Salary when the Company's earnings before interest and income taxes ("EBIT") exceed the targeted amount (the "Targeted Amount"), as approved by the Board of Directors each year, and an additional increase of 10% of Base Salary to the extent EBIT equals or exceeds 105% of the Targeted Amount and an additional 2% to 4% of the Base Salary when EBIT exceeds 105% of the Targeted Amount by a specific percentage.

     The Company may terminate Mr. Barber's employment at any time for cause, and in such event, all of Mr. Barber's rights to compensation would cease upon his termination. If the termination is without cause, or as a result of a disability or death, the Company will pay Mr. Barber, in addition to amounts accrued in respective periods prior to the termination, his Base Salary for the greater of the period through December 31, 1996 or one year from the date of termination (or, in the case of death, the proceeds of a life insurance policy to be obtained by the Company on Mr. Barber's behalf), and the Bonus, prorated to the time of termination, in a lump sum to be payable at the time the Bonus for such calendar year would normally be paid. In the event Mr. Barber terminates his employment within 90 days of a change of control of the Company, Mr. Barber will continue to receive his Base Salary for two years from the date of such termination and the applicable Bonus prorated and paid as described above.

     On November 13, 1996, the Company entered into a consulting agreement with Mr. Poll, Chairman of the Board and Chief Executive Officer of Trade Products (the "Poll Agreement") and an employment agreement with Mr. Rudy, President of Trade Products (the "Rudy Agreement") as follows: (a) Mr. Poll will be retained as a consultant for a period of seven years and will be paid $500 per month during the seven year period. The Poll Agreement may be terminated at any time for cause, and in such event, all of Mr. Poll's rights to compensation will cease. In the event that termination is without cause or as a result of death, the Company will be required to continue to pay Mr. Poll his compensation from the date of termination through the remainder of the Poll Agreement; and (b) the Rudy Agreement has a term of three years and provides for a base salary of $200,000, $210,000 and $220,000, respectively. In addition, Mr. Rudy will be eligible for a performance based bonus of $50,000 and will be granted stock options under the Company's 1994 Performance Stock Option Plan as follows:
50,000 shares with an exercise price of $5.00, 100,000 shares with an exercise price of $10.00 per share and 106,000 shares at $15.00 per share. The Rudy Agreement may be terminated at any time for cause, and in such event, all of Mr. Rudy's rights to compensation will cease. In the event that termination is without cause or as a result of death, the Company will be required to continue to pay Mr. Rudy the greater of the following: (i) the base salary through the end of the term at the rate in effect on the date of termination; or (ii) for a period of one year from the date of termination, at the rate in effect on the date of termination. The Company's obligation to pay Mr. Rudy automatically terminates upon a breach by Mr. Rudy of the noncompetition provisions of the Rudy Agreement.

     Compensation Pursuant to Plans

     Stock Option Plans.The Company has three stock option plans under which options have been or may be granted: the 1985 Non-Qualified Stock Option Plan, the 1992 Non-Qualified Stock Option Plan and the 1994 Performance Stock Option Plan. Options to purchase 609,850 shares of Common Stock were granted to directors and officers under the 1994 Performance Stock Plan in 1995. Although the 1985 Non-Qualified Stock Option Plan and the 1992 Non-Qualified Plan have been terminated, the rights and options previously granted thereunder have not been altered or impaired in any way.

     Employee Benefit Plans.The Company maintains a defined contribution pension plan coveting substantially all of its employees, including all executive officers. Eligible employees may contribute up to 15% of their salaries, not to exceed a government-established maximum. Company contributions are the sum of the Company's match of the first 2% of the employee's elective contribution and a discretionary contribution of up to 2% of the salaries of all employees eligible under the plan. Company contributions vest over a five-year period. During 1995, the Company's contribution to the 401(k) Plan was $157,000.

     The Company maintains a voluntary defined contribution plan covering substantially all of its employees in Canada (the "Canadian Plan"). Eligible employees may contribute up to 2.5% of their wages eligible under the Canadian Plan and the Company will match the contribution up to 2.5%. Eligible employees may contribute additional amounts in excess of the 2.5%, but they are not matched by the Company. During 1995, the Company's contribution to the Canadian Plan was $140,000.

COMPENSATION OF DIRECTORS

     The Company does not currently pay any director's fees; however, all directors are reimbursed travel expenses relating to the attendance of meetings of the Board of Directors or any committee thereof.

                              CERTAIN TRANSACTIONS

     On December 13, 1994, the Company acquired Len Stuart and Associates Limited ("LSA"), the holding company for Bazaar and Niagara Bazaar & Novelty Limited, pursuant to a Stock Purchase Agreement (the "LSA Agreement") among the Company, LSA and Mr. Leonard Stuart. Pursuant to the LSA Agreement, Mr. Stuart received $35.0 million, subject to adjustment, as follows: (a) $30.0 million in immediately available funds; (b) a senior subordinated note from the Company in the initial principal amount of $5.0 million, which bears interest at 10% and matures on March 31, 2000; and (c) warrants to purchase 100.000 shares of the Common Stock at an exercise price of $5.75 per share. Subsequent to the acquisition of LSA, and pursuant to the results of a post-closing audit, the Company paid Mr. Stuart an additional $1.6 million as a purchase price adjustment. The Company received a fairness opinion to the effect that the consideration paid to Mr. Stuart was fair to the Company from a financial point of view (see "Note 2 to Notes to Consolidated Financial Statements of Stuart").

     In connection with the Company entering into the fourth amendment to the Credit Agreement, which increased the maximum amount available under the Revolving Facility from $20.0 million to $23.0 million, Mr. Leonard A. Stuart and MLGAL Partners L.P., of which Messrs. Lewis, Ahn and Starr are general partners, guaranteed the payment of all amounts under the Revolving Facility in excess of $20.0 million. These guarantees were released on November 13, 1996, in connection with the New Credit Agreement.


     Stuart is a party to a consulting agreement (the "BMG Agreement") dated July 1, 1995 with Bazaar Management Group, Inc. ("BMG"), of which Leonard A. Stuart is the sole shareholder. Under the BMG Agreement, BMG provides consulting services to Stuart with respect to Stuart's business (the "Division") of placing pulltab tickets in convenience stores, retail locations and bingo halls in Ontario, Canada. The net income monthly of the Division is payable as follows:
(a) 50% is applied to reduce outstanding bank loans of the Division, (b) 50% of the remaining net income is retained by the Company, and (c) 50% of the remaining net income is paid to BMG. During 1995, Stuart paid BMG $115,000. The Company believes that the terms of the BMG Agreement are comparable to those which would have been obtainable from unaffiliated third parties.



     In January 1995, the Company entered into a consulting agreement with Ken Stuart, a brother of Leonard A. Stuart, the Chairman of the Company. Under the agreement, Ken Stuart provides consulting and advisory services with respect to the manufacture, marketing, sale and distribution of ink dabbers and is paid the greater of (a) $189,000 or (b) 6.5% of the gross profit of sales of ink dabbers by Stuart and its subsidiaries, up to a maximum of $250,000 per year. The consulting agreement further provides that if Stuart exceeds its EBIT target, as set by the Board of Directors, the maximum of $250,000 will be increased by the same percentage that Stuart exceeds the EBIT target. The consulting agreement is terminable at will by either party; provided, however, if Ken Stuart is terminated with or without cause, he is entitled to receive compensation. The consulting agreement also contains certain non-competition provisions. In 1995, Ken Stuart was paid commissions totaling approximately $221,000. The Company believes that the terms of the consulting agreement are comparable to those which would have been obtainable from unaffiliated third parties.


     In October 1992, Stuart sold the assets of its retail branch in Hollywood, Florida to Bingo Video Entertainment, Inc. ("Bingo Video"), a company owned by a brother-in-law of Leonard A. Stuart for $262,000 payable in the form of a promissory note (the "Bingo Video Note"). The Bingo Video Note bears interest at a rate of 1% above the Company's borrowing rate on its short-term line of credit, is collateralized by the assets of Bingo Video and is guaranteed by Mr. Stuart's brother-in-law and Len Stuart and Associates, Inc., a Florida corporation wholly owned by Mr. Stuart. The principal balance of the Bingo Video Note at

September 30, 1996 was $148,738. Sales to Bingo Video at September 30, 1996 totaled approximately $648,623. Sales to Bingo Video were made at prices generally charged to the Company's largest customers.


     In connection with the Trade Acquisition, the Company entered into a Lease Agreement with Partnership Leasing L.L.C., a Washington limited liability company, of which Harry Poll and Ronald Rudy are the sole members. The term of the lease is for ten years with one ten-year option and covers two buildings in Lynnwood, Washington with a total of 165,000 square feet. The rent will be $924,000 per year, which is the current market price for the facility as determined by a qualified independent commercial real estate brokerage firm in an opinion of rental value delivered to the Company.



     Effective February 1, 1996, the Company entered into a Management Consulting Agreement (the "Management Consulting Agreement") with Len Stuart & Associates, Ltd., a Cayman Islands corporation (the "Consultant"). The term of the Management Consulting Agreement commenced on February 1, 1996 and ends on December 12, 1999 (the "Expiration Date"), unless sooner terminated as provided therein. Beginning on the Expiration Date, and on each anniversary thereafter of the Expiration Date, the Management Consulting Agreement will automatically be renewed for a term of one (1) year commencing on the first day immediately following the Expiration Date, unless such renewal is rescinded by either party. Under the terms of the Management Consulting Agreement, the Consultant is entitled to receive an annual base fee of $200,000, which may be increased, but not decreased, at the discretion of the Board of Directors. During the term of the Management Consulting Agreement, the Consultant shall also be entitled to receive reimbursement from the Company of all reasonable expenses including travel and entertainment incurred by Consultant's employees in performing services thereunder. In addition, the Consultant shall be entitled to reimbursement from the Company of 80% of the reasonable expenses incurred by it in maintaining its offices including reasonable rent, phone, heating, air conditioning, electric and stationery expenses and salary for an administrative assistant of the Consultant's choice on a basis consistent with past and present practices. Mr. Leonard Stuart is President of Len Stuart & Associates, Ltd. and Chairman of the Board of the Company. The Company believes that the terms of the Management Consulting Agreement are comparable to those which would have been obtainable from unaffiliated third parties.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of outstanding shares of Common Stock as of February 5, 1997, by (a) each person known by the Company to own beneficially five percent or more of the outstanding shares of Common Stock, (b) the Company's directors, Chief Executive Officer and the Named Executive Officers, and (c) all directors and executive officers of the Company as a group.



                                                               SHARES BENEFICIALLY
                                                                     OWNED(1)
                                                              ----------------------
                                                               NUMBER        PERCENT
                                                              ---------      -------
Leonard A. Stuart...........................................  1,331,887       19.2%
  c/o Stuart Entertainment, Inc.
  3211 Nebraska Avenue
  Council Bluffs, Iowa 51501
MLGA Fund II, L.P...........................................  3,690,053       48.8
  Two Greenwich Plaza
  Greenwich, Connecticut 06830
Sangwoo Ahn(2)(3)...........................................  3,785,359       50.0
Ira Starr(2)................................................  3,699,014       48.9
Perry Lewis(2)..............................................  3,770,359       49.8
Albert F. Barber............................................    700,000       11.0
  c/o Stuart Entertainment, Inc.
  3211 Nebraska Avenue
  Council Bluffs, Iowa 51501
Timothy R. Stuart...........................................    315,000        4.4
Clement F. Chantiam.........................................    124,500        1.8
Roy Lister..................................................    107,500        1.6
Ronald R. Rudy(4)...........................................    350,000        4.9
Harry Poll(4)...............................................    100,000        1.4
Richard D. Spizzirri........................................     20,000          *
Stanley M. Taube............................................     20,000          *
All executive officers and directors as a group(17
  persons)..................................................  7,041,180       74.9


---------------

*  Less than one percent.


(1) Shares are considered beneficially owned, for purposes of this table, only if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of, such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated. The foregoing share amounts include the following number of shares which may be acquired pursuant to stock options or warrants exercisable within 60 days of February 5, 1997: Mr. Barber, 700,000 shares, Mr. Leonard A. Stuart, 100,000 shares; Mr. Timothy R. Stuart, 292,000 shares; Mr. Chantiam; 99,500 shares; Mr. Lister, 84,500 shares; Mr. Lewis, 744,226 shares; Mr. Ahn, 744,226 shares; Mr. Starr, 733,541 shares; MLGA Fund II, L.P., 732,259 shares; Mr. Rudy, 350,000 shares, Mr. Poll, 100,000 shares, Mr. Taube 20,000 shares, and all executive officers and directors as a group, 2,576,824 shares.


(2) Includes 3,059,651 shares owned by MLGA Fund II, L.P. and 732,259 shares owned by MLGA Fund II L.P. pursuant to a currently exercisable warrant. The general partner of MLGA Fund II, L.P. is MLGAL Partners, L.P. Messrs. Lewis, Starr and Ahn are general partners of MLGAL Partners, L.P. and may be deemed to beneficially own these shares, Messrs. Lewis, Starr and Ahn disclaim any beneficial Interest in all shares owed by MLGA Fund II, L.P. The business address of Messrs. Lewis, Starr and Ahn is c/o MLGA Fund II, L.P., Two Greenwich Plaza, Greenwich, Connecticut 06830.

(3) Includes 15,000 shares owned by Mr. Ahn's children and 10,000 shares owned by a family limited partnership. Mr. Ahn disclaims any beneficial interest in all shares owned by his children and the family limited partnership.


(4) Includes 100,000 shares owned by Trade Products, Inc. pursuant to a currently exercisable warrant. Messrs. Poll and Rudy own approximately 66% and 28%, respectively, of the outstanding common stock of Trade Products, Inc.

                      DESCRIPTION OF NEW CREDIT AGREEMENT

GENERAL

     In connection with the Transactions, Stuart (the "U.S. Borrower") and Bazaar (the "Canadian Borrower" and, together with the U.S. Borrower, the "Borrowers") entered into the New Credit Agreement with Bank of America National Trust and Savings Association, as U.S. Agent and Bank of America Canada, as Canadian Agent (collectively, the "Agents"), the Chase Manhattan Bank, as Co-Agent and the Chase Manhattan Bank of Canada, as Canadian Co-Agent. The New Credit Agreement consists of a revolving credit facility in an aggregate principal amount of $30.0 million (the "Loans").

     The Loans are secured by a first priority security interest in all the assets of the U.S. Borrower (including the acquired assets of Trade Products) and the Canadian Borrower, but excluding real estate and certain other specific assets owned by the Borrowers. The U.S. Borrower guaranteed the obligations of the Canadian Borrower under the New Credit Agreement.

REVOLVING CREDIT FACILITY

     The New Credit Agreement consists of a revolving credit facility in an aggregate principal amount of $30.0 million, of which up to $20.0 million is available to the U.S. Borrower (the "U.S. Revolver") and up to $10.0 million is available to the Canadian Borrower (the "Canadian Revolver"). The Borrowers are entitled to draw amounts under the New Credit Agreement, subject to availability pursuant to a borrowing base requirement, in order to meet the Company's working capital requirements, including issuing letters of credit. The U.S. Revolver and the Canadian Revolver will each be governed by a borrowing base that is based on the eligible accounts receivable and eligible inventory levels of the U.S. Borrower and the Canadian Borrower, respectively.

INTEREST RATES

     The New Credit Agreement provides that the U.S. Revolver shall bear interest with reference to either the Base Rate (the "Base Rate") or the LIBOR rate (the "LIBOR Rate"), at the U.S. Borrower's option, plus the applicable interest margin. The Base Rate is defined as, on any date, the greater of (a) the Reference Rate in effect on such date, and (b) the Federal Funds Rate in effect on such date plus 1/2 of 1%. The applicable interest margin with respect to loans made under the U.S. Revolver will fluctuate from time to time depending on the leverage ratio of the U.S. Borrower between 0.25% and 1.75% per annum with respect to loans that accrue interest at the Base Rate between 1.25% and 2.75% with respect to loans that accrue interest at the LIBOR Rate. As used herein, "Reference Rate" means, at any time, the rate of interest then most recently announced by Bank of America in San Francisco, California as its reference rate for U.S. Dollars loaned in the United States; such rate being set by Bank of America based upon various factors including its costs and desired return, general economic conditions and other factors, and used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.

     The New Credit Agreement provides that the Canadian Revolver shall bear interest with reference to either the Canadian Base Rate (the "Canadian Base Rate") or the BA Rate (the "BA Rate"), at the Canadian Borrower's option, plus the applicable interest margin. The Canadian Base Rate is defined as, on any date, the rate of interest per annum equal to the greater of (a) the rate which is publicly announced from time to time by Bank of America Canada in Toronto, Ontario, as its "prime rate"; and which is its reference rate of interest for loans in Canadian dollars to Canadian borrowers, and (b) the average rate for Canadian dollars banker's acceptances having a term of one month that appears on the Reuters Screen CDOR Page at 10:00 a.m. Toronto time plus 0.75% adjusted automatically with each quoted, published or displayed change in such rate. The BA Rate is defined as, for any interest period, an interest rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the market bid rate determined by the Bank of America Canada for banker's acceptances (with a tenor comparable to such interest period and in an amount comparable to the applicable borrowing) accepted by Bank of America Canada on the first day of such interest period. The applicable interest margin with respect to loans made under the Canadian Revolver will fluctuate from time to time depending on the leverage ratio of the Canadian Borrower between 0.25% and 1.75% per annum with respect to loans that accrue interest at the Canadian Base Rate and between 1.25% and 2.75% with respect to loans that accrue interest at the BA Rate.

MANDATORY AND OPTIONAL PREPAYMENTS

     The New Credit Agreement does not contain any mandatory prepayment provisions as long as the aggregate amount of the Loans does not exceed the level of availability under the New Credit Agreement. The New Credit Agreement provides that the Borrowers may make optional prepayments of the Loans without penalty.

COVENANTS

     The New Credit Agreement imposes certain covenants and other requirements on the Company and its subsidiaries. In general, the affirmative covenants provide for mandatory reporting by the Borrowers of financial and other information to the Agents and notice by the Company to the Agents upon the occurrence of certain events. The affirmative covenants are expected to also include standard covenants requiring the Company to operate its business in an orderly manner and consistent with past practices.

     The New Credit Agreement also contains certain negative covenants and restrictions on actions by the Company and its subsidiaries that, among other things, restrict (a) the incurrence and existence of indebtedness or contingent obligations; (b) consolidations, mergers and sales of assets; (c) the incurrence and existence of liens; (d) the sale or disposition of assets; (e) investments, loans and advances; (f) capital expenditures; (g) the payment of dividends and repurchases of common stock; and (h) acquisitions by the Company. The New Credit Agreement requires the Company to meet certain consolidated financial tests, including minimum level of net worth, minimum level of consolidated interest coverage, maximum consolidated leverage ratio and minimum consolidated fixed charge coverage ratio.

EVENTS OF DEFAULT

     The New Credit Agreement specifies certain customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, change of control and unenforceability of certain documents under the New Credit Agreement.

     The description of the New Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the complete text of the documents entered into therewith.

                         DESCRIPTION OF EXCHANGE NOTES

     The Exchange Notes will be issued under the same Indenture, dated November 13, 1996, between the Company and Marine Midland Bank, as Trustee (the "Trustee"), under which the Notes were issued. The following summary of certain provisions of the Indenture and Exchange Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all provisions of the Indenture (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and is incorporated by reference herein), including the definitions of certain terms therein, and to the terms made a part of the Indenture by the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions."

     The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to registered holders of the Notes (the "Holders"). The Company will pay principal of and premium, if any, on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

     As of the date of the Indenture, none of the Company's Subsidiaries will be Unrestricted Subsidiaries. Under certain circumstances, however, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes are limited in aggregate principal amount to $100,000,000 and will mature on November 15, 2004. Interest on the Exchange Notes will accrue at the rate of 12 1/2% per annum and will be payable semiannually in cash on each May 15 and November 15, commencing on May 15, 1997, to the persons who are Holders at the close of business on May 1 and November 1 immediately preceding the applicable interest payment date. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

     The Exchange Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Exchange Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after November 15, 2001, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2001..............................................   106.250%
2002..............................................   103.125
2003 and thereafter...............................   100.000

     Optional Redemption upon Public Equity Offerings. Notwithstanding the foregoing, at any time, or from time to time, prior to November 15, 1999, the Company, at its option, may use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the original principal amount of the Exchange Notes; provided that at least 65% of the principal amount of Exchange Notes originally issued remains outstanding immediately after any such redemption, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on November 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                       YEAR                         PERCENTAGE
                       ----                         ----------
1996..............................................   112.500%
1997..............................................   112.500%
1998..............................................   112.500%

     In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Public Equity Offering. As used in the preceding paragraph, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Exchange Notes are to be redeemed at any time, selection of such Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Exchange Notes are listed or, if such Exchange Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that (a) no Exchange Note of a principal amount of $1,000 or less shall be redeemed in part and (b) if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Exchange Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Obligations with respect to Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred.

     Upon any distribution of assets of the Company of any kind or character, whether in cash, property or securities upon any dissolution, winding up, total or partial liquidation or reorganization of the Company (including without limitation in bankruptcy, insolvency or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities), the holders of Senior Indebtedness shall first be entitled to receive payment in full of all amounts payable under Senior Indebtedness (including without limitation interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness whether or not interest is an allowed claim enforceable against the Company in any such proceeding) before the Holders will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders would be entitled shall be made to the holders of Senior Indebtedness.

     No direct or indirect payment by or on behalf of the Company of principal of, premium, if any, or interest on the Exchange Notes, whether pursuant to the terms of the Exchange Notes or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of principal of, premium, if any, or interest on, any Senior Indebtedness with a principal amount in excess of $5.0 million, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of Senior Indebtedness. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon the occurrence of (a) receipt by the Trustee of written notice from the holders of a majority of the outstanding principal amount of the Designated Senior Indebtedness or their representative or (b) the date of acceleration of the Notes if such event of default results from the acceleration of the Exchange Notes, no such payment may be made by the Company on or in respect of the Exchange Notes for a period (a "Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of a majority of the outstanding principal amount of such Designated Senior Indebtedness or their representative who delivered such notice). Notwithstanding anything herein to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date on which such Payment Blockage Period was commenced. Not more than one Payment Blockage Period may be commenced with respect to the Exchange Notes during any period of 360 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holders of such Designated Senior Indebtedness or their representative, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, shall be received by the Trustee, any Holder or the Paying Agent (or, if the Company is acting as its own Paying Agent, money for any such payment or distribution shall be segregated or held in trust) on account of principal of, premium, if any, or interest on the Exchange Notes before all Senior Indebtedness is paid in full, such payment or distribution shall be received and held in trust by the Trustee, such Holder or the Paying Agent for the benefit of the holders of the Senior Indebtedness, or their respective representative, ratably according to the respective amounts of Senior Indebtedness held or represented by each, and shall be paid over or delivered to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and distributions to or for the holders of such Senior Indebtedness.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders may recover less ratably than creditors of the Company who are holders of Senior Indebtedness or trade creditors. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its Subsidiaries can incur. See "Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

CHANGE OF CONTROL

     The Indenture will provide that, upon the occurrence of a Change of Control, each Holder will have the right to require the Company to purchase all or a portion of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, the Company will send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have an Exchange Note purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Exchange Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Exchange Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. There can be no assurance that the Company would be able to obtain such financing.

     The New Credit Agreement contains provisions that would require the Company to repay all amounts outstanding under the New Credit Agreement upon the occurrence of a Change of Control, and future Indebtedness of the Company may contain similar provisions. The Company's obligation under the New Credit Agreement and any other Senior Indebtedness to effect such a redemption or repurchase upon the occurrence of a Change of Control would be senior in right of payment to the Company's obligation to purchase Exchange Notes upon a Change of Control. Moreover, the exercise by the holders of the Exchange Notes of their right to require the Company to purchase the Notes could cause a default under the New Credit Agreement and any other Senior Indebtedness, even if the Change in Control itself does not, due to the financial effect of such purchase on the Company.

     Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales also may make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Exchange Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates, in certain circumstances, may make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that traditionally have been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Exchange Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue thereof.


     The applicability of the Change of Control provisions of the Indenture are not limited in any way in the event of a leveraged buyout initiated or supported by the Company, management of the Company, or any affiliate of either party.


MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO GAMING LAWS

     If a Holder or beneficial owner of an Exchange Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Holder shall be obliged, at the request of the Company, to dispose of such Holder's Exchange Notes within a time period prescribed by the Company or such other time period prescribed by such Gaming Authority (in which event the Company's obligation to pay any interest after the Holder's receipt of such request shall be limited as provided in such Gaming
Laws), and thereafter the Company shall have the right to redeem, on the date fixed by the Company for the redemption of such Exchange Notes, such Holder's Exchange Notes at a redemption price equal to the lesser of (a) the lowest closing sale price of the Notes on any trading day during the 120-day period ending on the date upon which the Company shall have received notice from a Gaming Authority of such Holder's disqualification or (b) the price at which such Holder or beneficial owner acquired the Exchange Notes, unless a different redemption price is required by such Gaming Authority, in which event such required price shall be the redemption price. The Company will not be required to pay or reimburse any Holder or beneficial owner of an Exchange Note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any Holder or beneficial owner of an Exchange Note required to be licensed, qualified or found suitable under applicable Gaming Laws will pay all investigative fees and cost imposed by any Gaming Authority in connection with such qualification or application therefor.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

  Limitation on Incurrence of Additional Indebtedness.

          (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness).

          (b) Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company may Incur Indebtedness (including without limitation Acquired Indebtedness), other than Prohibited Acquisition Indebtedness, and any Restricted Subsidiary may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than (i)
     2.00 to 1.00 if such Indebtedness is incurred on or prior to November 15, 1998 or (ii) 2.25 to 1.00 if such Indebtedness is incurred after November 15, 1998.

          (c) The Company will not in any event incur, directly or indirectly, any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any Senior Indebtedness of the Company and senior in any respect in right of payment to the Exchange Notes.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Capital Stock of the Company or any of its Restricted Subsidiaries to holders of such Capital Stock (other than any such dividend or distribution to the Company or a Wholly Owned Restricted Subsidiary of the Company), (b) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Company or any Subsidiary of the Company or any warrants, rights or options to purchase or acquire shares of any class of any such Capital Stock, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Notes, or (d) make any Investment other than Permitted Investments (each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto: (i) a Default or an Event of Default shall have occurred and be continuing or would result therefrom; (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described in paragraph (b) under "Limitation on Incurrence of Additional Indebtedness"; or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (x) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date"), treating such period as a single accounting period; plus (y) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (excluding any Qualified Capital Stock of the Company (A) with respect to which the purchase price thereof has been financed directly or indirectly using funds (1) borrowed from the Company or any of its Subsidiaries or (2) contributed, extended, guaranteed or advanced by the Company or any of its subsidiaries (including without limitation in respect of any employee stock ownership or benefit plan) and (B) the net proceeds of which are intended to be or were used to redeem Exchange Notes as described under "Redemption -- Optional Redemption upon Public Equity Offerings").

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (a) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (b) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company (excluding any Qualified Capital Stock of the Company with respect to which the purchase price thereof has been financed directly or indirectly using funds (A) borrowed from the Company or any of its Subsidiaries or (B) contributed, extended, guaranteed or advanced by the Company or any of its subsidiaries (including without limitation in respect of any employee stock ownership or benefit plan); and (c) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Exchange Notes, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company (excluding any Qualified Capital Stock of the Company with respect to which the purchase price thereof has been financed directly or indirectly using funds (1) borrowed from the Company or any of its Subsidiaries or (2) contributed, extended, guaranteed or advanced by the Company or any of its subsidiaries (including without limitation in respect of any employee stock ownership or benefit plan) or (B) Refinancing Indebtedness. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clause (a) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (a) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); (b) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition: and (c) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either (i) to prepay any Senior Indebtedness and, in the case of any such Senior Indebtedness under any revolving credit facility, to effect a permanent reduction in the availability under such revolving credit facility, (ii) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and the Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets") or (iii) a combination of prepayment and investment permitted by the foregoing clauses (c)(i) and (c)(ii). On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (c)(i), (c)(ii) and
(c)(iii) of the next preceding sentence (each, a

"Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (c)(i), (c)(ii) and (c)(iii) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Exchange Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Exchange Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is convened into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $2.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $2.0 million, shall be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "Merger, Consolidation and Sale of Assets." the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or the Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Exchange Notes in an amount exceeding the Net Proceeds Offer Amount. Exchange Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the Indenture; (iii) customary non-assignment provisions of any lease governing a leasehold interest of any Restricted Subsidiary; (iv) any instrument governing Acquired Indebtedness incurred in accordance with paragraph
(b) of the covenant "Limitation on Incurrence of Additional Indebtedness," provided that such encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including without limitation such Person's direct and indirect Subsidiaries); (v) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or

(vi) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii),
(iv) or (v) above; provided that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (ii), (iv) or (v).

     Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary.

     Limitation on Liens. The Company will not, and will not cause or permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any kind against or upon any property or assets of the Company or any of the Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (a) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Exchange Notes, the Exchange Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (b) in all other cases, the Exchange Notes are equally and ratably secured, except for: (i) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (ii) Liens securing Senior Indebtedness; (iii) Liens securing the Notes; (iv) Liens in favor of the Company on assets of any Restricted Subsidiary of the Company;
(v) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (vi) Permitted Liens.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (a) either (i) the Company shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (A) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (B) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on the Exchange Notes and the performance of every covenant of the Exchange Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(B) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (ii) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under paragraph (b) under "Limitation on Incurrence of Additional Indebtedness"; (c) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(B) above (including without limitation giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (d) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more of the Company's Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Exchange Notes with the same effect as if such Surviving Entity had been named as such.


     The Indenture does not define or quantify the term "all or substantially all" as it relates to the disposition of properties or assets. The question of what constitutes a disposition of "all or substantially all" of the Company's properties or assets, and thus what constitutes a Change of Control, will depend on the facts and circumstances at the time the transaction occurs.


  Limitations on Transactions with Affiliates.

          (a) The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including without limitation the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (i) Affiliate Transactions permitted under paragraph (b) below and (ii) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions that are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $5.0 million, the Company or such Restricted Subsidiary, as the case may be, prior to the consummation thereof, will obtain an opinion stating that such transaction or series of related transactions are fair to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

          (b) The restrictions set forth in clause (a) shall not apply to: (i) the transactions described in the first, third and fourth paragraphs under "Certain Transactions"; (ii) reasonable fees and compensation, consistent with past practice, paid to and indemnity provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary as determined in good faith by the disinterested members of the Company's Board of Directors; (iii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; and (iv) Restricted Payments permitted by the Indenture.

     Limitations on Guarantees. The Indenture will provide that the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or secure through the granting of Liens (other than

Liens permitted under "Certain Covenants Limitations on Liens") any Indebtedness unless the Company causes each such Restricted Subsidiary to execute and deliver to the Trustee, prior to or concurrently with the issuance of such guarantee, a supplemental indenture, in form satisfactory to the Trustee, pursuant to which such Subsidiary unconditionally guarantees on a senior subordinated basis the payment of principal of, premium, if any, and interest on the Exchange Notes.

     Reports to Holders. The Company will deliver to the Trustee, within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with, such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company also will comply with the other provisions of TIA sec. 314(a).

     Limitation on Designations of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company which owns Capital Stock or Indebtedness of, or holds a Lien on assets of, a Restricted Subsidiary of the Company) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if: (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the sum of (i) fair market value of the Capital Stock of such Subsidiary owned by the Company and the Restricted Subsidiaries on such date and (ii) the aggregate amount of other Investments of the Company and the Restricted Subsidiaries in such Subsidiary on such date; and
(c) the Company would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described in paragraph (b) under "Limitation on Incurrence of Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture further will provide that the Company will not, and will not permit any Restricted Subsidiary to, at any time
(a) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including without limitation of any undertaking, agreement or instrument evidencing such Indebtedness), (b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (c) be directly or indirectly liable for any Indebtedness which provides that the holder thereof upon notice, lapse of time or both may declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (a) or (b), to the extent permitted under the covenant described under "Limitation on Restricted Payments."

     The Indenture further will provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if: (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

     All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (a) the failure to pay interest on any Exchange Note when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (b) the failure to pay the principal on any Exchange Note, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to purchase Exchange Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (c) a default in the observance or performance of any other covenant or agreement contained in the Indenture, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Exchange Notes (except in the case of a default with respect to the covenant described under "Certain Covenants Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (d) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any of its Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

          (e) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of the Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; or

          (f) certain events of bankruptcy affecting the Company or any of its Subsidiaries.

     If an Event of Default (other than an Event of Default specified in clause
(f) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Exchange Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default, and the same shall become immediately due and payable. If an Event of Default specified in clause (f) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture will provide that, at any time after a declaration of acceleration with respect to the Exchange Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Exchange Notes may rescind and cancel such declaration and its consequences (a) if the rescission would not conflict with any judgment or decree, (b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (e) in the event of the cure or waiver of an Event of Default of the type described in clause (f) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Exchange Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Exchange Notes.

     Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Exchange Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company, at its option and at any time, may elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Exchange Notes, except for (a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Exchange Notes when such payments are due, (b) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of transfer of Exchange Notes, replacement of mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payments, (c) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance: (a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Exchange Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (f) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (g) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (h) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (i) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Exchange Notes, as expressly provided for in the Indenture) as to all outstanding Exchange Notes when: (a) either (i) all the Exchange Notes theretofore authenticated and delivered (except lost, stolen or destroyed Exchange Notes that have been replaced or paid and Exchange Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all Exchange Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Exchange Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Exchange Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (b) the Company has paid all other sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any Holder in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including without limitation an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Exchange Notes, except that, without the consent of each Holder affected thereby, no amendment may: (a) reduce the amount of Notes whose Holders must consent to an amendment; (b) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Exchange Notes; (c) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (d) make any Exchange Notes payable in money other than that stated in the Notes; (e) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Exchange Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Exchange Notes to waive Defaults or Events of Default; (f) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; or (g) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

GOVERNING LAW

     The Indenture will provide that it and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of the Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Affiliate Transaction" has the meaning set forth under "Certain Covenants Limitation on Transactions with Affiliates."

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Restricted Subsidiaries (including by way of any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary; or (b) any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $1.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Certain Covenants Merger, Consolidation and Sale of Assets," (iii) disposals or replacements of obsolete equipment in the ordinary course of business and (iv) the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries.

     "Bazaar" means Bingo Press & Specialty Limited, doing business as Bazaar & Novelty.

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P")or Moody's Investors Service, Inc. ("Moody's"); (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million; (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

     "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); (b) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group (other than Affiliates of MLGA) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Change of Control Offer" has the meaning set forth under "Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "Change of Control."

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Company" means Stuart Entertainment, Inc.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (a) Consolidated Net Income and (b) to the extent Consolidated Net Income has been reduced thereby, (i) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business), (ii) Consolidated Interest Expense and (iii) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition "Consolidated EBITDA and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to: (a) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and (b) any Asset Sales or Asset Acquisitions (including without limitation any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period; provided that the Consolidated EBITDA of any Person acquired shall be included only to the extent includable pursuant to the definition of "Consolidated Net Income." If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any of such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio": (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (iii) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum, without duplication, of (a) Consolidated Interest Expense, plus
(b) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times
(y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person, for any period, the sum of, without duplication: (a) the aggregate of the interest expense (without deduction of interest income) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation (i) any amortization or write-off of debt discount or deferred financing costs (other than the write-off of up to $1.4 million of deferred financing costs associated with the repayment of indebtedness existing on the Issue Date with a portion of the net proceeds of the sale of the Notes), (ii) the net costs under Interest Swap Obligations,
(iii) all capitalized interest and (iv) the interest portion of any deferred payment obligation; and (b) the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains or losses from Asset Sales or abandonments or reserves relating thereto, (b) after-tax items classified as extraordinary or nonrecurring gains (or losses),
(c) the net income (or loss) of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of that Person, except to the extent of cash dividends or distributions paid to the referent Person or to any of its Restricted Subsidiaries by such Person, (f) income or loss attributable to discontinued operations (including without limitation operations disposed of during such period whether or not such operations were classified as discontinued) and (g) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to (a) Disqualified Capital Stock of such Person and (b) Investments described in clause (c) of the definition of Permitted Investments.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge that requires an accrual of or a reserve for cash charges for any future period).

     "Covenant Defeasance" has the meaning set forth under "Legal Defeasance and Covenant Defeasance."

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect any Person against fluctuations in currency values.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (a) Indebtedness under or in respect of the New Credit Agreement and (b) any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25 million and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

     "Designation" has the meaning set forth under "Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Designation Amount" has the meaning set forth under "Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Disqualified Capital Stock" means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Gaming Authority" means any United States federal, state or local agency (including without limitation any agency established by a federally recognized Indian tribe to regulate gaming on such tribe's reservation) and any Canadian federal, provincial, territorial or local agency, or any other foreign agency that has, or at any time after the date of the Indenture may have, jurisdiction over the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

     "Gaming Laws" means any law, rule, regulation or ordinance governing gaming activities, any administrative rules or regulations promulgated thereunder and any of the corresponding statutes, rules and regulations developed by any Gaming Authority to which the Company or any of its Subsidiaries is, or at any time after the date of the Indenture may be, subject.

     "incur" has the meaning set forth under "Certain Covenants in Limitation on Incurrence of Additional Indebtedness."

     "Indebtedness" means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, (b) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all Capitalized Lease Obligations of such Person, (d) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale Obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), (e) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (f) guarantees and other contingent Obligations (including without limitation repurchase Obligations) in respect of Indebtedness of any other Person, (g) all Obligations of any other Person that are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (h) all Obligations under currency agreements and interest swap agreements of such Person and (i) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital

Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company.

     "Independent Financial Advisor" means an investment banking firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Initial Purchasers" means BT Securities Corporation, BA Securities, Inc. and Oppenheimer & Co., Inc.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect: (a) loan or other extension of credit (including without limitation a guarantee) or capital contribution to (by means of any transfer of cash or other property (valued at the fair market value thereof) to others or any payment for property or services for the account or use of others); (b) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person; (c) guarantees or assumptions of Indebtedness or any other Obligation of any other Person (except for an assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and (d) all other items that would be classified as investments (including without limitation purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. If such Person or any of its Restricted Subsidiaries sells or otherwise disposes of any Common Stock of any direct or indirect Wholly Owned Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Wholly Owned Restricted Subsidiary of such Person, such Person shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Joint Venture" means a joint venture, partnership, corporation or other entity that is engaged in the same general business as the Company, and with respect to which the Company and its Restricted Subsidiaries own less than a majority of the aggregate voting power of all classes of the Capital Stock.

     "Legal Defeasance" has the meaning set forth under "Defeasance."

     "Lien" means, with respect to any Person, any lien, mortgage, deed of trust, pledge, security interest, easement, restriction, adverse claim, charge or encumbrance of any kind affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including without limitation legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, and (c) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "New Credit Agreement" means the Amended and Restated Credit Agreement dated as of November 13, 1996, among Stuart, Bazaar, Bank of America National Trust and Savings Association, as Agent, Bank of America of Canada, as Canadian Agent, the Chase Manhattan Bank as Co-Agent, and the Chase Manhattan Bank of Canada, as Co-Agent, together with the related documents thereto (including without limitation any security documents and the guarantee by the Company of the Indebtedness of Bazaar thereunder, to the extent such Indebtedness was incurred in compliance with the provisions of the Indenture), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity or refinancing, replacing or otherwise restructuring including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described in paragraph (b) under "Certain Covenants Limitation on Incurrence of Additional Indebtedness") or adding Subsidiaries as additional borrowers thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Payment Blockage Period" has the meaning set forth under "Subordination."

     "Permitted Indebtedness" means, without duplication, each of the following:

          (a) Indebtedness under the Notes and the Indenture;

          (b) Indebtedness, other than Prohibited Acquisition Indebtedness, incurred by the Company and Bazaar pursuant to the New Credit Agreement (and the guarantee thereof by any Restricted Subsidiary of the Company incurred in compliance with the provisions of the Indenture) in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $30.0 million (of which no more than $20.0 million may be incurred by Stuart and no more than $10.0 million may be incurred by Bazaar) and (y) (i) 80% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries and (ii) 50% of the net book value of the inventory of the Company and its Restricted Subsidiaries, of which no more than one-third may be incurred by Bazaar, less in either case any required permanent repayments under the New Credit Agreement;

          (c) other Indebtedness (including Capitalized Lease Obligations) of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments or permanent reductions thereon;

          (d) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of the Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (e) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

          (f) intercompany Indebtedness owed by any Restricted Subsidiary of the Company to the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (g) intercompany Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary, in each case subject to no Lien; provided that (i) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (ii) if as of any date any Person other than a Wholly Owned Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence:

          (i) Indebtedness of the Company or any of the Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; and Indebtedness of the Company or any of its Restricted Subsidiaries, not to exceed $3.0 million at any time, attributable to performance bonds obtained in the ordinary course of business consistent with past practice;

          (j) Refinancing Indebtedness; and

          (k) additional Indebtedness of the Company in an aggregate principal amount not to exceed $5.0 million at any one the outstanding.

     "Permitted Investments" means each of the following:

          (a) Investments by the Company or any Restricted Subsidiary in any Person that is or immediately after such Investment will become a Restricted Subsidiary or will merge or consolidate into the Company or a Restricted Subsidiary;

          (b) Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment by any Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (c) Investments in Unrestricted Subsidiaries and Joint Ventures, provided that: (i) after giving effect to any such Investment, the aggregate amount of Investments made pursuant to the provisions of this clause (c) does not exceed $7.5 million; and (ii) at the time any such Investment is made no Default or Event of Default shall have occurred or be continuing.

          (d) Investments in cash and Cash Equivalents;

          (e) loans and advances to employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million in the aggregate at any one time outstanding;

          (f) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture; and

          (g) Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "Certain Covenants Limitation on Asset Sales."

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

     "Permitted Liens" means the following types of Liens:

          (a) Liens on assets or property of the Company that secure Senior Indebtedness of the Company and Liens on assets or property of a Restricted Subsidiary that secure Senior Indebtedness of such Restricted Subsidiary, in each case to the extent such Senior Indebtedness is permitted under paragraph (b) of the covenant described under "Certain Covenants Limitations on Incurrence of Additional Indebtedness;"

          (b) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or the Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of Obligations for the payment of borrowed money);

          (e) judgment Liens not giving rise to an Event of Default;

          (f) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;

          (g) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

          (h) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired after the Issue Date; provided, however, that (i) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (i) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

          (j) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (k) Liens securing Indebtedness under Currency Agreements; and

          (l) Liens securing Acquired Indebtedness incurred in accordance with the covenant described in paragraph (b) under "Certain
     Covenants -- Limitation on Incurrence of Additional Indebtedness"; provided that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Company or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary and are no more favorable to the lienholders than those securing the

     Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary.

     "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Prohibited Acquisition Indebtedness" means any Indebtedness, the proceeds of which are used to make an Acquisition (as defined below) if, giving effect to the Incurrence of such Prohibited Acquisition Indebtedness on a pro forma basis, the ratio of (a) the aggregate amount of all Indebtedness, less (if the outstanding principal balance of all Revolving Loans (as defined in the New Credit Agreement) is zero on the Acquisition Date (as defined below)) the aggregate amount of Cash Equivalents in excess of $5.0 million, of the Company and its Restricted Subsidiaries on the date on which such Prohibited Acquisition Indebtedness is Incurred (the "Acquisition Date") to (b) Consolidated EBITDA during the Four Quarter Period ending on or most recently prior to the Acquisition Date, equals or exceeds 5.75 to 1 if such Prohibited Acquisition Indebtedness is Incurred at any time on or prior to September 30, 1998 or 5.50 to 1 if such Prohibited Acquisition Indebtedness is incurred at any time after September 30, 1998. For purposes of this definition, (i) "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio," (ii) Consolidated EBITDA shall be determined on a pro forma basis in accordance with the principles set forth in the definition of "Consolidated Fixed Charge Coverage Ratio" (including, for purposes of determining Consolidated Interest Expense, the principles set forth in the last sentence thereof) and the definitions referenced therein, and (iii) "Acquisition" means (A) an Asset Acquisition or (B) any Investment by the Company or any Restricted Subsidiary in any other Person, whether or not such other Person shall become a Restricted Subsidiary or an Unrestricted Subsidiary or shall be merged with or into a Restricted Subsidiary or an Unrestricted Subsidiary upon such Investment, provided that "Acquisition" shall not include any Investment in a Restricted Subsidiary that is not part of the transaction or series of related transactions pursuant to which such Subsidiary was acquired by the Company or any Restricted Subsidiary.

     "Public Equity Offering" has the meaning set forth under "Redemption Optional Redemption Upon Public Equity Offerings."

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock. "Reference Date" has the meaning set forth under "Certain Covenants -- Limitation on Restricted Payments."

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described in paragraph (b) under "Certain Covenants Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (b), (d), (e), (f), (g),
(h), (i) or (k) of the definition of Permitted Indebtedness), in each case that does not (a) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing) or (b) create Indebtedness with (i) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (ii) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (A) if such Indebtedness being Refinanced is Indebtedness of the Company or a Restricted Subsidiary, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Restricted Subsidiary and (B) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Company and the Initial Purchasers.

     "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Revocation" has the meaning set forth under "Certain
Covenants -- Limitation on Designations of Unrestricted Subsidiaries."

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Senior Indebtedness" means the principal of, premium, if any and interest on, and all other Obligations with respect to, any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter incurred, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company,
(c) Indebtedness that is represented by Disqualified Capital Stock, (d) Obligations for goods, materials or services purchased in the ordinary course of business or Obligations consisting of trade payables, (e) Indebtedness of or amounts owed by the Company for compensation to employees or for services rendered to the Company, (f) any liability for federal, state, local or other taxes owed or owing by the Company, (g) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company, and (h) that portion of any Indebtedness that is incurred by the Company in violation of the Indenture.

     "Subsidiary," with respect to any Person, means (a) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (b) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Surviving Entity" has the meaning set forth under "Certain
Covenants -- Merger, Consolidation and Sale of Assets."

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "Certain Covenants -- Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or another Wholly Owned Restricted Subsidiary.

                              DESCRIPTION OF NOTES

     The Notes evidence the same indebtedness as that which will be evidenced by the Exchange Notes and are entitled to the benefits of the Indenture. The form and terms of the Notes are the same as the form and terms of the Exchange Notes (which replace the Notes) except that none of the Notes was registered under the Securities Act. Therefore, the Notes may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes bear legends restricting the transfer thereof. In addition, with certain exceptions, the Notes may not be sold or transferred to, or acquired on behalf of, any pension or welfare plan (as described in Section 3 of the Employee Retirement Income Security Act of 1974). For a description of the terms of the Exchange Notes, see "Description of Exchange Notes."

                     EXCHANGE OFFER AND REGISTRATION RIGHTS

     The Company and the Initial Purchasers entered into the Registration Rights Agreement on November 13, 1996, pursuant to which the Company agreed, for the benefit of the Holders, that it would, at its own cost (i) within 45 days after the Issue Date (December 28, 1996), file a registration statement under the Securities Act with the Commission with respect to the Exchange Notes (which obligation has been satisfied by the filing of the Registration Statement of which this Prospectus is a part), and (ii) use its best efforts to cause such registration statement to be declared effective under the Securities Act within 135 days after the Issue Date (March 28, 1997). Upon the Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 20 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Notes. For each of the Notes surrendered pursuant to the Exchange Offer, the Holder who has surrendered such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the original issue date of the Note. Under existing Commission interpretations, the Exchange Notes would be freely transferable by Holders thereof, other than affiliates of the Company, after the Exchange Offer, without further registration under the Securities Act, if the Holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of any of the Company, as such terms are interpreted by the Commission; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Registration Statement. The Company has agreed for a period of 90 days after consummation of the Exchange Offer (or such longer period as may be required under the Securities Act) to make available a prospectus meeting requirements of the Securities Act to Participating Broker-Dealers for use in connection with any resale of such Exchange Notes.

     Each Holder who wishes to exchange its Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an affiliate of the Company.

     If the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the applicable Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days after the original issue date of the Notes (May 12, 1997), or, under certain circumstances, if the Initial Purchasers shall so request, the Company will (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"), (b) use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act, and
(c) use its best efforts to keep effective such Shelf Registration Statement until the earlier of three years from the date the Shelf Registration Statement is declared effective by the Commission and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder of the Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells its Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such Holder (including certain indemnification obligations).

     Although the Company has filed the registration statement described above, there can be no assurance that such registration statement will become effective. If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then the Company shall pay, as liquidated damages, additional interest ("Liquidated Damages"), to the Holders of the Notes as follows:

          (i) if the Registration Statement or Shelf Registration Statement is not filed within 45 days following the Issue Date (which requirement has been satisfied by the filing with the Commission of the Registration Statement of which this Prospectus is a part), Liquidated Damages shall accrue at a rate of 0.50% per annum of the principal amount of the Notes for the first 90 days commencing on the 46th day after the Issue Date, such Liquidated Damages rate increasing by an additional 0.50% per annum of the principal amount of the Notes at the beginning of each subsequent 90-day period;

          (ii) if the Registration Statement or Shelf Registration Statement is not declared effective within 135 days following the Issue Date, then, commencing on the 136th day after the Issue Date, Liquidated Damages shall accrue at a rate of 0.50% per annum of the principal amount of the Notes for the first 90 days immediately following the 136th day after the Issue Date, such Liquidated Damages rate increasing by an additional 0.50% per annum of the principal amount of the Notes at the beginning of each subsequent 90-day period; or

          (iii) if (A) the Company has not exchanged all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 180 days after the Issue Date or (B) the Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of the Issue Date (unless all the Notes have been sold thereunder), then Liquidated Damages shall accrue at a rate of 0.50% per annum of the principal amount of the Notes for the first 90 days commencing on (x) the 181st day after the Issue Date with respect to the Notes validly tendered and not exchanged by the Company, in the case of (A) above, or (y) the day the Registration Statement ceases to be effective or usable for its intended purpose in the case of (B) above, or (z) the day such Shelf Registration Statement ceases to be effective in the case of (C) above, such Liquidated Damages rate increasing by an additional 0.50% per annum of the principal amount of the Notes at the beginning of each subsequent 90-day period;

provided, however, that the Liquidated Damages rate may not exceed in the aggregate 1.0% per annum of the principal amount of the Notes; and provided, further, that (1) upon the filing of the Registration Statement or Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Registration Statement or Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of Notes for all Notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(C) above), Liquidated Damages as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     The amount of Liquidated Damages will be determined by multiplying the applicable Liquidated Damages rate by the principal amount of the Notes multiplied by a fraction, the numerator of which is the number of days such Liquidated Damages rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

                       CERTAIN INCOME TAX CONSIDERATIONS

     THE DISCUSSION BELOW IS INTENDED TO BE A GENERAL DESCRIPTION OF THE TAX CONSIDERATIONS MATERIAL TO AN INVESTMENT IN THE EXCHANGE NOTES AND THE NOTES. IT DOES NOT TAKE INTO ACCOUNT THE INDIVIDUAL CIRCUMSTANCES OF ANY PARTICULAR INVESTOR. THEREFORE, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES.

     FOR INFORMATION WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFER, SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER."

     The following is a summary of the material federal income tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes by a Holder. This summary deals only with Holders that will hold the Notes or the Exchange Notes as capital assets. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not the United States Dollars).

     The following discussion assumes that the payment of Liquidated Damages are remote contingencies, which the Company believes to be the case. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

INTEREST

     Interest (including any Liquidated Damages) paid on a Note or an Exchange Note will be taxable to a Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. Prospective investors should consult their tax advisers concerning the applicability of the source of income rules to income attributable to the Notes or the Exchange Notes.

ACQUISITION PREMIUM

     If a Holder acquires an Exchange Note or has acquired a Note, in each case, for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

     In general, a Holder's tax basis in an Exchange Note will equal the price paid for the Note for which such Exchange Note was exchanged pursuant to the Exchange Offer. A Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of a Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the Holder's tax basis in the Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of a Note or an Exchange Note will be capital gain or loss and will be long-term capital gain or loss if such Note or Exchange Note was held for more than one year. Any such gain will generally be United States source gain.

     A purchase of an Exchange Note or Note in a subsequent resale may be affected by the market discount provisions of the Code. These rules generally provide that subject to a statutorily defined de minimis exception, if a Holder purchases an Exchange Note (or purchased a Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor Note, if any) was held by such Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Note or a Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the Holder elects to accrue such discount on the basis of the constant yield method.

     In lieu of including the accrued market discount in income at the time of disposition, a Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of an Exchange Note in the hands of the Holder will be increased by the accrued market discount thereon as it is includable in income.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest (including any Liquidated Damages) and principal on, and the proceeds of sale or other disposition of the Notes or the Exchange Notes payable to a Holder may be subject to information reporting requirements, and backup withholding at a rate of 31% will apply to such payments if the Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain Holders (including, among others, corporations) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                         BOOK-ENTRY; DELIVERY AND FORM

     The Exchange Notes issued in exchange for the Notes (and the related guarantees) initially will be represented by a single permanent global certificate in definitive, fully registered form (the "Global Exchange Note"). Notwithstanding the foregoing, Notes held in certificated form, if any, will be exchanged solely for Exchange Notes in certificated form. As of the date of this Prospectus, no Notes were held in certificated form. The Global Exchange Note will be deposited upon issuance with, or on behalf of, the Depository Trust Company, New York, New York and registered in the name of a nominee of DTC. The Global Exchange Note will be subject to certain restrictions on transfer set forth therein.

     The Global Exchange Note. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Exchange Note, DTC or its custodian will credit, on its internal system, the principal amount of Exchange Notes of the individual beneficial interests represented by such Global Exchange Note to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Exchange Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of the Exchange Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Exchange Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Notes.

     Payments of the principal of, premium, if any, interest and Liquidated Damages, if any, on the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest or Liquidated Damages, if any, in respect of the Global Exchange Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Exchange Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery in definitive form of a security for any reason, including to sell Exchange Notes to persons in states which require physical delivery of the Exchange Notes, or to pledge such securities, such holder must transfer its interest in the Global Exchange Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes (including the presentation of Exchange Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Exchange Note are credited and only in respect of such portion of the aggregate principal amount of Exchange Notes as to which such participant has or participants have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Exchange Note for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Note and a successor depositary is not appointed by the Company within 90 days, certificated securities will be issued in exchange for the Global Exchange Note.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until             , 1997, all dealers
effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes), other than commissions or concessions of any brokers or dealers, and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in the Prospectus untrue in any material respect or which requires the making of any changes in the Prospectus in order to make the statements therein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental Prospectus to such broker-dealer.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Exchange Notes will be passed upon for the Company by Kutak Rock, 717 Seventeenth Street, Denver, Colorado 80202.

                                    EXPERTS

     The consolidated financial statements of Stuart Entertainment, Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing herein, and have been included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

     The balance sheets as of December 31, 1995 and 1994 and the statements of income and cash flows for each of the three years in the period ended December 31, 1995 of Trade Products, Inc. included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

           AS OF AND FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
               AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                                                                  PAGE
                                                              -------------
Independent Auditors' Report................................  F-2
Consolidated Statements of Operations for Years Ended
  December 31, 1993, 1994 and 1995..........................  F-3
Consolidated Balance Sheets as of December 31, 1994 and
  1995......................................................  F-4 to F-5
Consolidated Statements of Stockholders' Equity for Years
  Ended December 31, 1993, 1994 and 1995....................  F-6
Consolidated Statements of Cash Flows for Years Ended
  December 31, 1993, 1994 and 1995..........................  F-7
Notes to Consolidated Financial Statements..................  F-8 to F-25
Financial Statement Schedules:
  Schedule II Valuation and Qualifying Accounts.............  F-26
Consolidated Statements of Operations for Nine Months Ended
  September 30, 1995 and 1996 (unaudited)...................  F-27
Consolidated Balance Sheets at December 31, 1995 and
  September 30, 996 (unaudited).............................  F-28
Consolidated Statements of Cash Flows for Nine Months Ended
  September 30, 1995 and 1996 (unaudited)...................  F-29
Notes to Consolidated Financial Statements (unaudited)......  F-30 to F-32

                              TRADE PRODUCTS, INC.

                                                                  PAGE
                                                              -------------
Report of Independent Accountants...........................  F-33
Balance Sheets as of December 31, 1994 and 1995.............  F-34
Statements of Income for the Years Ended December 31, 1993,
  1994 and 1995.............................................  F-35
Statement of Cash Flows for the Years Ended December 31,
  1993, 1994 and 1995.......................................  F-36
Notes to Financial Statements...............................  F-37 to F-42
Balance Sheets as of December 31, 1995 and September 30,
  1996 (unaudited)..........................................  F-43
Statements of Income for the Nine Months Ended September 30,
  1995 and 1996 (unaudited).................................  F-44
Statements of Cash Flows for the Nine Months Ended September
  30, 1995 and 1996 (unaudited).............................  F-45
Notes to Financial Statements (unaudited)...................  F-46 to F-47

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Stuart Entertainment, Inc.
Council Bluffs, Iowa

     We have audited the accompanying consolidated balance sheets of Stuart Entertainment, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at page F-1. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Stuart Entertainment, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in January 1993.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 25, 1996

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                             1993             1994             1995
                                                         -------------    -------------    -------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
NET SALES..............................................     $   53,937       $   59,158       $  109,882
COST OF GOODS SOLD.....................................         40,167           42,987           74,722
                                                            ----------       ----------       ----------
GROSS MARGIN...........................................         13,770           16,171           35,160
OTHER EXPENSES AND INCOME:
  Selling, general and administrative expenses.........         11,470           14,323           26,581
  Amortization of goodwill.............................             61               96              878
  Equity in (earnings) losses of joint ventures (Note
     8)................................................            705              980             (129)
  Termination of Consulting Agreement (Note 10)........             --            2,000               --
  Interest expense, net................................            775            1,045            4,448
  United Kingdom charge (Note 8).......................             --               --              819
                                                            ----------       ----------       ----------
     Other Expenses and Income -- Net..................         13,011           18,444           32,597
                                                            ----------       ----------       ----------
INCOME (LOSS) BEFORE INCOME TAXES......................            759           (2,273)           2,563
INCOME TAX PROVISION (BENEFIT) (Note 6)................            247             (665)           1,777
                                                            ----------       ----------       ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE.................................            512           (1,608)             786
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
  (Note 1).............................................            187               --               --
                                                            ----------       ----------       ----------
NET INCOME (LOSS)......................................     $      699       $   (1,608)      $      786
                                                            ==========       ==========       ==========
EARNINGS (LOSS) PER SHARE: (Note 1)
  Income (loss) before cumulative effect of change in
     accounting principle -- primary...................     $      .15       $    (0.45)      $     0.12
Cumulative effect of change in accounting principle....            .05               --               --
                                                            ----------       ----------       ----------
Earnings (loss) per share -- primary...................     $      .20       $    (0.45)      $     0.12
                                                            ==========       ==========       ==========
Average Common and Common
  Equivalent Shares Outstanding -- primary.............      3,524,112        3,560,848        6,705,904
                                                            ==========       ==========       ==========
Income (loss) before cumulative effect of change in
  accounting principle -- fully dilutive...............     $      .15       $    (0.45)      $     0.11
Cumulative effect of change in accounting principle....            .05               --               --
                                                            ----------       ----------       ----------
Earnings (loss) per share -- fully dilutive............     $      .20       $    (0.45)      $     0.11
                                                            ==========       ==========       ==========
Average Common and Common Equivalent Shares
  Outstanding -- fully dilutive........................      3,524,112        3,560,848        7,053,222
                                                            ==========       ==========       ==========

                See Notes to Consolidated Financial Statements.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                1994         1995
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash......................................................   $  2,116     $    943
  Receivables:
     Trade receivables, less allowance for doubtful accounts
      of $1,598 and $2,086, respectively:
     Related parties........................................        838        1,014
     Other..................................................     14,163       17,202
     Current portion of notes receivable, less allowance for
      doubtful accounts of $199 and $199, respectively:
     Related parties........................................         30           30
     Other..................................................        731        1,123
  Inventories (Note 3)......................................     16,103       21,982
  Refundable income taxes...................................        225           --
  Deferred income taxes (Note 6)............................      1,665        1,746
  Prepaid expenses and other................................        388          547
                                                               --------     --------
       Total Current Assets.................................     36,259       44,587
PROPERTY, PLANT AND EQUIPMENT (Note 5):
  Land and buildings........................................      4,710        4,950
  Equipment.................................................     24,520       29,262
                                                               --------     --------
       Total................................................     29,230       34,212
  Less accumulated depreciation.............................     (9,387)     (13,095)
                                                               --------     --------
       Property, Plant and Equipment -- net.................     19,843       21,117
OTHER ASSETS:
  Notes receivable, less allowance for doubtful accounts of
     $423 and $124, respectively:
     Related parties........................................        172          143
     Other..................................................      1,194        1,118
  Goodwill, less accumulated amortization of $426 and
     $1,209, respectively (Note 2)..........................     28,958       29,194
  Investment in joint ventures (Note 8).....................        155           56
  Deferred financing costs, net of accumulated amortization
     of $16 and $375, respectively..........................      1,613        1,660
  Other investments and assets..............................        783        1,119
                                                               --------     --------
       Total Other Assets...................................     32,875       33,290
                                                               --------     --------
          TOTAL ASSETS......................................   $ 88,977     $ 98,994
                                                               ========     ========

                See Notes to Consolidated Financial Statements.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1994 AND 1995

                                                                1994         1995
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 5)................   $  6,482     $  7,897
  Bazaar Purchase Price Adjustment (Note 2).................      1,642          710
  Trade payables:
     Related parties........................................        276           --
     Other..................................................     10,180       12,512
  Accrued payroll and benefits..............................      1,597        1,967
  Other accrued liabilities.................................      1,476          900
  Income taxes payable......................................         --          543
  Deferred taxes (Note 6)...................................        152           40
                                                               --------     --------
       Total Current Liabilities............................     21,805       24,569
LONG-TERM DEBT: (Note 5)
  Related parties...........................................      5,000        5,000
  Other.....................................................     29,416       34,586
                                                               --------     --------
       Total Long-Term Debt.................................     34,416       39,586
DEFERRED INCOME TAXES (Note 6)..............................      2,270        2,594
DEFERRED INCOME (Note 11)...................................        333          205
COMMITMENTS AND CONTINGENCIES (Notes 5,9,11 and 13)
STOCKHOLDERS' EQUITY: (Notes 1, 2, 5 and 7)
  Common stock -- $.01 par value; 20,000,000
  shares authorized; 6,595,048 and 6,753,309
  shares outstanding, respectively..........................         66           68
  Additional paid-in-capital................................     25,776       26,384
  Retained earnings.........................................      4,739        5,525
  Treasury stock (56,260 shares at cost)....................       (189)        (189)
  Cumulative translation adjustment, net of
     deferred income taxes..................................       (239)         252
                                                               --------     --------
       Total Stockholders' Equity...........................     30,153       32,040
                                                               --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $ 88,977     $ 98,994
                                                               ========     ========

                See Notes to Consolidated Financial Statements.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                   ADDITIONAL                         CUMULATIVE
                                          COMMON    PAID-IN     RETAINED   TREASURY   TRANSLATION
                                          STOCK     CAPITAL     EARNINGS    STOCK     ADJUSTMENT     TOTAL
                                          ------   ----------   --------   --------   -----------   -------
                                                               (DOLLARS IN THOUSANDS)
BALANCE, JANUARY 1, 1993................   $34      $ 8,675     $ 5,648     $(189)       $  --      $14,168
Net income..............................    --           --         699        --           --          699
Issuance of 37,810 shares...............     1          118          --        --           --          119
Paid-in capital from non-qualified
  stock options issued (Note 7).........    --           99          --        --           --           99
Income tax benefit on stock
  options exercised (Note 7)............    --           55          --        --           --           55
                                           ---      -------     -------     -----        -----      -------
BALANCE, DECEMBER 31, 1993..............    35        8,947       6,347      (189)          --       15,140
Net loss................................    --           --      (1,608)       --           --       (1,608)
Issuance of 3,000 shares from
  exercise of stock options.............    --            9          --        --           --            9
Issuance of 3,130,435 shares, and
  warrants on 775,000 shares, net
  of issuance costs of $1,344...........    31       16,625          --        --           --       16,656
Issuance of warrants on 100,000
  shares to Mr. Stuart..................    --          144          --        --           --          144
Translation adjustment, net of
  deferred taxes of $134 (Note 1).......    --           --          --        --         (239)        (239)
Paid-in capital from non-qualified
  stock options issued (Note 7).........    --           51          --        --           --           51
                                           ---      -------     -------     -----        -----      -------
BALANCE, DECEMBER 31, 1994..............    66       25,776       4,739      (189)        (239)      30,153
Net income..............................    --           --         786        --           --          786
Issuance of 102,609 shares from
  exercise of stock options.............     1          251          --        --           --          252
Income tax benefit on stock options
  exercised (Note 7)....................    --           25          --        --           --           25
Translation adjustment, net of
  deferred taxes of $276 (Note 1).......    --           --          --        --          491          491
Issuance of 55,652 shares in
  connection with the acquisition
  of Reliable Corporation, net of
  issuance costs of $6..................     1          313          --        --           --          314
Paid-in capital from non-qualified
  stock options issued (Note 7).........    --           19          --        --           --           19
                                           ---      -------     -------     -----        -----      -------
BALANCE, DECEMBER 31, 1995..............   $68      $26,384     $ 5,525     $(189)       $ 252      $32,040
                                           ===      =======     =======     =====        =====      =======

                See Notes to Consolidated Financial Statements.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                               1993        1994       1995
                                                              -------    --------    -------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $   699    $ (1,608)   $   786
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
  Cumulative effect of change in accounting principle.......     (187)         --         --
  Payment on Termination Agreement..........................       --          --     (1,200)
  Depreciation and amortization.............................    1,593       1,935      4,617
  Amortization of debt financing fees.......................       --          --        356
  Provision for doubtful accounts...........................      397       1,287        543
  Termination of Consulting Agreement (Note 10).............       --       2,000         --
  Equity in (earnings) losses of joint ventures.............      705         980       (129)
  Deferred income taxes.....................................      220      (1,250)      (221)
  Other noncash expenses -- net.............................      204       1,328        508
  Change in operating working capital items, net of amounts
     from acquisitions (Note 14)............................   (4,143)     (3,470)    (7,050)
                                                              -------    --------    -------
          Net cash provided by (used in) operating
             activities.....................................     (512)      1,202     (1,790)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Bazaar (Note 2): Payment to Mr. Stuart for
     stock of LSA...........................................       --     (30,000)        --
  Cash balance of Bazaar at date of Acquisition.............       --       1,026         --
  Costs of acquisition paid.................................     (246)       (609)        --
  Capital expenditures......................................     (254)       (818)    (1,317)
  Proceeds from disposals...................................       12          43        138
  Payments received on notes receivable.....................    1,031       1,052      1,261
  Investment in joint ventures prior to Acquisition.........   (1,028)       (856)        --
  Cost of acquisition of LSA................................       --          --       (274)
  Investment in distributor.................................     (100)         --       (116)
  Acquisition of Reliable...................................       --          --       (295)
  Other.....................................................       (5)       (234)       (79)
                                                              -------    --------    -------
          Net cash used in investing activities.............     (590)    (30,396)      (682)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) on old lines of credit..........    2,815      (9,651)        --
  Borrowings under Revolving Facilities.....................       --      12,728      8,052
  Costs of debt financing...................................       --      (1,644)      (375)
  Proceeds from additions to long term debt.................       90      15,000         --
  Payments on term facility.................................       --          --     (3,023)
  Payments on long-term debt................................   (2,059)     (2,276)    (3,081)
  Payments on LSA Purchase Price Adjustment
  Proceeds from sale of common stock (Note 2)...............       --      18,000       (932)
  Proceeds from issuance of long-term debt..................       --          --        348
  Proceeds from exercise of stock options...................       --          --        277
  Costs of stock issuance paid..............................       --      (1,344)        (6)
  Proceeds from other issuances of common stock.............       99           9         --
                                                              -------    --------    -------
          Net cash provided by financing activities.........      945      30,822      1,260
  Effect of currency exchange rate changes on cash of
     foreign subsidiaries...................................       --         (24)        39
                                                              -------    --------    -------
NET INCREASE (DECREASE) IN CASH.............................     (157)      1,604     (1,173)
CASH AT BEGINNING OF YEAR...................................      669         512      2,116
                                                              -------    --------    -------
CASH AT END OF YEAR.........................................  $   512    $  2,116    $   943
                                                              =======    ========    =======

                See Notes to Consolidated Financial Statements.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

1. SUMMARY OF ACCOUNTING POLICIES

     NATURE OF OPERATIONS -- Stuart Entertainment, Inc. and its subsidiaries (collectively, the "Company") are primarily engaged in manufacturing and distributing a complete line of bingo cards, break-open tickets, ink dabbers, electronic equipment, supplies, and accessories. The Company's products are sold primarily in the United States and Canada to distributors, who resell them to fraternal, charitable, religious and social organizations, lodges, hospitals, nursing homes, PTA groups, military clubs and other similar organizations, primarily non-profit, which use such products to raise money and provide entertainment. To a lesser extent the Company's products are also sold to charitable and commercial bingo halls and to governmental lottery agencies through company-owned retail locations located in Canada, mail order catalogs and promotional flyers. The Company is also engaged in the manufacture and distribution of electronic gaming equipment, primarily for the Company's bingo markets.

     CONSOLIDATION -- The consolidated financial statements include the Company, its wholly owned subsidiaries and its indirectly wholly owned subsidiaries (from the date they became indirectly wholly owned). All significant intercompany transactions and balances have been eliminated in consolidation.

     EARNINGS PER SHARE -- The number of shares used in the computation of primary and fully diluted earnings per share for the years ended December 31, 1993, 1994 and 1995 is based upon the weighted average number of shares outstanding and, if dilutive, common stock equivalents (stock options and warrants) of the Company using the treasury stock method.

     FOREIGN CURRENCY TRANSLATION AND REMEASUREMENT -- The financial statements and transactions of Bingo Press & Specialty Limited and Stuart Entertainment Limited are maintained in their functional currency (Canadian dollars (C$) and British pounds (pound), respectively) and translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 ("SFAS 52"). Assets and liabilities are translated at current exchange rates in effect at the balance sheet date and stockholders' equity is translated at historical exchange rates. Revenues and expenses are translated at the average exchange rate for each period. Translation adjustments, which result from the process of translating Canadian dollar and British pound financial statements into U.S. dollars, are accumulated in a separate component of stockholders' equity in accordance with SFAS 52.

     The financial statements and transactions of Stuart Entertainment S.A. de C.V. (recorded in Mexican pesos) have been remeasured into U.S. dollars in accordance with SFAS 52. Assets and liabilities are remeasured at the end of period exchange rates, except for inventory, property and stockholders' equity which are remeasured at historical exchange rates. The statement of operations has been remeasured at average exchange rates for the period, except for cost of sales and depreciation which have been remeasured at historical exchange rates. Gains and losses from remeasurement are recognized currently in operations. For the years ended December 31, 1994 and 1995, the Company recognized a remeasurement loss of $18,000 and $547,000, respectively.

     INVENTORIES -- Inventories are stated at the lower of cost (first-in, first-out) or market.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment used in operations are stated at cost and are depreciated over the estimated useful lives (two to thirty years) using the straight-line method.

     INVESTMENTS -- Investments in the common stock of certain affiliated companies are accounted for using the equity method unless application of the cost method provides substantially similar results. In those circumstances, the cost method is used.

     DEFERRED FINANCING FEES -- Costs incurred relating to the Credit Agreement (see Note 5) are being amortized to interest expense using the straight-line method over the five-year term of the Credit Agreement.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

     GOODWILL -- Goodwill from the acquisition of Bingo Press & Specialty Limited is amortized on a straight-line basis over a forty year period (see Note
2). Goodwill from other transactions is amortized on a straight-line basis over periods ranging from ten years to forty years.

     The Company periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur. The Company recognized an impairment of goodwill in 1995, included in a one-time pre-tax charge, relating to the discontinuation of its manufacturing operations in the United Kingdom (see Note 8).

     INCOME TAXES -- Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method for accounting for income taxes from the deferred method (under APB No. 11) to an asset and liability approach. The asset and liability method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of certain assets and liabilities. In adopting SFAS No. 109, the Company did not restate the financial statements of prior years, but recorded a positive cumulative effect on net income from this change in accounting principles of $187,000 as of January 1, 1993.

     RESEARCH AND DEVELOPMENT COSTS -- Research and development costs ("R&D costs") are charged to expense when incurred. During the years ended December 31, 1993, 1994 and 1995, R&D costs totalling approximately $685,000, $784,000, and $745,000, respectively, were charged to expense.

     USE OF ESTIMATES -- The consolidated financial statements of the Company include estimates and assumptions related to certain assets, liabilities, revenues and expenses and the disclosure of certain contingent assets and liabilities. Actual future results may differ from such estimates.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS -- The Financial Accounting Standards Board (FASB) issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of," which establishes methods for determining when an impairment of long-lived assets has occurred and for measuring the impairment of long-lived assets. The FASB also issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and which requires increased stock-based compensation disclosures. The Company does not intend to elect expense recognition for stock options. Both statements are effective for the Company on January 1, 1996. Implementation of these Statements is not expected to have a material adverse effect on the Company's results of operations or financial condition.

     RECLASSIFICATIONS -- Certain reclassifications were made to the 1993 and 1994 financial statements to conform to the 1995 presentations. All amounts shown are in U.S. dollars, unless otherwise noted.

2. ACQUISITIONS

Bingo Press & Specialty Limited:

     On December 13, 1994, the Company completed the acquisition (the "Acquisition") of Len Stuart & Associates Limited ("LSA") pursuant to a Stock Purchase Agreement (the "LSA Agreement") with LSA and Mr. Leonard A. Stuart, the sole stockholder of LSA and the Chairman and former Chief Executive Officer of the Company. LSA was the holding company for i) Bingo Press & Specialty Limited, an Ontario, Canada corporation and a major manufacturer of bingo supplies and related products in Canada, which operates under the trade name Bazaar & Novelty ("Bazaar"), and ii) Niagara Bazaar & Novelty Limited, an Ontario, Canada corporation and a retailer of bingo supplies and related products ("Niagara").

     The total purchase price was $36,786,000, consisting of the following: i) payment of $30,000,000 cash at closing, ii) issuance of a senior subordinated note for $5,000,000 (see Note 5), iii) issuance of warrants to

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

purchase 100,000 shares of the Company's common stock at an exercise price of $5.75 per share (valued by the Company at $144,000) and iv) the Bazaar Purchase Price Adjustment (as defined below). In connection with the Acquisition, the Company incurred $1,129,000 of transaction costs.

     The LSA Agreement required an adjustment to the purchase price ("Bazaar Purchase Price Adjustment") to the extent that the Consolidated Net Book Value (as defined in the LSA Agreement) of LSA and its subsidiaries on September 30, 1994 was more or less, respectively, than the Consolidated Net Book Value of LSA and its subsidiaries on December 31, 1993. The Bazaar Purchase Price Adjustment was determined to be $1,642,000.

     To partially finance the Acquisition, the Company entered into an agreement with MLGA Fund II, L.P. and Bingo Holdings Inc., affiliates of the investment banking firm of Morgan Lewis Githens & Ahn, Inc. ("MLGA, Inc."), whereby Bingo Holdings Inc. purchased i) 3,130,435 newly issued shares of the Company's common stock for $5.75 per share and ii) received warrants to acquire 775,000 shares of the Company's common stock at an exercise price of $5.75 per share, for an aggregate purchase price of $18,000,000 (the "Equity Financing"). With the net proceeds from the Equity Financing and amounts borrowed under the Credit Agreement (see Note 5), the Company acquired LSA.

     The Acquisition was accounted for using the purchase method of accounting. The purchase price was allocated to the fair value of the acquired assets and liabilities, resulting in the recording of goodwill of $27,316,000.

     The results of operations of Bazaar have been consolidated since the date of the Acquisition.

     The following pro forma condensed consolidated statements of operations for the years ended December 31, 1994 and 1993 give effect to the Acquisition and the Equity and Debt Financing as if such transactions had occurred as of the beginning of each period presented. The pro forma condensed consolidated statements of income do not purport to represent what the Company's results of operations would have been if such transactions had in fact occurred on such dates and should not be viewed as predictive of the Company's financial results in the future.

                                                             PRO FORMA           PRO FORMA
                                                             YEAR ENDED          YEAR ENDED
                                                            DECEMBER 31,        DECEMBER 31,
                                                                1993                1994
                                                           --------------      --------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
Net Sales:...............................................     $   90,933          $   94,788
Net Earnings (Loss):.....................................     $    1,259          $     (807)
Earnings per Share:......................................     $     0.18          $    (0.12)
Average Common and Common Equivalent Shares
  Outstanding............................................      7,016,000           6,537,000

     The pro forma results above do not include the following non-recurring charges that were included in the results of operations after the date of the
Acquisition:

     i) In accordance with the application of purchase accounting to the assets of Bazaar, the finished goods of Bazaar were recorded at sales value less costs to sell and a reasonable margin on the costs to sell. This resulted in the write-up of finished goods inventory of Bazaar by approximately $879,000, which was included in cost of goods sold in 1994 and 1995 as the finished goods were sold during those periods.

     ii) The Company incurred and expensed approximately $329,000 in employment costs related to new executives of the Company during the year ended December 31, 1994. These costs are not expected to be recurring costs of the Company.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

     The Company and Bazaar sold merchandise to each other prior to the Acquisition. The Company's sales to and purchases from Bazaar were as follows:

                                                                             PERIOD FROM
                                                            YEAR ENDED       JANUARY 1 TO
                                                           DECEMBER 31,      DECEMBER 13,
                                                               1993              1994
                                                           ------------      ------------
                                                               (DOLLARS IN THOUSANDS)
Sales....................................................     $1,316            $1,521
Purchases................................................     $  212            $  713

The Reliable Corporation of America, Inc.:

     On January 10, 1995, the Company acquired i) substantially all of the assets and assumed substantially all existing liabilities (the "Net Assets") from The Reliable Corporation of America, Inc. ("Reliable") and ii) two presses owned by one of Reliable's stockholders (the "Presses").

     The total purchase price paid for the Net Assets and the Presses was $1,300,000, subject to adjustment. The purchase price was paid as follows: i) $200,000 paid in cash, ii) $320,000 paid through the issuance of 55,652 shares of the Company's common stock valued at $5.75 per share, and iii) $780,000 in the form of a promissory note with equal principal payments over 90 months plus accrued interest at a rate of 1% over national prime. The balance on the promissory note was $684,667 with an interest rate of 9.75% at December 31, 1995.

     The Company entered into non-competition agreements with the stockholders of Reliable. Under these agreements, the Company will make monthly payments of approximately $5,000 for 90 months to the Reliable stockholders. The present value of these payments at December 31, 1995 (using a 9% discount factor) is $270,000. The Company also entered into an employment agreement with the President of Reliable which was subsequently terminated by mutual consent.

     The pro forma condensed consolidated statements of operations for the years ended December 31, 1994 and 1993 giving effect to the acquisition of Bazaar and Reliable is substantially the same as the pro forma statements presented earlier for the acquisition of Bazaar alone.

Other Acquisitions:

     During 1993, the Company acquired 49% of the outstanding stock of a distributor of bingo and other fund raising supplies. The total consideration given for the stock of this company was $322,000, which included a promissory note in the amount of $222,000 and cash consideration of $100,000.

3. INVENTORIES

     Inventories consisted of the following at December 31:

                                                                1994         1995
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Raw materials...............................................    $ 4,380      $ 3,517
Work-in-process.............................................      2,418        5,056
Finished goods..............................................      9,305       13,409
                                                                -------      -------
Total.......................................................    $16,103      $21,982
                                                                =======      =======

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

4. NOTES PAYABLE TO BANK

     The Company had a loan agreement with a regional bank dated August 25, 1993 under which it had a short-term line of credit and could borrow up to $6,650,000, with the actual borrowing limit determined as a percentage of eligible receivables and inventories. Amounts advanced under this line of credit bore interest at the bank's prime rate plus 1/2%. During 1994, the amount available under this short-term line of credit was increased to $7,500,000 and the maturity was extended to January 30, 1995. All amounts outstanding on this line of credit, which totalled $7,289,000, were repaid on December 13, 1994 upon obtaining new financing under the Credit Agreement described below.

     At the date of the Acquisition, Bazaar had a loan agreement with a Canadian bank under which it had an operating loan, which bore interest at the bank's prime rate plus 1/2%, and a term loan for the payment of income taxes, which bore interest at the bank's prime rate plus 1%. All amounts outstanding on the operating loan and the term loan, which totalled C$5,300,000 ($3,820,000), were repaid on December 13, 1994 upon obtaining the new financing under the Credit Agreement described below.

5. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                1994         1995
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Borrowings under Credit Agreement:
  Revolving Facility........................................    $12,601      $20,921
  Term Facility.............................................     14,840       12,135
Subordinated note payable to Mr. Stuart.....................      5,000        5,000
Other term loans and mortgages payable to banks.............      1,208        2,064
Obligations under capital leases............................      4,211        4,669
Notes payable to others.....................................      3,038        2,694
                                                                -------      -------
     Total..................................................     40,898       47,483
     Less current portion...................................      6,482        7,897
                                                                -------      -------
     Total long-term debt...................................    $34,416      $39,586
                                                                =======      =======

Borrowings Under Credit Agreement:

     The Company's bank credit facility is for an aggregate principal amount of up to $38,000,000, with a senior secured revolving line of credit of $23,000,000 (the "Revolving Facility") and a senior secured term loan facility of $15,000,000 (the "Term Facility"). The Revolving Facility and Term Facility are separated into U.S. and Canadian facilities, respectively. The Company increased the maximum available under the Revolving Facility from $20,000,000 at December 31, 1994 to $23,000,000 at December 31, 1995. Any amount outstanding under this $3,000,000 additional amount shall be paid in full at December 31, 1996. The Credit Agreement expires and all other remaining amounts outstanding are due on December 12, 1999.

     Loans under the U.S. Revolving Facility and the U.S. Term Facility can, at the option of the Company, be priced either as i) a Base Rate Loan (at the bank's prime rate plus 1 1/4%) or ii) an Offshore loan (at LIBOR rates plus
2 1/2%). Loans under the Canadian Revolving Facility and the Canadian Term Facility can, at the option of the Company, be priced either as i) a Base Rate Loan (at the bank's Canadian prime rate plus 1 1/4%) or ii) an Offshore Loan (at Bankers Acceptance Rates plus 2 1/2%). Interest payments are due i) monthly on Base Rate Loans or ii) at the end of an Offshore Loan period, which could be from 1 day to 180

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

days. In addition, the Company pays an unused facility fee of 1/2 of 1% for the portion of the U.S. and Canadian Revolving Facilities that are not used during a particular quarter and a yearly administrative fee of $35,000.

     The Credit Agreement requires quarterly principal payments on the Term Facility of $250,000 under the U.S. Term Facility and C$694,000 ($492,000) under the Canadian Term Facility until maturity. No principal payments are required on the Revolving Facility until maturity.

     At December 31, 1994 and 1995, loans outstanding on the U.S. Revolving Facility totalled $4,800,000 and $11,540,000, respectively, and loans outstanding on the Canadian Revolving Facility totalled C$11,000,000 ($7,801,000) and C$12,800,000 ($9,381,000), respectively. Weighted average year-end interest rates on the U.S. Revolving Facility and Canadian Revolving Facility at December 31, 1995 were 8.42% and 8.55%, respectively. At December 31, 1994 and 1995, loans outstanding on the U.S. Term Facility totalled $5,000,000 and $4,000,000, respectively, and loans outstanding on the Canadian Term Facility totalled C$13,875,000 ($9,840,000) and C$11,100,000 ($8,135,000),
respectively. Interest rates on the U.S. Term Facility and Canadian Term Facility at December 31, 1995 were 8.44% and 8.55%, respectively.

     Amounts outstanding under the Credit Agreement are secured by a perfected first and sole priority lien and perfected security interest in i) a pledge of all of the issued and outstanding stock of the subsidiaries of the Company now owned or hereafter acquired, and ii) all of the real and personal assets of the Company and its subsidiaries except for those assets previously encumbered under existing notes payable and capital lease obligations.

     The Credit Agreement contains various covenants for the Company to comply with, such as minimum net worth, fixed coverage ratio, leverage ratio and restrictions on additional borrowings, cash dividends and capital expenditures.

     In connection with the Credit Agreement, the Company incurred $1,644,000 and $375,000 of costs for the years ended December 31, 1994 and 1995, respectively.

     In connection with the Acquisition (Note 2), the Company issued a $5,000,000 senior subordinated note to Mr. Stuart. The note bears interest at 10% (payable quarterly) and matures on March 31, 2000. The note does not require scheduled principal payments. The note is subordinated to the debt under the Credit Agreement.

Other Term Loans and Mortgages Payable to Banks:

     On April 30, 1991, the Company executed a $1,200,000 term loan with a local bank to finance the acquisition of a building the Company had been leasing in Council Bluffs, Iowa and the construction of an addition to the building. The note, as renegotiated in 1993, is secured by a mortgage on the building and requires monthly principal and interest payments of $16,000 through October 15, 1998, when the remaining principal balance is due. The note bears interest at a rate of 8.25%. The balance outstanding at December 31, 1994 and 1995 was $901,000 and $790,000, respectively.

     Bazaar has several notes payable to banks for mortgages on properties located in the Maritime provinces of Canada. These notes, with a total balance outstanding of $287,000 at December 31, 1995, bear interest at rates ranging from 8.13% to 11.25% and require monthly principal and interest payments of $7,000. The notes have five-year terms (with amortization based on a 25-year schedule) that mature between May 1996 and September 1996. The Company, as is customary in Canada, will continue to renew these notes on a five-year basis until they are paid in full.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

Obligations Under Capital Leases:

     Obligations under capital leases are payable to a number of financial institutions and lenders. Under the terms of the lease agreements, financing for equipment has been provided with lease terms of three to six years. Lease payments are determined based upon a simple interest equivalent rate, which range from 7.9% to 15.2%. Ownership of the equipment passes to the Company at the end of the lease term upon payment of a nominal purchase price. During 1994 and 1995, the Company financed the acquisition of property, plant and equipment totalling $923,000 and $2,092,000, respectively, through the assumption of obligations under capital leases. At December 31, 1995, the total cost of assets under capital leases were $6,287,165, net of accumulated depreciation of $2,498,574.

     In October 1995, the Company completed a lease line of credit with its primary bank. The facility provides lease financing on capitalized equipment purchased through December 31, 1996.

     The maximum available under this facility is $5,000,000. At December 31, 1995 $3,813,000 remained available under this facility.

     Future minimum lease payments under capital leases in effect at December 31, 1995 are as follows:

                                                                (DOLLARS
                                                              IN THOUSANDS)
                                                              -------------
1996........................................................     $2,085
1997........................................................      1,548
1998........................................................        818
1999........................................................        854
2000........................................................        222
                                                                 ------
Total.......................................................      5,527
Less amount representing interest...........................        858
                                                                 ------
Present value of net minimum lease payments.................     $4,669
                                                                 ======

Notes Payable to Others:

     Notes payable to others consist primarily of i) obligations to former owners of companies and/or assets that were acquired by the Company and ii) installment notes relating to the purchase of property, plant and equipment. Remaining payment terms at December 31, 1995 range from approximately one year to four years. At December 31, 1995, these notes bear interest at fixed and variable rates ranging from 6% to 13.5%.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

Future Payments:

     Long-term debt, exclusive of obligations under capital leases, matures as follows:

                                                                (DOLLARS
                                                              IN THOUSANDS)
                                                              -------------
1996........................................................     $ 6,200
1997........................................................       4,137
1998........................................................       4,060
1999........................................................      22,808
2000........................................................       5,201
Thereafter..................................................         408
                                                                 -------
  Total.....................................................     $42,814
                                                                 =======

Disclosure on Fair Value of Long-Term Debt:

     Based on the interest rates and provisions of the Company's long-term debt, the carrying value of the debt approximates its current value.

6. INCOME TAX PROVISION (BENEFIT)

     Income (loss) before income tax provision (benefit) is as follows for the years ended December 31:

                                                            1993     1994       1995
                                                            ----    -------    ------
                                                             (DOLLARS IN THOUSANDS)
Domestic..................................................  $759    $(1,890)   $2,952
Foreign...................................................    --       (383)     (389)
                                                            ----    -------    ------
  Total...................................................  $759    $(2,273)   $2,563
                                                            ====    =======    ======

     The income tax provision (benefit) is as follows for the years ended December 31:

                                                            1993     1994       1995
                                                            ----    -------    ------
                                                             (DOLLARS IN THOUSANDS)
Current:
  Federal.................................................  $ 19    $   475    $1,139
  Foreign.................................................    --         47       755
  State...................................................     8         63       104
                                                            ----    -------    ------
     Total................................................    27        585     1,998
                                                            ----    -------    ------
Deferred:
  Domestic................................................   220     (1,025)     (155)
  Foreign.................................................    --       (225)      (66)
                                                            ----    -------    ------
     Total................................................   220     (1,250)     (221)
                                                            ----    -------    ------
Total Provision (Benefit).................................  $247    $  (665)   $1,777
                                                            ====    =======    ======

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

     A reconciliation of the United States statutory income tax rate to the effective income tax rate is as follows for the years ended December 31:

                                                              1993    1994     1995
                                                              ----    -----    ----
Statutory tax rate..........................................  34.0%   (34.0)%  34.0%
State income taxes (net of federal benefit).................   2.3     (2.0)    2.3
Foreign tax rates in excess of U.S. federal rates...........    --      (.8)    4.5
Valuation reserve for excess losses of U.K. venture.........    --      7.4    17.0
Goodwill amortization.......................................   3.0      1.5    10.1
Research and development credits............................  (7.5)    (2.1)     --
Other.......................................................    .8       .7     1.4
                                                              ----    -----    ----
Effective tax rate..........................................  32.6%   (29.3)%  69.3%
                                                              ====    =====    ====

     Deferred tax assets and (liabilities) are comprised of the following at December 31:

                                                                1994         1995
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Current Deferred Income Tax Assets:
  Allowance for doubtful accounts...........................    $   571      $   458
  Inventory reserves and adjustments........................        327          436
  Non-deductible accrued liabilities........................        767          803
  Other.....................................................         --           49
                                                                -------      -------
                                                                $ 1,665      $ 1,746
                                                                =======      =======
Current Deferred Income Tax Liability:
  Write-up of Canadian inventory (from purchase
     accounting)............................................    $  (152)     $   (40)
                                                                =======      =======
Non-Current Deferred Income Tax Liabilities:
  Difference in basis of property and equipment.............    $(2,429)     $(2,495)
  Other.....................................................         25           43
  Cumulative translation adjustment.........................        134         (142)
  Excess losses of U.K. venture.............................        322          758
Valuation reserve...........................................       (322)        (758)
                                                                -------      -------
          Total.............................................    $(2,270)     $(2,594)
                                                                =======      =======

     Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $920,000 at December 31, 1995. Those earnings are considered to be indefinitely reinvested and, accordingly, no amount for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credit) and withholding taxes payable to the foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

7. STOCK OPTION PLANS

     The Company had four inactive plans and one active stock option plan during 1995: the 1981 Incentive Stock Option Plan, the 1992 Incentive Stock Option Plan, the 1985 Non-Qualified Stock Option Plan, the 1992 Non-Qualified Stock Option Plan and the 1994 Performance Plan.

     The Company adopted the 1981 Incentive Stock Option Plan ("1981 ISO Plan") and the 1992 Incentive Stock Option Plan ("1992 ISO Plan") in order to grant options to certain directors, executive officers and employees, reserving 250,000 and 200,000 shares, respectively, of its common stock for issuance. Options were granted at 100% of market value at the date of grant and became exercisable for up to a ten-year period from the date of grant. The 1981 ISO Plan was terminated on August 18, 1991 and, effective June 3, 1995, options are no longer exercisable. Options are no longer granted under the 1992 ISO Plan.

     The Company adopted the 1985 Non-Qualified Stock Option Plan ("1985 NQSO Plan") and the 1992 Non-Qualified Stock Option Plan ("1992 NQSO Plan") for certain directors, executive officers and employees, reserving 200,000 and 100,000 shares, respectively, of its common stock for issuance. Options granted under the 1985 NQSO Plan were exercisable for periods from five to ten years from the date of grant while options granted under the 1992 NQSO Plan were exercisable for a ten-year period from the date of grant. Options under both plans were granted at prices which exceeded or were less than the fair market value of the shares on the date of grant, but were not less than par value. Options are no longer granted under either of these plans.

     The 1994 Performance Plan was adopted December 13, 1994 for certain directors, executive officers, employees and consultants. The Company has reserved 2,000,000 shares of its common stock for issuance. Options granted under this plan may be either incentive stock options or non-qualified stock options. Incentive stock options granted are exercisable for up to a ten-year period and at a exercise price equal to the fair market value of the shares on the date of grant. Non-qualified stock options granted are exercisable at prices and over time periods determined by the Stock Option Committee of the Board of Directors. All options granted under this Plan in 1994 and 1995 were non-qualified options. At December 31, 1995 there were 278,600 shares available for grant.

     A summary of stock option activity during the three years ended December 31 is as follows:

                                                   1993            1994            1995
                                               -------------   -------------   -------------
Outstanding at beginning of year.............        194,625         396,717       1,280,250
Options granted..............................        244,800         900,000         824,400
Options exercised............................        (35,008)         (3,000)       (102,609)
Options cancelled............................         (7,700)        (13,467)       (119,875)
                                               -------------   -------------   -------------
Outstanding at end of year...................        396,717       1,280,250       1,882,166
                                               -------------   -------------   -------------
Range of option prices per share
  outstanding................................  $2.25 - 7.625   $2.25 - 20.00   $2.25 - 20.00
                                               =============   =============   =============

     At December 31, 1995, options for 1,577,667 shares were exercisable. The remaining options become exercisable as follows: 1996 -- 159,833 shares;
1997 -- 144,666 shares.

     During 1993, 1994 and 1995, the Company recognized tax benefits of $55,000, $0 and $25,000, respectively, related to compensation expense recognized for tax purposes on non-qualified stock options exercised during 1993, 1994 and 1995. No related compensation expense for these non-qualified stock options were recorded for financial statement purposes. The amount of the income tax benefit was recorded as additional paid-in capital.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

     During 1993, the Company granted non-qualified stock options under the 1985 NQSO Plan and the 1992 NQSO Plan where the exercise price at the date of grant was less than the market value of those shares on that date. During 1993, 1994 and 1995, the Company recognized compensation expense and additional paid-in capital for financial statement purposes of $55,000, $51,000 and $19,000, respectively, based on the dates the options were exercisable.

8. INVESTMENTS IN JOINT VENTURES

Stuart Entertainment Mexico:

     In November 1991, the Company and Bazaar formed a Mexican corporate joint venture named Stuart Entertainment S.A. de C.V. ("Stuart Entertainment Mexico") for the purpose of printing and finishing bingo paper for its owners. During 1993, 1994, and 1995, 98%, 99%, and 100%, respectively, of the bingo paper manufactured by Stuart Entertainment Mexico was sold to the Company.

     Up to the date of the Acquisition (see Note 2), the Company's investment in Stuart Entertainment Mexico was accounted for using the equity method. Under the joint venture agreement, the income or loss for Stuart Entertainment Mexico is allocated to the Company based on the percentage of total production that is sold to the Company. For the year ended December 31, 1993 and during the period from January 1, 1994 to December 13, 1994, the Company recognized losses related to its investment in Stuart Entertainment Mexico of $555,000, and $570,000, respectively.

     Stuart Entertainment Mexico is included in the consolidated statements of operations for the period from December 14, 1994 to December 31, 1994, and for the year ended December 31, 1995, and in the consolidated balance sheets as of December 31, 1994 and December 31, 1995.

     Summarized results of operations for Stuart Entertainment Mexico (on a stand-alone basis) is as follows for the years ended December 31:

                                                                1993         1994
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Total revenues..............................................     $2,086       $2,244
Gross margin................................................        783          641
Net income (loss)...........................................       (583)        (591)

Stuart Entertainment Limited:

     During 1993, the Company and Bazaar formed a United Kingdom corporate joint venture named Stuart Entertainment Limited ("Stuart Entertainment Limited") for the purpose of selling bingo supplies to the English and European markets.

     Up to the date of the Acquisition (see Note 2), the Company's investment in Stuart Entertainment Limited was accounted for using the equity method. For the year ended December 31, 1993 and during the period from January 1, 1994 to December 13, 1994, the Company recognized losses related to its investment in Stuart Entertainment Limited of $150,000, and $415,000 respectively. Operations of Stuart Entertainment Limited is included in the consolidated statements of operations for the period from December 14, 1994 to December 31, 1994 and for the year ended December 31, 1995, and in the consolidated balance sheets as of December 31, 1994 and December 31, 1995.

     For the period from January 1, 1994 to December 13, 1994, the Company's sales to Stuart Entertainment Limited were $298,000 and Bazaar's sales to Stuart Entertainment Limited were $685,000.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

     During the second quarter of 1995, the Company signed a licensing and marketing agreement with Playprint Limited, headquartered in Dublin, Ireland. This relationship permitted the Company to discontinue its manufacturing operation in the United Kingdom. Under the agreement, Playprint Limited pays royalties to the Company for use of certain of the Company's trademark, technologies and equipment for the production of bingo paper and ink dabbers. The Company recorded a one-time pre-tax charge of $819,000 in 1995 related to the costs to shutdown the manufacturing facility in the United Kingdom.

     Summarized results of operations for Stuart Entertainment Limited (on a stand-alone basis) is as follows for the years ended December 31:

                                                                1993          1994
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Total revenues..............................................      $ 169        $1,128
Gross margin................................................        (22)         (119)
Net income (loss)...........................................       (324)         (919)

British Bazaar Company Limited:

     The Company owns 50% of the common shares of British Bazaar Company Limited ("British Bazaar"). British Bazaar manufactures bingo paper and break-open tickets in the Atlantic provinces of Canada. The Company's investment in British Bazaar is accounted for using the equity method. The Company's investment in British Bazaar at December 31, 1994 and 1995 was $155,000 and $259,000, respectively. For the period from December 14, 1994 to December 31, 1994 and the year ended December 31, 1995, the Company recorded equity in earnings of $5,000 and $98,000, respectively, on its investment and had sales of $93,000 and $1,777,000, respectively, to British Bazaar.

     The Company guaranteed British Bazaar's operating line of credit at December 31, 1994 and 1995 in the amount of C$350,000 ($248,000) and C$350,000
($248,000), respectively.

9. RELATED PARTY TRANSACTIONS

S. Lachman & Sons, Inc.:

     An individual who was employed by the Company through June 30, 1993 owns S. Lachman & Sons, Inc. ("Lachman"), a distributorship which purchases a significant amount of product from the Company. Sales to Lachman for the years ended December 31, 1993, 1994, and 1995 were $1,991,000, $2,047,000, and
$2,541,000, respectively. Effective January 1, 1993, the Company entered into an agreement with Lachman whereby the Company granted Lachman the use of a paper printing press owned by the Company. Under the agreement, which has no minimum term but can be terminated by either party upon 30 days written notice, Lachman bears all expenses of operating and maintaining the press and pays the Company a royalty for all the paper printed by the press. Paper printed by Lachman may not be sold in competition with the Company. During the years ended December 31, 1993, 1994 and 1995, the Company recognized royalty income from Lachman of $208,000, $268,000 and $248,000, respectively.

Mr. Stuart:

     In December 1993, Mr. Stuart pledged 100,000 shares of common stock of the Company (which he personally owns) as security for a portion of the bank debt of one of the Company's customers.

     At December 31, 1995, Mr. Stuart owed the Company approximately $256,000 for items relating to the Acquisition for amounts paid by the Company or Bazaar on behalf of Mr. Stuart.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

Ken Stuart:

     Ken Stuart, a brother of Mr. Stuart, is retained by the Company as an independent contractor selling ink products. For the years ended December 31, 1993, 1994 and 1995, Ken Stuart earned commissions of $156,000, $292,000 and $221,000, respectively.

Bingo Systems and Supply, Inc.:

     Effective January 1, 1993, the Company sold its investment in 49% of the outstanding common stock of Bingo Systems and Supply, Inc. ("Bingo Systems") in exchange for a promissory note totalling $225,000. The note is payable over a five-year period and bears interest at a rate of one percent above the Company's borrowing rate on its short-term line of credit. The principal balance of the note at December 31, 1994 and 1995 was $106,000, with $44,000 of the balance classified as current. The Company's investment in the common stock of Bingo Systems totalled $150,000. The gain of $75,000 on the sale of stock is being recorded using the straight-line method over the five-year term of the note.

     The Company has an inventory repurchase agreement with a bank to support Bingo Systems in its bank financing. The agreement provides that in the event the bank obtains title to Bingo Systems' inventory through foreclosure, the Company would be required to repurchase up to $450,000 of selected inventory previously sold by the Company to Bingo Systems. The purchase price would be that price paid by Bingo Systems to the Company for such inventory. The Company would have a right of first refusal in the event the bank received a bona fide written offer from a third party to purchase the foreclosed inventory.

     During the years ended December 31, 1993, 1994, and 1995, sales to Bingo Systems totalled $2,453,000, $2,791,000, and $2,750,000, respectively.

Bingo Video Entertainment, Inc.:

     In October 1992, the Company sold the assets of its retail branch in Hollywood, Florida to Bingo Video Entertainment, Inc. ("Bingo Video"), a company owned by a brother-in-law of Mr. Stuart. In exchange for the assets sold, the Company received a promissory note totalling $262,000. The note bears interest at a rate of one percent above the Company's rate on its short-term line of credit and requires monthly principal and interest payments of $4,000. The note is collateralized by the assets of Bingo Video and guaranteed by Mr. Stuart's brother-in-law and by Len Stuart & Associates, Inc., a company owned by Mr. Stuart. The principal balance of the note at December 31, 1995 was $173,000, with $30,000 of the balance classified as current.

     During the years ended December 31, 1993, 1994 and 1995, sales to Bingo Video totalled $610,000, $572,000, and $912,000, respectively.

Other:

     In December 1995, the Company amended its credit agreement ("Fourth Amendment to Credit Agreement") with its two major banks which increased the maximum available under the Revolving Facility from $20,000,000 to $23,000,000. Mr. Stuart and MLGAL Partners, Limited Partnership, the Company's major stockholders, are Guarantors under this agreement. The Guarantors are liable to the extent the Company's aggregate principal amount of all outstanding Revolving Loans and the aggregate undrawn face amount of all letters of credit exceed $20,000,000.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

10. TERMINATION OF CONSULTING AGREEMENT

     In March 1993, Video King Gaming Systems, Inc., a wholly owned subsidiary of the Company ("Video King"), entered into an agreement with Video Gaming Systems of America, Inc. ("VGSA"), whereby VGSA would provide consulting services to Video King relating to the development, improvement, marketing and sales of products to be manufactured by Video King (the "Consulting Agreement"). Under the Consulting Agreement, Video King would pay VGSA $4,000 per month until the cumulative pre-tax income of Video King earned subsequent to December 31, 1992 equals or exceeds ($200,000). At such time, Video King would begin to pay VGSA a sum equal to 20% of the net pre-tax income on sales of Video King products.

     On July 29, 1994, the Company, Video King and VGSA amended the Consulting Agreement to provide that the Consulting Agreement would terminate upon the payment of $2,000,000 (the "Option Payment") by the Company to VGSA. On December 7, 1994, the parties signed an agreement to terminate the Consulting Agreement upon the payment of the Option Payment as follows: i) $1,000,000 was paid at closing on January 6, 1995 and ii) $1,000,000 in the form of a promissory note from the Company. The note matures on January 6, 2000, bears interest at 1% over the prime rate stated in The Wall Street Journal (adjusted quarterly) (9.5% at December 31, 1995) and requires quarterly payments of $50,000 principal plus accrued interest. The principal balance of the note at December 31, 1994 and 1995 was $1,000,000 and $800,000, respectively.

11. SALE-LEASEBACK OF LITTLETON FACILITY

     On August 14, 1986, the Company entered into a sale-leaseback agreement for its facility in Littleton, Colorado. Under the terms of the agreements, the Company is obligated for minimum operating lease payments of approximately $203,000 per year plus certain operating costs through August 1996. The excess of the net sales proceeds over the net book value of the facility at the date of sale was deferred and is being recognized over the period of the lease.

12. EMPLOYEE BENEFIT PLANS

     The Company maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code covering substantially all of its employees in the United States (the "U.S. Plan"). Eligible employees may contribute up to 15% of their wages, not to exceed a government established maximum. The Company's contribution is the sum of the Company's match of the first 2% of the employee's elective contribution and a discretionary contribution of up to 2% of the wages of all employees eligible under the U.S. Plan. During 1993, 1994 and 1995, the Company's contributions were $151,000, $165,000, and $157,000, respectively.

     The Company maintains a voluntary defined contribution plan covering substantially all of its employees in Canada (the "Canadian Plan"). Eligible employees may contribute up to 2.50% of their wages eligible under the Canadian plan and the Company will match the contribution up to 2.50%. Eligible employees may contribute an additional amount in excess of the 2.50%, but they are not matched by the Company. For the period from December 14, 1994 to December 31, 1994, and for the year ending December 31, 1995, the Company's contributions were $5,000 and $101,000, respectively.

13. COMMITMENTS AND CONTINGENCIES

Operating Leases:

     The Company leases certain property and equipment under operating leases with remaining terms ranging from one to five years.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

     Future minimum lease payments under operating leases in effect at December 31, 1995 are approximately as follows:

                                                              (DOLLARS IN THOUSANDS)
                                                              ----------------------
1996........................................................          $1,958
1997........................................................             972
1998........................................................             811
1999........................................................             483
2000........................................................             483
                                                                     -------
          Total.............................................          $4,707
                                                                     =======

     Rental expense for the years ended December 31, 1993, 1994 and 1995 was $736,000, $841,000, and $1,072,000, respectively.

Sales of Receivables:

     The Company sells to a finance company certain installment receivables primarily related to the sale of bingo equipment. The proceeds of such sales totalled $88,000, $216,000, and $0 in 1993, 1994 and 1995, respectively. The finance company has recourse to the Company in the event of default on the installment contract by the purchaser of the equipment. The installment receivables are collateralized by the equipment sold and are guaranteed by the distributor who arranged the sale of the equipment. At December 31, 1995, the Company's potential recourse obligation totalled $150,000.

Concentration of Accounts and Notes Receivable:

     The Company's trade receivables and notes receivable are generally due from companies engaged in the distribution of bingo supplies and related products. At December 31, 1994 and 1995, the Company had aggregate trade receivables and notes receivable from significant customers as follows:

                                               NUMBER OF    AGGREGATE          RANGE OF
                                               CUSTOMERS    RECEIVABLE    INDIVIDUAL BALANCE
                                               ---------    ----------    ------------------
                                                                 (DOLLARS IN THOUSANDS)
December 31, 1994:
  United States..............................      6          $4,049        $312 - $1,387
  Canada.....................................      4           1,979         $413 - $ 639
December 31, 1995:
  United States..............................      6          $3,475         $314 - $ 827
  Canada.....................................      6           3,064        $156 - $1,005

Inventory Repurchase Agreements:

     The Company has inventory repurchase agreements with several banks to support certain distributors in their bank financing. The agreement provides that in the event one of the banks obtains title to the distributor's inventory through foreclosure, the Company would be required to repurchase the Company's own inventory up to i) $450,000 under one agreement and ii) C$305,000 ($216,000) under two other agreements of selected inventory previously sold by the Company to the distributor. The purchase price would be that price paid by the distributor to the Company for such inventory. The Company would have a right of first refusal in the event the bank received a bona fide written offer from a third party to purchase the foreclosed inventory.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

14. SUPPLEMENTAL CASH FLOW INFORMATION

Other Cash Payments and Receipts:

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                             1993     1994      1995
                                                             ----    ------    ------
                                                              (DOLLARS IN THOUSANDS)
Cash payment for interest..................................  $908    $1,087    $3,551
Cash payment for income taxes..............................   628     1,155     1,651
Income tax refunds received................................    --       417       474

Changes in Operating Working Capital Items:

     Changes in operating working capital items, net of amounts obtained in the acquisition of Bazaar and Reliable and from the consolidation of the Company's joint ventures, is as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1993       1994       1995
                                                        -------    -------    -------
                                                           (DOLLARS IN THOUSANDS)
Trade receivables.....................................  $(2,059)   $  (462)   $(3,960)
Inventories...........................................   (1,316)    (2,660)    (4,905)
Recoverable income taxes..............................     (628)      (365)       225
Prepaid expenses......................................      (46)        49       (133)
Trade payables........................................     (404)      (940)     1,268
Accrued liabilities...................................      310        908        (88)
Income Taxes Payable..................................       --         --        543
                                                        -------    -------    -------
          Total Changes in Operating Capital Items....  $(4,143)   $(3,470)   $(7,050)
                                                        =======    =======    =======

Non-Cash Investing and Financing Transactions:

     During the years ended December 31, 1993, 1994 and 1995, the Company financed the acquisition of equipment totalling $956,000, $923,000, and $2,092,000, respectively, through the assumption of obligations under capital leases.

     In connection with the acquisition in 1994, the Company i) issued warrants to Mr. Stuart to acquire 100,000 shares of the Company's common stock at an exercise price of $5.75 per share, which were valued at $144,000, ii) issued a subordinated note payable to Mr. Stuart for $5,000,000, and iii) reflected payables of $1,642,000 for the Bazaar Purchase Price Adjustment and $274,000 for other costs of the Acquisition.

     In connection with the Reliable Acquisition, the Company i) assumed Reliable's line of credit and term loan credit facility with a Michigan bank, which totalled $1,237,000, ii) assumed another note payable of $250,000, iii) issued a note payable to the stockholders of Reliable for $780,000 and iv) issued 55,652 shares of the Company's common stock, which was valued at $320,000 or $5.75 per share.

     During 1993, the Company i) purchased a 49% interest in a distributor for $100,000 in cash and a promissory note payable of $222,000, ii) issued a promissory note payable of $150,000 in exchange for assets, iii) sold its investment in a distributor for a note receivable of $225,000, and iv) sold certain accounts receivable, inventory and its investment in a subsidiary in exchange for notes receivable of $389,000.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

15. GEOGRAPHIC FINANCIAL INFORMATION

     The Company operates in one principal industry segment: the manufacturing and selling of supplies and equipment for bingo games and related fund raising activities. The Company's products are sold primarily to distributors for resale to others, which are primarily non-profit organizations.

     Geographic financial information for the years ended December 31, 1994 and 1995 are as follows:

                                                                1994          1995
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
NET SALES:
  United States: Domestic Customers.........................    $53,734      $ 64,112
  Foreign Customers.........................................      3,611         1,398
  Canada....................................................      1,742        43,110
  United Kingdom............................................         71         1,262
                                                                -------      --------
          Total.............................................    $59,158      $109,882
                                                                =======      ========
INCOME (LOSS) BEFORE INCOME TAXES:
  United States.............................................    $(1,890)     $  2,952
  Canada....................................................       (301)        1,773
  United Kingdom............................................        (82)       (2,162)
                                                                -------      --------
          Income (Loss) before Income Taxes.................    $(2,273)     $  2,563
                                                                =======      ========
IDENTIFIABLE ASSETS:
  United States.............................................    $39,299      $ 45,437
  Canada....................................................     44,667        48,912
  United Kingdom............................................      2,387         1,731
  Mexico....................................................      2,624         2,914
                                                                -------      --------
          Total.............................................    $88,977      $ 98,994
                                                                =======      ========
CAPITAL EXPENDITURES:
  United States.............................................    $   748      $    706
  Canada....................................................         70           611
  United Kingdom............................................         --            --
                                                                -------      --------
          Total.............................................    $   818      $  1,317
                                                                =======      ========
DEPRECIATION AND AMORTIZATION:
  United States.............................................    $ 1,873      $  2,980
  Canada....................................................         58         1,405
  United Kingdom............................................          4           232
                                                                -------      --------
          Total.............................................    $ 1,935      $  4,617
                                                                =======      ========

     Information provided on Canada and United Kingdom in 1994 reflects operations from December 14, 1994 to December 31, 1994. Geographic information on Mexico is included within amounts for the United

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 -- (CONTINUED)

States in all categories (except Identifiable Assets) as substantially all of the production of Stuart Entertainment Mexico is sold to customers in the United States and Stuart Entertainment Mexico is not licensed to sell to customers in Mexico. Information for prior years is not included as it all pertained to the United States alone.

16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the quarterly results of operations for the years ended December 31, 1994, and 1995 (amounts in thousands, except per share amounts):

                                           FIRST     SECOND      THIRD     FOURTH
                                          QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                          -------    -------    -------    -------    --------
1994:
Net sales...............................  $15,428    $14,851    $13,660    $15,219    $ 59,158
Gross margin............................    4,349      4,301      3,804      3,717      16,171
Income (losses) before income taxes.....      840        726        337     (4,176)     (2,273)
Net income (loss).......................      529        466        211     (2,814)     (1,608)
Earnings (loss) per share:
  Primary...............................     0.15       0.13       0.06      (0.70)      (0.45)
  Fully dilutive........................     0.15       0.13       0.06      (0.70)      (0.45)
1995:
Net sales...............................  $27,464    $29,421    $27,031    $25,966    $109,882
Gross margin............................    8,242      9,326      9,206      8,386      35,160
Income before income taxes..............      709         20      1,164        670       2,563
Net income (loss).......................      238       (521)       519        550         786
Earnings (loss) per share:
  Primary...............................     0.04      (0.08)      0.08       0.08        0.12
  Fully dilutive........................     0.04      (0.08)      0.08       0.07        0.11

THREE MONTHS ENDED DECEMBER 31, 1994:

     During the three months ended December 31, 1994, the Company had several transactions and adjustments that negatively impacted earnings for the quarter. The pre-tax earnings were impacted by the i) termination of the Consulting Agreement (see Note 10), ii) the $1,050,000 addition to the allowance for doubtful accounts (described in Management's Discussion and Analysis), iii) the operations of Bazaar, which reflected a pre-tax loss of $301,000 due to the impact of purchase accounting (goodwill amortization and gross margin on sales of products in finished goods inventory at the date of the Acquisition), iv) approximately $329,000 of employment costs expensed related to new executives of the Company, v) a valuation reserve established against electronic gaming products in inventory at December 31, 1994 and vi) higher than expected losses for the Company's operations in the United Kingdom.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                FOR YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                             BALANCE AT   CHARGED TO       NET          BALANCE
                                             BEGINNING    COSTS AND    CHANGES FROM     AT NET      END OF
                                              OF YEAR      EXPENSES    ACQUISITIONS   CHARGE-OFFS    YEAR
                                             ----------   ----------   ------------   -----------   ------
                                                                (DOLLARS IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1993:
Allowance for Doubtful Accounts............    $  522       $  397         $ --          $(311)*    $  608
                                               ======       ======         ====          =====      ======
YEAR ENDED DECEMBER 31, 1994:
Allowance for Doubtful Accounts:
  Accounts Receivable......................    $  608       $  665         $632          $(307)*    $1,598
  Notes Receivable:
     Current Portion.......................        --          199           --             --         199
     Non-Current Portion...................        --          423           --             --         423
                                               ------       ------         ----          -----      ------
          Total............................    $  608       $1,287         $632          $(307)     $2,220
                                               ======       ======         ====          =====      ======
Valuation Reserve for Non-Current Deferred
  Income Taxes.............................    $   --       $  161         $161          $  --      $  322
                                               ======       ======         ====          =====      ======
YEAR ENDED DECEMBER 31, 1995:
Allowance for Doubtful Accounts:
  Accounts Receivable......................    $1,598       $  643         $ --          $(155)*    $2,086
  Notes Receivable:
     Current Portion.......................       199                                                  199
     Non-Current Portion...................       423         (100)          --           (199)*       124
                                               ------       ------         ----          -----      ------
          Total............................    $2,220       $  543           --          $(354)     $2,409
                                               ======       ======         ====          =====      ======
Valuation Reserve for Non-Current Deferred
  Income Taxes.............................    $  322       $  436           --             --      $  758
                                               ======       ======         ====          =====      ======

---------------
* For the years ended December 31, 1993, 1994 and 1995, "Net Charge-Offs" consists of write-offs of trade and notes receivable, net of subsequent collections.

                   STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
NET SALES...................................................  $83,916    $81,332
COST OF GOODS SOLD..........................................   57,142     55,966
                                                              -------    -------
GROSS MARGIN................................................   26,774     25,366
OTHER EXPENSES:
  Selling, general and administrative expenses..............   20,086     17,647
  Amortization of goodwill..................................      630        676
  Interest expense, net.....................................    3,365      3,286
  United Kingdom charge.....................................      800         --
                                                              -------    -------
Other expenses, net.........................................   24,881     21,609
                                                              -------    -------
INCOME BEFORE INCOME TAXES..................................    1,893      3,757
INCOME TAX PROVISION........................................    1,657      1,334
                                                              -------    -------
NET INCOME..................................................  $   236    $ 2,423
                                                              =======    =======
EARNINGS PER SHARE (Note 3).................................  $  0.04    $  0.35
                                                              =======    =======
EBITDA (Note 3).............................................  $ 8,902    $10,203
                                                              =======    =======
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING...............................................    6,682      6,890
                                                              =======    =======

Note: No dividends were paid or declared during the nine months ended September 30, 1995 and 1996. See accompanying Notes to Consolidated Financial Statements.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
                                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................    $    943        $    859
  Trade and notes receivables, less allowance for doubtful
    accounts of $2,285 and $1,826:
    Related Parties.........................................       1,014             889
    Other...................................................      18,355          20,456
  Inventories (Note 4)......................................      21,982          22,252
  Refundable income taxes...................................          --             276
  Deferred income taxes.....................................       1,746           1,702
  Prepaid expenses and other................................         547             784
                                                                --------        --------
  Total Current Assets......................................      44,587          47,218
PROPERTY, PLANT AND EQUIPMENT:
  Land and buildings........................................       4,950           5,009
  Equipment.................................................      29,262          29,797
                                                                --------        --------
                                                                  34,212          34,806
  Less accumulated depreciation.............................     (13,095)        (14,863)
                                                                --------        --------
  Total Property, Plant and Equipment -- Net................      21,117          19,943
OTHER ASSETS:
  Goodwill, net of accumulated amortization of $1,209 and
    $1,757..................................................      29,194          28,592
  Deferred financing costs, net of accumulated amortization
    of $375 and $687........................................       1,660           1,348
  Notes receivable, less allowance for doubtful accounts of
    $124....................................................       1,261             759
  Other assets..............................................       1,175           1,468
                                                                --------        --------
  Total Other Assets........................................      33,290          32,167
                                                                --------        --------
TOTAL ASSETS................................................    $ 98,994        $ 99,328
                                                                ========        ========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 5)................    $  7,897        $  8,795
  Bazaar purchase price adjustment..........................         710             454
  Trade payables............................................      12,512          12,790
  Accrued payroll and other liabilities.....................       2,867           2,832
  Income taxes payable......................................         543             328
  Deferred income taxes.....................................          40              --
                                                                --------        --------
  Total Current Liabilities.................................      24,569          25,199
LONG-TERM DEBT (Note 5)
  Related party.............................................       5,000           5,000
  Other.....................................................      34,586          31,175
                                                                --------        --------
  Total Long-Term Debt, net of current portion..............      39,586          36,175
DEFERRED INCOME TAXES.......................................       2,594           2,642
COMMITMENTS AND CONTINGENCIES
DEFERRED INCOME.............................................         205             279
STOCKHOLDERS' EQUITY:
  Common stock -- $0.01 par value; 20,000,000 and 30,000,000 shares authorized; 6,753,309 and 6,884,374 shares
    outstanding.............................................          68              69
  Additional paid-in capital................................      26,384          26,909
  Retained earnings.........................................       5,525           7,949
  Treasury stock (56,260 shares at cost)....................        (189)           (189)
  Cumulative translation adjustment, net of deferred
    taxes...................................................         252             295
                                                                --------        --------
  Total Stockholders' Equity................................      32,040          35,033
                                                                --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................    $ 98,994        $ 99,328
                                                                ========        ========

          See accompanying Notes to Consolidated Financial Statements

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1995       1996
                                                              -------    -------
Cash Flows From Operating Activities:
  Net income................................................  $   236    $ 2,423
  Adjustments to reconcile net income to net cash flows from operating activities:
     Payment on termination of consulting agreement.........   (1,150)        --
     Depreciation and amortization..........................    3,155      3,160
     Amortization of debt financing fees....................      273        312
     Provision for doubtful accounts........................      432       (198)
     Deferred income taxes..................................     (550)        93
     Other noncash expenses -- net..........................      959        (28)
     Change in operating assets and liabilities, net:
       Trade receivables....................................   (3,372)    (2,712)
       Inventories..........................................   (4,379)      (856)
       Trade payables.......................................    1,523        278
       Other -- net.........................................    2,918       (763)
                                                              -------    -------
     Net cash flows from operating activities...............       45      1,709

Cash Flows From Investing Activities:
  Capital expenditures, net.................................   (2,815)      (950)
  Payments received on notes receivable.....................      711      1,179
  Investment in joint ventures..............................     (128)        --
  Acquisition of LSA........................................     (324)        --
  Investment in distributor.................................     (116)        --
  Acquisition of Reliable...................................     (295)        --
                                                              -------    -------
  Net cash flows from investing activities..................   (2,967)       229
Cash Flows From Financing Activities:
  Net borrowings under Revolving Facility...................    6,169      2,049
  Payments on Term Facility.................................   (2,261)    (2,278)
  Payments on other long-term debt..........................   (2,189)    (2,316)
  Payments on LSA Purchase Price Adjustment.................     (929)        --
  Proceeds from issuance of long-term debt..................    1,140         --
  Cost of debt financing....................................     (200)        --
  Proceeds from issuance of stock and exercise of stock
     options................................................      238        521
  Costs on issuance of stock................................      (17)        --
                                                              -------    -------
     Net cash flows from financing activities...............    1,951     (2,024)
  Effect of currency exchange rate changes on cash of
     foreign subsidiaries...................................       33          2
                                                              -------    -------
Net Change in Cash and Cash Equivalents.....................     (938)       (84)
Cash and Cash Equivalents at Beginning of Period............    2,116        943
                                                              -------    -------
Cash and Cash Equivalents at End of Period..................  $ 1,178    $   859
                                                              =======    =======
  Interest paid.............................................  $ 3,486    $ 3,107
  Income taxes paid.........................................  $ 1,377    $ 1,805

          See accompanying Notes to Consolidated Financial Statements.

                  STUART ENTERTAINMENT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

     The accompanying unaudited consolidated financial statements of Stuart Entertainment, Inc. and subsidiaries (collectively, the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.

     In the opinion of the Company's management, the foregoing unaudited consolidated financial statements reflect all adjustments considered necessary for a fair presentation of the results of the Company for the periods shown. Operating results for the three and nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996. These financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 1995, filed with the Securities and Exchange Commission on the Company's Annual Report on Form 10-K.

     Certain reclassifications have been made to the 1995 financial statements to conform to those classifications used in 1996. The consolidated financial statements of the Company include estimates and assumptions related to certain assets, liabilities, revenues and expenses and the disclosure of certain contingent assets and liabilities. Actual future results may differ from such estimates.

2. PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the Company, its wholly-owned subsidiaries and its indirectly wholly-owned subsidiaries (from the date they became indirectly wholly-owned). All significant intercompany transactions and balances have been eliminated in consolidation.

3. EARNINGS PER SHARE AND EBITDA:

     The number of shares used in earnings per share calculations for the three month and nine month periods ended September 30, 1995 and 1996 are based on the weighted average number of shares of common stock outstanding and, if dilutive, common stock equivalents (stock options and warrants) of the Company using the treasury stock method.

     EBITDA is defined as earnings before interest, taxes, depreciation, amortization and purchase accounting adjustments. EBITDA is presented because it is a measure of an issuer's ability to service its indebtedness commonly used by investors. However, EBITDA should not be considered as an alterative to net income as a measure of operating results or to cash flows or as a substitute for measurers of performance in accordance with generally accepted accounting principles.

4. INVENTORIES:

     Inventories consisted of the following:

                                                           DECEMBER 31,      SEPTEMBER 30,
                                                               1995              1996
                                                           ------------      -------------
                                                             (AMOUNTS IN THE THOUSANDS)
Raw Materials............................................    $ 3,517            $ 3,612
Work-In-Process..........................................      5,056              5,123
Finished Goods...........................................     13,409             13,517
                                                             -------            -------
Total....................................................    $21,982            $22,252
                                                             =======            =======

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.

5. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                           DECEMBER 31,      SEPTEMBER 30,
                                                               1995              1996
                                                           ------------      -------------
                                                             (AMOUNTS IN THE THOUSANDS)
Borrowings under Credit Agreement:
  Revolving Facility.....................................    $20,921            $22,987
  Term Facility..........................................     12,135              9,872
Subordinated note payable to Mr. Stuart..................      5,000              5,000
Notes payable to others..................................      4,758              3,754
Obligations under capital leases.........................      4,669              3,357
                                                             -------            -------
                                                              47,483             44,970
Less current portion.....................................      7,897              8,795
                                                             -------            -------
Total long-term debt.....................................    $39,586            $36,175
                                                             =======            =======

  Borrowings Under Credit Agreement:

The Company's bank credit facility is for an aggregate principal amount of up to $38,000,000, with a senior secured revolving line of credit of $23,000,000 (the Revolving Facility) and a senior secured term loan facility of $15,000,000 (the Term Facility). The Revolving Facility and Term Facility are separated into U.S. and Canadian facilities. The maximum available under the Revolving Facility was increased by $3,000,000 during 1995 to a total of $23,000,000 at December 31, 1995. Any amount outstanding under this $3,000,000 additional amount shall be paid in full at December 31, 1996. The Credit Agreement expires and all other remaining amounts outstanding are due on December 12, 1999.

     At December 31, 1995 and September 30, 1996, loans outstanding on the U.S. Revolving Facility totaled $11,540,000 and $11,900,000, respectively, and loans outstanding on the Canadian Revolving Facility totaled C$12,800,000 ($9,381,000) and C$15,100,000 ($11,087,000), respectively. Weighted average interest rates on the U.S. Revolving Facility and Canadian Revolving Facility at September 30, 1996 were 8.20% and 7.29%, respectively. At December 31, 1995 and September 30, 1996, loans outstanding on the U.S. Term Facility totaled $4,000,000 and $3,250,000, respectively, and loans outstanding on the Canadian Term Facility totaled C$11,100,000 ($8,135,000) and C$9,019,000 ($6,622,000) respectively.
Weighted average interest rates on the U.S. Term Facility and the Canadian Term Facility at September 30, 1996 were 8.20% and 7.27%, respectively.

  Obligations Under Capital Leases

     The Company completed a lease line of credit with its primary bank. The facility provides lease financing on capitalized equipment purchased through December 31, 1996. The maximum available under this facility is $5,000,000. At September 30, 1996, $3,813,000 remained available under this facility.

6. UNITED KINGDOM CHARGE

     In 1995, the Company signed a licensing and marketing agreement with Playprint Limited, a company headquartered in Dublin, Ireland. This agreement gave the Company the opportunity to redeploy its assets and discontinue its manufacturing operation in the United Kingdom. Under the agreement, Playprint Limited, pays royalties to the Company for use of certain of the Company's trademark, technologies and equipment for the production of bingo paper and ink markers. The Company recorded a one-time pre-tax charge of $800,000

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

              STUART ENTERTAINMENT, INC. AND TRADE PRODUCTS, INC.

in the second quarter of 1995 related to the estimated costs to shutdown the manufacturing facility in the United Kingdom and consolidate its activities with Playprint Limited.

7. RECENTLY ISSUED ACCOUNTING STANDARDS

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, which is effective for the Company beginning January 1, 1996. SFAS 123 requires expanded disclosure of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply Accounting Principles Board Opinion No. 25 (APB 25), which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share in Form 10-K for its current year.

8. PURCHASE AGREEMENT

     On August 6, 1996, the Company signed a definitive agreement, as amended on October 10, 1996, to purchase the assets and assume certain liabilities of Trade Products, Inc.

9. SUBSEQUENT EVENTS

     On November 13, 1996, the Company completed the acquisition of Trade Products, Inc. (See Note 8) for a purchase price of $37.2 million, subject to certain post-closing adjustments, plus the issuance of warrants to acquire 300,000 shares of the Company's common stock.

     On November 13, 1996, the Company completed a private placement in reliance on Rule 144A of the Securities Act of 1933, as amended, of $100 million aggregate principal amount of 12.5% Senior Subordinated Notes due November 15, 2004 (the Notes). Interest on the Notes will be payable semi-annually on each May 15 and November 15 commencing May 15, 1997. The indenture governing the Notes imposes certain limitations on the Company's ability to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments and consummate certain asset sales. The Company used the proceeds of the private placement to finance the acquisition of Trade Products, Inc., to repay certain existing indebtedness and for general corporate purposes.

     On November 13, 1996, the Company amended and restated its credit agreement (the New Credit Agreement). The New Credit Agreement consists of a revolving credit facility in the aggregate principal amount of $30 million, bearing interest with reference to the base rate or the LIBOR rate, at the Company's option, plus the applicable interest margin, as defined in the New Credit Agreement. The New Credit Agreement imposes certain covenants and other requirements on the Company that among other things, restricts (i) the incurrence and existence of indebtedness or contingent obligations; (ii) consolidations, mergers and sales of assets; (iii) the incurrence and existence of liens; (iv) the sale or disposition of assets; (v) investments, loans and advances; (vi) capital expenditures; (vii) the payment of dividends and repurchase of common stock; and (viii) acquisitions by the Company. The Company is also required to meet certain consolidated financial tests, including minimum level of net worth, minimum level of consolidated interest coverage, maximum consolidated leverage ratio and minimum consolidated fixed charge coverage ratio. The Company may draw amounts under the New Credit Agreement, subject to availability pursuant to a borrowing base requirement, in order to meet its working capital requirements, including issuing letters of credit. The loans are secured by a first priority security interest in all of the Company's assets (including the acquired assets of Trade Products, Inc.), but excluding real estate and certain other specific assets of the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Trade Products, Inc.

     We have audited the accompanying balance sheets of Trade Products, Inc. as of December 31, 1994 and 1995, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trade Products, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Seattle, Washington
March 29, 1996, except for the second paragraph of Note 13, as to which the date is April 29, 1996

                              TRADE PRODUCTS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                                                 1994           1995
                                                              -----------    -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,183,757    $   759,201
  Accounts receivable, net of allowance for doubtful
     accounts of $350,000 and $394,000 at December 31, 1994
     and 1995, respectively.................................    5,163,404      6,100,651
  Inventories...............................................    4,571,269      5,277,212
  Current portion of notes and other receivables............      227,272         62,868
  Current portion of notes receivable from and advances to
     officers and affiliates................................      186,229         49,464
  Prepaid expenses..........................................       63,942         81,212
                                                              -----------    -----------
     Total current assets...................................   11,395,873     12,330,608
                                                              -----------    -----------
Notes and other receivables, net of current portion.........        5,001             --
Notes receivable from and advances to officers and
  affiliates, net of current portion........................      135,669        135,654
Assets held for sale........................................      156,000        100,000
Deposits....................................................       59,173        126,450
Self insurance deposit......................................      344,000        344,000
Other assets, net...........................................      110,850         60,850
                                                              -----------    -----------
                                                                  810,693        766,954
                                                              -----------    -----------
Property and equipment, net.................................    8,217,091      7,121,506
                                                              -----------    -----------
          Total assets......................................  $20,423,657    $20,219,068
                                                              ===========    ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,301,130    $ 1,978,820
  Accrued expenses..........................................    1,045,818      1,097,685
  Accrued profit sharing....................................      200,000        100,000
  Current portion of long-term debt.........................      853,177        944,414
  Customer deposits.........................................      126,914         53,665
  Other liabilities.........................................           --        126,104
                                                              -----------    -----------
     Total current liabilities..............................    4,527,039      4,300,688
                                                              -----------    -----------
Long-term debt, net of current portion......................    7,238,381      7,577,175
Other noncurrent liabilities................................      252,274         90,416
                                                              -----------    -----------
                                                                7,490,655      7,667,591
                                                              -----------    -----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value; 2,000,000 shares
     authorized; 756,250 shares issued and outstanding......        7,562          7,562
  Additional paid-in capital................................      257,065        257,065
  Retained earnings.........................................    8,141,336      7,986,162
                                                              -----------    -----------
                                                                8,405,963      8,250,789
                                                              -----------    -----------
          Total liabilities and stockholders' equity........  $20,423,657    $20,219,068
                                                              ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                              TRADE PRODUCTS, INC.

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                         1993           1994           1995
                                                      -----------    -----------    -----------
Sales...............................................  $31,456,730    $32,493,995    $36,595,250
Cost of sales.......................................   17,814,149     19,632,387     22,806,656
                                                      -----------    -----------    -----------
                                                       13,642,581     12,861,608     13,788,594
Selling, general and administrative expense.........   11,176,934     10,100,834     11,652,337
Interest expense....................................      378,941        519,694        729,647
                                                      -----------    -----------    -----------
                                                        2,086,706      2,241,080      1,406,610
Other income (expense), net.........................     (168,970)      (208,930)        68,007
                                                      -----------    -----------    -----------
  Net income........................................  $ 1,917,736    $ 2,032,150    $ 1,474,617
                                                      ===========    ===========    ===========
  Net income per share..............................  $      2.54    $      2.69    $      1.95
                                                      ===========    ===========    ===========
  Weighted average shares outstanding...............      756,250        756,250        756,250
                                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                              TRADE PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                        1993            1994           1995
                                                     -----------    ------------    -----------
Cash flows from operating activities:
  Net income.......................................  $ 1,917,736    $  2,032,150    $ 1,474,617
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.................    1,646,538       1,852,953      1,962,820
     (Gain) loss on disposal of assets.............      176,663         247,896         (2,935)
     Adjustment of construction in progress to net
       realizable value............................           --              --        806,896
     Adjustment of asset held for resale to net
       realizable value............................      238,087              --         56,000
     Provision for doubtful accounts...............       40,000          77,374        616,209
       Changes in assets and liabilities:
       Accounts receivable.........................   (1,407,453)       (150,230)    (1,531,083)
       Inventories.................................   (1,146,469)       (417,534)      (705,943)
       Prepaid expenses............................        5,835           3,015        (17,270)
       Other assets and deposits...................     (334,726)         46,103        (67,277)
       Accounts payable............................      237,024         618,322       (487,763)
       Accrued expenses............................      321,305         (64,188)        51,869
       Accrued profit sharing......................      (50,000)        (50,000)      (100,000)
       Customer deposits...........................      127,761         (33,027)       (73,249)
       Other liabilities...........................      163,988         (18,516)       (35,754)
                                                     -----------    ------------    -----------
       Net cash provided by operating activities...    1,936,289       4,144,318      1,947,137
                                                     -----------    ------------    -----------
Cash flows from investing activities:
  Additions to property and equipment..............     (838,704)     (2,921,916)    (1,552,345)
  Proceeds from sale of assets.....................       45,494          69,989         96,600
  Notes receivable and other receivables...........     (175,973)       (282,869)            --
  Repayment on notes receivable and other
     receivables...................................       90,865         232,502        147,032
  Notes receivable from and advances to officers
     and affiliates................................   (1,958,465)       (722,096)      (292,931)
  Repayment on notes receivable and advances to
     officers and affiliates.......................    1,787,756         811,869        429,711
  Deposit for equipment............................      (92,538)             --             --
                                                     -----------    ------------    -----------
       Net cash used in investing activities.......   (1,141,565)     (2,812,521)    (1,171,933)
                                                     -----------    ------------    -----------
Cash flows from financing activities:
  Distribution to stockholders.....................   (2,396,743)     (2,203,545)    (1,629,791)
  Additions to long-term debt......................    8,013,784      14,422,824      4,046,320
  Reductions in long-term debt.....................   (6,509,523)    (13,056,067)    (3,616,289)
                                                     -----------    ------------    -----------
       Net cash used in financing activities.......     (892,482)       (836,788)    (1,199,760)
                                                     -----------    ------------    -----------
Increase (decrease) in cash and cash equivalents...      (97,758)        495,009       (424,556)
Cash and cash equivalents:
  Beginning of year................................      786,506         688,748      1,183,757
                                                     -----------    ------------    -----------
  End of year......................................  $   688,748    $  1,183,757    $   759,201
                                                     ===========    ============    ===========

   The accompanying notes are an integral part of these financial statements.

                              TRADE PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Trade Products, Inc. (the "Company") is a gaming supply manufacturer, producing an extensive line of ticket and bingo products used by charitable fund-raising organizations and state lotteries. The Company also operates a promotional marketing division, which produces a wide range of promotional products and services including games, sweepstakes and contests. Products are marketed internationally. The Company sells its products in many geographic markets and does not believe there are any significant concentrations of credit risk.

Significant Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Instruments:

     The carrying value of cash and cash equivalents, trade accounts receivable, trade accounts payable, accrued expenses, and accrued profit sharing approximate fair value due to the short maturity of these items.

     The carrying value of notes receivable approximates fair value as stated interest rates approximate market rates for instruments with similar terms and maturities.

     Long term debt has a variable rate of interest and therefore the recorded amount approximates fair value.

Revenue Recognition:

     Revenue from product sales is recognized when a product is shipped. Revenue from sales of services is recognized when services are performed.

Recent Pronouncements:

     During March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " (SFAS No. 121), which requires the Company to review for impairment its long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. SFAS No. 121 will become effective for the Company's 1996 fiscal year.

     During October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), which establishes a fair value method of accounting for stock-based compensation plans, and requires additional disclosures for those companies which elect not to adopt the new method of accounting. SFAS No. 123 will be effective for the Company's 1996 fiscal year. The Company does not intend to adopt the fair value method of accounting for stock-based compensation, and will provide the required additional disclosures beginning in its fiscal year ending December 31, 1996.

     Implementation of these Statements is not expected to be material to the Company's financial position, results of operations or liquidity.

Cash and Cash Equivalents:

     The Company considers all highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents.

                              TRADE PRODUCTS, INC.

     The Company places its temporary cash investments with one financial institution. At times such cash investments may be in excess of the FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Property and Equipment:

     Property and equipment are stated at cost. Expenditures for improvements that significantly add to the productive capacity or extend the life of an asset are capitalized. Expenditures for repairs and maintenance are charged to expense. When property and equipment are retired or otherwise disposed, gains and losses are reflected in operations.

     Depreciation on property and equipment is computed by accelerated and straight-line methods over the assets' estimated useful lives, which range from three to twenty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated life or the anticipated lease term including renewals.

Income Taxes:

     The Company has elected to have its income taxed pursuant to the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the stockholders of the Company are liable for Federal income taxes on their respective shares of the Company's taxable income.

Other Assets:

     Other assets includes $200,000, net of $100,000 and $150,000 accumulated amortization at December 31, 1994 and 1995, respectively, related to a contract for services which is being amortized over the four year service period.

Reclassifications:

     Certain reclassifications have been made to the 1993 and 1994 financial statements in order to conform to the 1995 presentation. Such reclassifications had no effect on stockholders' equity or net income.

2. INVENTORIES

     Inventories are stated at the lower of cost or market with cost determined using the last-in, first-out method.

     Inventories are summarized as follows:

                                                                 1994          1995
                                                              ----------    ----------
Raw materials...............................................  $  816,269    $  944,740
Work in process.............................................   1,014,542     1,285,756
Finished goods..............................................   2,740,458     3,046,716
                                                              ----------    ----------
                                                              $4,571,269    $5,277,212
                                                              ==========    ==========

     If the first-in, first-out method of inventory accounting had been used, inventories would have been $712,646 and $1,113,123 higher at December 31, 1994 and 1995, respectively.

                              TRADE PRODUCTS, INC.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following at December 31:

                                                              1994            1995
                                                           -----------    ------------
Furniture, fixtures and equipment........................  $13,484,054    $ 14,089,939
Leasehold improvements...................................    1,077,471         925,288
Negatives................................................    1,002,388       1,267,566
                                                           -----------    ------------
                                                            15,563,913      16,282,793
Less accumulated depreciation............................   (8,277,091)    (10,008,506)
Construction in progress.................................      930,269         847,219
                                                           -----------    ------------
                                                           $ 8,217,091    $  7,121,506
                                                           ===========    ============

     During 1993 and 1994 the Company recorded expenses totaling $2,066,532 and $357,840, respectively, related to the development of a new type of manufacturing equipment, which was included in selling, general and administrative expenses. At December 31, 1994, $801,498 remained in construction in progress related to this equipment. During 1995, events occurred that provided management evidence that this equipment under construction would result in no future benefit. Accordingly, the Company recorded 1995 expenses of approximately $807,000 in selling, general and administrative expense to write off the remaining balance. The Company is involved in legal proceedings in an attempt to recover these costs.

     Depreciation expense for the years ended December 31, 1993, 1994 and 1995 was $1,594,953, $1,779,972 and $1,912,820, respectively.

4. ACCRUED EXPENSES

     Accrued expenses consists of the following at December 31:

                                                                 1994          1995
                                                              ----------    ----------
Wages payable...............................................  $  456,217    $  478,244
Vacation payable............................................     183,915       186,903
Accrued payroll taxes.......................................     133,524       134,507
Accrued property taxes......................................      75,736        75,849
Liability for worker's compensation self insurance..........      62,379        61,971
Accrued interest............................................      40,592        42,537
Other liabilities...........................................      93,455       117,674
                                                              ----------    ----------
                                                              $1,045,818    $1,097,685
                                                              ==========    ==========

5. AVAILABLE LINES OF CREDIT

     At December 31, 1995, the Company had a $2,000,000 line of credit with a commercial bank which bears interest at the bank's reference rate and expires on June 30, 1996. The reference rate on this line of credit was 8.50% at December 31, 1995. Borrowings are based on percentages of and are collateralized by the Company's accounts receivable and inventory. There were no amounts outstanding against this line of credit at December 31, 1994 and 1995.

                              TRADE PRODUCTS, INC.

6. LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                 1994          1995
                                                              ----------    ----------
Bank note payable in monthly installments of $63,417, plus
  interest at the bank's reference rate collateralized by
  equipment, maturing on October 8, 2004....................  $7,525,752    $6,722,191

Bank note payable, $1,500,000 equipment line of credit,
  interest only at bank's reference rate until June 30,
  1996. Beginning July 1, 1996 amounts including additional
  borrowings will be converted to a term loan with monthly
  installments payable over 10 years, plus interest at
  bank's reference rate collateralized by equipment,
  maturing on June 30, 2006.................................          --       904,052

Bank note payable, equipment line of credit, interest only
  at bank's reference rate plus 0.25% until June 30, 1995.
  On July 1, 1995, amounts including additional borrowings
  were converted to a term loan with monthly installments
  payable over 10 years, plus interest at bank's reference
  rate, collateralized by equipment.........................     548,633       865,546

Note payable to officer in monthly installments of $2,483
  and $1,431, respectively, plus accrued interest at the
  bank's reference rate, uncollateralized. Due on demand....      17,173        29,800
                                                              ----------    ----------
                                                               8,091,558     8,521,589
Less current portion........................................    (853,177)     (944,414)
                                                              ----------    ----------
          Long-term debt....................................  $7,238,381    $7,577,175
                                                              ==========    ==========

     The reference rate was 8.5% at December 31, 1994 and 1995.

     Aggregate principal payments to be made by the Company on its long-term debt for years ending December 31 are as follows:

1996........................................................  $  944,414
1997........................................................   1,002,114
1998........................................................   1,002,114
1999........................................................   1,002,114
2000........................................................   1,002,114
Thereafter..................................................   3,568,719
                                                              ----------
                                                              $8,521,589
                                                              ==========

     Certain debt agreements include restrictions relating to required levels of working capital, tangible net worth, limits on capital acquisitions and conditions precedent to incurring additional long-term debt.

7. LEASE COMMITMENT AND RELATED-PARTY TRANSACTIONS

     The Company leases its manufacturing and office premises from a partnership of which two of the Company's stockholders are partners. The lease provides for monthly rentals of $40,000 and expires in 2001. In December 1993, the Company leased additional manufacturing and warehouse premises from the partnership at a monthly rental of $37,000, under a lease agreement expiring in November 1996. In addition,

                              TRADE PRODUCTS, INC.

the Company pays operating costs, taxes and insurance. In September 1992, the Company leased additional parking space from the partnership at a monthly rental of $1,500. Rental payments to the partnership were $498,000 for the year ended December 31, 1993 and $942,000 for each of the years ended December 31, 1994 and 1995.

     The Company rented office space in Los Angeles at a monthly rental of $3,070, under a lease agreement which expired on April 30, 1994. The Company entered into a new lease with a monthly payment of $4,750 per month, expiring in April 1999. The lease provides that the Company pay operating costs.

     The lease agreements provide renewal options for terms of up to ten additional years.

     Aggregate minimum rental payments to be made by the Company on its operating leases for years ending December 31 are as follows:

1996........................................................  $  944,000
1997........................................................     537,000
1998........................................................     537,000
1999........................................................     499,000
2000........................................................     480,000
Thereafter..................................................     480,000
                                                              ----------
                                                              $3,477,000
                                                              ==========

8. CHANGES IN RETAINED EARNINGS

     Changes in retained earnings for the years ended December 31, 1993, 1994 and 1995 are summarized as follows:

Balance, January 1, 1993....................................  $ 8,791,738
  Distribution to stockholders..............................   (2,396,743)
  Net income................................................    1,917,736
                                                              -----------

Balance, January 1, 1994....................................    8,312,731
  Distribution to stockholders..............................   (2,203,545)
  Net income................................................    2,032,150
                                                              -----------

Balance, January 1, 1995....................................    8,141,336
  Distribution to stockholders..............................   (1,629,791)
  Net income................................................    1,474,617
                                                              -----------

Balance, December 31, 1995..................................  $ 7,986,162
                                                              ===========

9. BY PRODUCT REVENUE

     During 1995 the Company began selling scrap paper, a by product, from its operations. Revenues from scrap paper included in the sales line item in the statement of income totaled $165,000 for the year ended December 31, 1995.

10. EMPLOYEE BENEFIT PLANS

Stock Appreciation Rights

     In July 1986, the Company's Board of Directors adopted a Stock Appreciation Rights ("SARS") Plan that will terminate no later than July 1, 1996. As more fully described in the Plan document, up to 100,000

                              TRADE PRODUCTS, INC.

SARS may be issued to key employees at the sole discretion of the Board of Directors. The basis of the SARS is determined by calculating the net book value per share, including outstanding SARS, at the end of the most recent fiscal year. The value of the SARS is the difference in the basis at the time of redemption as compared to the basis at the time they were granted. The reduction in the basis of the SARS totaling $8,728, $6,514 and $1,145, is reflected each year in the Statement of Income as a credit to compensation expense for 1993, 1994, and 1995, respectively. As of December 31, 1994 and 1995, $91,561 and $90,416 are included in accrued expenses, respectively. The SARS are not capital stock and have no rights pertaining to stockholders or creditors of the Company. During 1993, 1,000 SARs were issued, however no SARs were issued during 1994 and 1995. No SARs were redeemed or retired during 1993, 1994 and 1995. At December 31, 1995, there were 12,000 SARS outstanding.

Profit-Sharing Plan:

     The Company has a profit-sharing plan covering employees who meet minimum age and service requirements. Annual contributions to the profit-sharing plan are made at the discretion of the Board of Directors of the Company. Profit-sharing expense for the years ended December 31, 1993, 1994 and 1995 was $250,000, $200,000 and $100,000, respectively. The Company plans to terminate this plan in 1996 and establish a 401(k) plan.

11. COMMITMENTS AND CONTINGENCIES

Self Insurance:

     In October 1992, the Company became self insured for workers compensation liabilities and was required to deposit $344,000 in an escrow account. The Company has insurance for any claim over $250,000, per occurrence, subject to certain stop loss limitations. The Company has accrued approximately $62,000 at December 31, 1994 and 1995 related to this self insured liability.

12. SUPPLEMENTAL CASH FLOW INFORMATION

Cash Payments:

     Interest paid during the years ended December 31, 1993, 1994 and 1995 was $363,802, $514,599 and $727,341, respectively.

Noncash Investing Activity:

     Property and equipment purchased during the year included in accounts payable at December 31, 1995 totaled $165,453.

13. SUBSEQUENT EVENTS

     Subsequent to December 31, 1995, the Company distributed $680,000 to two stockholders, $200,000 in cash and $480,000 in the form of a note payable. Additionally $225,000 was advanced to one of the stockholders in exchange for a note receivable. Both the note receivable and the note payable are due on demand.

     On April 18, 1996, the Company signed a letter of intent to sell its net assets for approximately $29 million, subject to certain purchase price adjustments.

                              TRADE PRODUCTS, INC.

                                 BALANCE SHEETS
                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996

                                     ASSETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
                                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   759,201      $ 1,996,169
  Accounts receivable, net of allowance for doubtful
     accounts of $394,000 at December 31, 1995 and September
     30, 1996...............................................    6,100,651        7,506,790
  Inventories...............................................    5,277,212        5,103,394
  Current portion of notes and other receivables............       62,868          330,126
  Current portion of notes receivable from and advances to
     officers and affiliates................................       49,464          161,018
  Prepaid expenses..........................................       81,212           96,582
                                                              -----------      -----------
     Total current assets...................................   12,330,608       15,194,079
                                                              -----------      -----------
Notes and other receivables, net of current portion.........           --           71,170
Notes receivable from and advances to officers and
  affiliates, net of
  current...................................................      135,654          139,543
portion Assets held for sale................................      100,000          100,000
Deposits....................................................      126,450               --
Self insurance deposit......................................      344,000          370,000
Other assets, net...........................................       60,850           23,350
                                                              -----------      -----------
                                                                  766,954          704,063
                                                              -----------      -----------
Property and equipment, net.................................    7,121,506        7,102,884
                                                              -----------      -----------
     Total assets...........................................  $20,219,068      $23,001,026
                                                              ===========      ===========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,978,820      $ 1,270,065
  Accrued expenses..........................................    1,097,685        1,366,667
  Accrued profit sharing....................................      100,000               --
  Current portion of long-term debt.........................      944,414        1,008,211
  Customer deposits.........................................       53,665           79,980
  Other liabilities.........................................      126,104           96,714
                                                              -----------      -----------
     Total current liabilities..............................    4,300,688        3,821,637
                                                              -----------      -----------
Long-term debt, net of current portion......................    7,577,175        8,009,745
Other noncurrent liabilities................................       90,416           99,945
                                                              -----------      -----------
                                                                7,667,591        8,109,690
                                                              -----------      -----------
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value; 2,000,000 shares
     authorized; 756,250 shares issued and outstanding......        7,562            7,562
  Additional paid-in capital................................      257,065          257,065
  Retained earnings.........................................    7,986,162       10,805,072
                                                              -----------      -----------
                                                                8,250,789       11,069,699
                                                              -----------      -----------
     Total liabilities and stockholders' equity.............  $20,219,068      $23,001,026
                                                              ===========      ===========

                See accompanying notes to financial statements.

                              TRADE PRODUCTS, INC.

                              STATEMENTS OF INCOME
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------
                                                                   1995             1996
                                                              --------------    -------------
Sales.......................................................    $ 27,762,175      $28,543,577
Cost of sales...............................................     (17,460,706)     (17,286,725)
                                                                ------------      -----------
                                                                  10,301,469       11,256,852
Selling, general and administrative expense.................      (7,625,384)      (8,040,733)
Interest expense............................................        (552,896)        (568,145)
                                                                ------------      -----------
                                                                   2,123,189        2,647,974
Income from settlement of lawsuit...........................              --        2,000,000
Other income, net...........................................         160,990           66,941
                                                                ------------      -----------
Net income..................................................    $  2,284,179      $ 4,714,915
                                                                ============      ===========
Net income per share........................................    $       3.02      $      6.23
                                                                ============      ===========
Weighted average shares outstanding.........................         756,250          756,250
                                                                ============      ===========

                See accompanying notes to financial statements.

                              TRADE PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                  (UNAUDITED)

                                                                     NINE MONTHS
                                                                 ENDED SEPTEMBER 30,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
Cash flows from operating activities:
  Net income................................................  $ 2,284,179   $ 4,714,915
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................    1,364,506     1,466,909
     Loss on disposal of assets.............................       10,690        40,889
     Changes in assets and liabilities:
       Accounts receivable..................................   (1,224,762)   (1,406,139)
       Inventories..........................................       60,072       173,818
       Prepaid expenses.....................................     (142,686)      (15,370)
       Other assets and deposits............................       24,010        37,500
       Accounts payable and accrued expenses................     (537,064)     (276,657)
       Accrued profit sharing...............................     (200,000)     (100,000)
       Customer deposits....................................       45,372        26,315
       Other liabilities....................................      (23,609)        9,529
                                                              -----------   -----------
          Net cash provided by operating activities.........    1,660,708     4,671,709
                                                              -----------   -----------
Cash flows from investing activities:
  Additions to property and equipment.......................     (862,914)   (1,731,783)
  Proceeds from sale of assets..............................       96,600        47,760
  Notes receivable and other receivables....................        2,373      (427,095)
  Repayments on notes receivable and other receivables......      109,636        88,667
  Notes receivable from and advances to officers and
     affiliates.............................................     (143,283)     (115,443)
  Repayments on notes receivable and advances to officers
     and affiliates.........................................      232,490            --
  Deposit on equipment......................................     (203,812)      126,450
  Self insurance deposit....................................           --       (26,000)
                                                              -----------   -----------
          Net cash used in investing activities.............     (768,910)   (2,037,444)
                                                              -----------   -----------
Cash flows from financing activities:
  Distribution to stockholders..............................   (1,572,947)   (1,896,005)
  Additions to long-term debt...............................    1,225,399     3,682,825
  Reductions in long-term debt..............................   (1,153,261)   (3,184,117)
                                                              -----------   -----------
          Net cash used in financing activities.............   (1,500,809)   (1,397,297)
                                                              -----------   -----------
  Increase (decrease) in cash and cash equivalents..........     (609,011)    1,236,968
  Cash and cash equivalents:
          Beginning of period...............................    1,183,757       759,201
                                                              -----------   -----------
     End of period..........................................  $   574,746   $ 1,996,169
                                                              ===========   ===========

                See accompanying notes to financial statements.

                              TRADE PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION:

     Trade Products, Inc. (the "Company") is a gaming supply manufacturer, producing an extensive line of ticket and bingo products used by charitable fund-raising organizations and state lotteries. The Company also operates a promotional marketing division, which produces a wide range of promotional products and services including games, sweepstakes and contests. Products are marketed internationally. The Company sells its products in many geographic markets and does not believe there are any significant concentrations of credit risk.

     The financial statements for the nine month periods ended September 30, 1995 and 1996 are unaudited and do not contain all of the information required by generally accepted accounting principles to be included in a full set of financial statements. The annual financial statements of the Company include a summary of significant accounting policies and should be read in conjunction with these unaudited interim statements. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included. All such adjustments are of a normal and recurring nature. The results of operations for any interim period are not necessarily indicative of the results of operations for the entire year.

2. INVENTORIES:

     Inventories are stated at the lower of cost or market with cost determined using the last-in, first-out method. Inventories are summarized as follows:

                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                             ------------    -------------
                                                                              (UNAUDITED)
Raw materials..............................................   $  944,740      $  302,743
Work in process............................................    1,285,756       1,457,757
Finished goods.............................................    3,046,716       3,342,894
                                                              ----------      ----------
                                                              $5,277,212      $5,103,394
                                                              ==========      ==========

     If the first-in, first-out method of inventory accounting had been used, inventories would have been $1,113,123 and $983,526 higher at December 31, 1995 and September 30, 1996, respectively.

3. AVAILABLE LINES OF CREDIT:

     At September 30, 1996, the Company had a $2,000,000 line of credit with a commercial bank which bears interest at the bank's reference rate and expires June 30, 1997. The reference rate on this line of credit was 8.25% at September 30, 1996. Borrowings are based on percentages of and are collateralized by the Company's accounts receivable and inventory. No amounts were outstanding on this line of credit at September 30, 1996.

                              TRADE PRODUCTS, INC.

                                  (UNAUDITED)

4. LONG-TERM DEBT:

     Long-term debt is summarized as follows:

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1995            1996
                                                              ------------    -------------
                                                                               (UNAUDITED)
Bank note payable in monthly installments of $63,417, plus
  interest at the bank's reference rate collateralized by
  equipment, maturing on October 8, 2004....................   $6,722,191      $ 6,151,438
Bank note payable, $2,077,577 equipment line of credit,
  interest only at bank's reference rate until June 30,
  1996. On July 1, 1996 amounts including additional
  borrowings were converted to a term loan with monthly
  installments payable over 10 years, plus interest at
  bank's reference rate collateralized by equipment,
  maturing on July 1, 2006..................................      904,052        2,060,004
Bank note payable, equipment line of credit, interest only
  at bank's reference rate plus 0.25% until June 30, 1995.
  On July 1, 1995, amounts including additional borrowings
  were converted to a term loan with monthly installments
  payable over 10 years, plus interest at bank's reference
  rate, collateralized by equipment.........................      865,546          797,214
Note payable to officer in monthly installments of $2,483
  and $1,431, respectively, plus accrued interest at the
  bank's reference rate, uncollateralized. Due on demand....       29,800               --
Bank note payable, equipment line of credit, interest only
  at bank's reference rate until June 30, 1997.
  Collateralized by equipment...............................           --            9,300
                                                               ----------      -----------
                                                                8,521,589        9,017,956
Less current portion........................................     (944,414)      (1,008,211)
                                                               ----------      -----------
  Long-term debt............................................   $7,577,175      $ 8,009,745
                                                               ==========      ===========

     The reference rate was 8.5% at December 31, 1995 and 8.25% at September 30, 1996.

5. SETTLEMENT OF LAWSUIT:

     On September 26, 1996 the Company settled litigation resulting in the recovery of $2,000,000 of previously expensed costs relating to the development of a new type of manufacturing equipment. The settlement amount was distributed to shareholders in October 1996.

6. SUBSEQUENT EVENTS:

     On August 6, 1996 the Company signed a definitive agreement to sell substantially all of its assets and assign certain liabilities to Stuart Entertainment, Inc. ("Stuart") for a purchase price of $36,555,000, subject to certain post-closing adjustments. During October 1996, the terms of the purchase agreement were amended resulting in a purchase price of $37.2 million, subject to certain post-closing adjustments, plus the issuance of warrants to acquire 300,000 shares of Stuart's common stock at $7.75 per share.

     On November 13, 1996 the transaction closed upon the approval of financing, regulatory gaming requirements being met and the issuance of $100,000,000 unsecured notes.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STUART ENTERTAINMENT, INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF STUART ENTERTAINMENT, INC. SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    1
Prospectus Summary....................    2
Risk Factors..........................   13
The Exchange Offer....................   19
Capitalization........................   27
Unaudited Pro Forma Financial Data....   28
Selected Historical Consolidated
  Financial Data -- Stuart
  Entertainment, Inc..................   35
Selected Historical Consolidated
  Financial Data -- Trade Products,
  Inc.................................   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   39
Industry..............................   46
Business..............................   48
Management............................   60
Certain Transactions..................   66
Security Ownership of Certain
  Beneficial Owners and Management....   68
Description of New Credit Agreement...   69
Description of Exchange Notes.........   71
Description of Notes..................   95
Exchange Offer and Registration
  Rights..............................   95
Certain Income Tax Considerations.....   98
Book-Entry; Delivery and Form.........   99
Plan of Distribution..................  101
Legal Matters.........................  101
Experts...............................  102
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                              --------------------

                                   PROSPECTUS
                              --------------------

                                 [STUART LOGO]

                                     STUART
                                 ENTERTAINMENT,
                                      INC.

                               OFFER TO EXCHANGE

                                  $100,000,000

                   12 1/2% SENIOR SUBORDINATED NOTES DUE 2004

                                      FOR

                   SERIES B 12 1/2% SENIOR SUBORDINATED NOTES
                                    DUE 2004
                                            , 1997

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgements, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably believed to be in, or not opposed to, the best interests of the corporation. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

     Article Eight of the Certificate of Incorporation of the registrant requires the registrant to indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all directors and officers of the registrant, which it has the power to indemnify, from and against any and all expenses, liabilities or other matters referred to in Section 145.

     The registrant's Certificate of Incorporation also provides in Article Seven that directors shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of a director's duty of loyalty to the registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (c) under
Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit.

     Article III, Section 16 of the registrant's by-laws provides, in general, that the registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     The registrant maintains liability insurance coverage for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following is a complete list of exhibits filed as part of the Registration Statement. Exhibit numbers correspond to the numbers in the Exhibit Table of Item 601 of Regulation S-K.


      EXHIBIT NO.                                 DESCRIPTION
      -----------                                 -----------
           2.01           -- Asset Purchase Agreement, dated as of August 6, 1996,
                             among Stuart Entertainment, a Delaware corporation, Trade
                             Products, Inc., a Washington corporation, and the
                             Stockholders of Trade Products, Inc.(1)
           2.02           -- First Amendment to the Asset Purchase Agreement dated
                             October 10, 1996.(2)
           3.01           -- Amended and Restated Certificate of Incorporation.**
           3.02           -- Amended and Restated Bylaws of the Company(3)
           4.01           -- Form of Common Stock Certificate.(4)
           4.02           -- Security holders' Agreement, dated December 13, 1994,
                             between Leonard A. Stuart, Bingo Holdings, Inc. and the
                             Company.(3)
           4.03           -- Warrant to Purchase 300,000 Shares of Common Stock of the
                             Company dated November 13, 1996.(2)

      EXHIBIT NO.                                 DESCRIPTION
      -----------                                 -----------
           4.04           -- Indenture between the Company and Marine Midland Bank, as
                             Trustee, dated as of November 13, 1996.*
           5              -- Opinion of Kutak Rock regarding Validity of Notes.***
          10.01           -- Incentive Stock Option Plan of the Company.(5)
          10.02           -- Non-Qualified Stock Option Plan of the Company.(6)
          10.03           -- Lease, dated August 14, 1986, between William E. Osband,
                             Jr. and the Company.(7)
          10.04           -- Lease, dated February 5, 1993, between Fraccionadora
                             Industrial Del Norte, S.A. de C.V. and Stuart
                             Entertainment, S.A. de C.V.(8)
          10.05           -- 1992 Non-Qualified Stock Option Plan of Stuart
                             Entertainment, Inc.(8)
          10.06           -- 1992 Incentive Stock Option Plan of Stuart Entertainment,
                             Inc.(8)
          10.07           -- Amended and Restated Performance Stock Option Plan of
                             Stuart Entertainment, Inc.**
          10.08           -- Agency Agreement, dated March 14, 1993, between Gala
                             Leisure Limited, Mitre Printing Company Limited, Bingo
                             Press & Specialty Limited and the Company.(9)
          10.09           -- Employment Agreement, dated December 13, 1994, between
                             Leonard A. Stuart and the Company.(3)
          10.10           -- Employment Agreement, dated June 1, 1994, between Albert
                             F. Barber and the Company.(3)
          10.11           -- Warrant Certificate, dated December 13, 1994, issued by the Company to Leonard A. Stuart.(3)
          10.12           -- Warrant Certificate, dated December 13, 1994, issued by the Company to Bingo Holdings, Inc.(3)
          10.13           -- Assignment and Assumption Agreement, dated as of August
                             31, 1995 between Stuart Entertainment, Inc., Bank of
                             America Illinois, The Chase Manhattan Bank (National
                             Association) and Bank of America Canada, as agent.(10)
          10.14           -- Assignment and Assumption Agreement dated August 31, 1995 between Bingo Press & Specialty Limited, Bank of America
                             Canada, The Chase Manhattan Bank of Canada and Bank of
                             America Canada, as agent.(10)
          10.15           -- Guarantee Agreement executed by MLGAL Partners, Limited
                             Partnership, and Leonard A. Stuart.(11)
          10.16           -- Employment Agreement, dated November 13, 1996, by and
                             between the Company and Ronald G. Rudy.(2)
          10.17           -- Amended and Restated Credit Agreement, dated November 13,
                             1996, by and among Stuart Entertainment, Inc., Bingo
                             Press & Specialty Limited, Bank of America Trust and
                             Savings Association, Bank of America Canada, Chase
                             Manhattan Bank and Chase Manhattan Bank of Canada.***
          10.18           -- Agreement dated April 4, 1996 by and between Power Bingo
                             Corporation and the Company.***
          10.19           -- Management Consulting Agreement dated February 1, 1996 by and between the Company and Len Stuart & Associates,
                             Ltd.***
          11              -- Statement Regarding Computation of Per Share
                             Earnings.(11)
          12              -- Statement Regarding Computation of Ratio of Earnings to
                             Fixed Charges.*
          21              -- Subsidiaries of the Registrant.(11)
          23.01           -- Consent of Deloitte & Touche LLP.*

      EXHIBIT NO.                                 DESCRIPTION
      -----------                                 -----------
          23.02           -- Consent of Coopers & Lybrand L.L.P.*
          23.03           -- Consent of Kutak Rock (included in Exhibit 5).***
          24              -- Power of Attorney (included on page II-6 of the
                             Registration Statement).
          25              -- Statement of Eligibility of Trustee on Form T-1.**
          99.01           -- Form of Letter of Transmittal.**
          99.02           -- Form of Notice of Guaranteed Delivery.**


---------------

  *   Filed herewith.


 **  Previously filed.



***  To be filed by amendment.


 (1) Incorporated by reference to the Company's Current Report on From 8-K dated August 6, 1996, File No. 0-10737.

 (2) Incorporated by reference to the Company's Current Report on Form 8-K dated November 13, 1996, File No. 0-10737.

 (3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, file No. 0-10737.

 (4) Incorporated by reference to the Company's Registration Statement on Form S-8, File No. 33-89962.

 (5) Incorporated by reference to the Company's Registration Statement on Form S-1, File No. 73746, filed August 20, 1981.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1985, File No. 0-10737.

 (7) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1989, File No. 0-10737.

 (8) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-10737.

 (9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-10737.

(10) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-10737.

(11) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-10737.

     (b) Financial Statement Schedules. The following financial statement schedule information is furnished as part of this Registration Statement.

  Financial Statement Schedules of Stuart Entertainment, Inc. and Subsidiaries

      SCHEDULES                        DESCRIPTION
      ---------                        -----------
   II                  Valuation and Qualifying Accounts for Years
                            Ended December 31, 1993, 1994 and 1995

ITEM 22. UNDERTAKINGS.

     A. The company hereby undertakes the following:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     B. (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise,the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, office or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     E. The undersigned Registrant hereby undertakes to supply the means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-Effective Amendment No. 1 to the Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Council Bluffs, State of Iowa, on February 6, 1997.


                                            STUART ENTERTAINMENT, INC.

                                            By     /s/ Timothy R. Stuart
                                             -----------------------------------
                                                Timothy R. Stuart, President


Dated: February 6, 1997

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                         **                            Chairman of the Board               February 6, 1997
-----------------------------------------------------
                  Leonard A. Stuart

                         **                            Vice Chairman of the Board and      February 6, 1997
-----------------------------------------------------    Chief Executive Officer
                  Albert F. Barber

                /s/ TIMOTHY R. STUART                  President, Chief Operating Officer  February 6, 1997
-----------------------------------------------------    and Director
                  Timothy R. Stuart

                         **                            Director                            February 6, 1997
-----------------------------------------------------
                   Perry J. Lewis

                         **                            Director                            February 6, 1997
-----------------------------------------------------
                      Ira Starr

                         **                            Director                            February 6, 1997
-----------------------------------------------------
                     Sangwoo Ahn

                         **                            Director                            February 6, 1997
-----------------------------------------------------
                  Stanley M. Taube

                         **                            Director                            February 6, 1997
-----------------------------------------------------
                Richard D. Spizzirri

                         **                            Vice President -- Finance,          February 6, 1997
-----------------------------------------------------    Treasurer and Chief Financial
                   Paul C. Tunink                        Officer

                         **                            Director and Executive Vice         February 6, 1997
-----------------------------------------------------    President
                   Ronald G. Rudy

                         **                            Director                            February 6, 1997
-----------------------------------------------------
                     Harry Poll

             **By: /s/ TIMOTHY R. STUART
  ------------------------------------------------
       Timothy R. Stuart, as attorney-in-fact

                                 EXHIBIT INDEX


    EXHIBIT NO.                              DESCRIPTION                           PAGE
    -----------                              -----------                           ----

        2.01         -- Asset Purchase Agreement, dated as of August 6, 1996,
                        among Stuart Entertainment, a Delaware corporation, Trade
                        Products, Inc., a Washington corporation, and the
                        Stockholders of Trade Products, Inc.(1)
        2.02         -- First Amendment to the Asset Purchase Agreement dated
                        October 10, 1996.(2)
        3.01         -- Amended and Restated Certificate of Incorporation.**
        3.02         -- Amended and Restated Bylaws of the Company(3)
        4.01         -- Form of Common Stock Certificate.(4)
        4.02         -- Security holders' Agreement, dated December 13, 1994,
                        between Leonard A. Stuart, Bingo Holdings, Inc. and the
                        Company.(3)
        4.03         -- Warrant to Purchase 300,000 Shares of Common Stock of the
                        Company dated November 13, 1996.(2)
        4.04         -- Indenture between the Company and Marine Midland Bank, as
                        Trustee, dated as of November 13, 1996.*
        5            -- Opinion of Kutak Rock regarding Validity of Notes.***
       10.01         -- Incentive Stock Option Plan of the Company.(5)
       10.02         -- Non-Qualified Stock Option Plan of the Company.(6)
       10.03         -- Lease, dated August 14, 1986, between William E. Osband,
                        Jr. and the Company.(7)
       10.04         -- Lease, dated February 5, 1993, between Fraccionadora
                        Industrial Del Norte, S.A. de C.V. and Stuart
                        Entertainment, S.A. de C.V.(8)
       10.05         -- 1992 Non-Qualified Stock Option Plan of Stuart
                        Entertainment, Inc.(8)
       10.06         -- 1992 Incentive Stock Option Plan of Stuart Entertainment,
                        Inc.(8)
       10.07         -- Amended and Restated Performance Stock Option Plan of
                        Stuart Entertainment, Inc.**
       10.08         -- Agency Agreement, dated March 14, 1993, between Gala
                        Leisure Limited, Mitre Printing Company Limited, Bingo
                        Press & Specialty Limited and the Company.(9)
       10.09         -- Employment Agreement, dated December 13, 1994, between
                        Leonard A. Stuart and the Company.(3)
       10.10         -- Employment Agreement, dated June 1, 1994, between Albert
                        F. Barber and the Company.(3)
       10.11         -- Warrant Certificate, dated December 13, 1994, issued by the Company to Leonard A. Stuart.(3)
       10.12         -- Warrant Certificate, dated December 13, 1994, issued by the Company to Bingo Holdings, Inc.(3)
       10.13         -- Assignment and Assumption Agreement, dated as of August
                        31, 1995 between Stuart Entertainment, Inc., Bank of
                        America Illinois, The Chase Manhattan Bank (National
                        Association) and Bank of America Canada, as agent.(10)
       10.14         -- Assignment and Assumption Agreement dated August 31, 1995 between Bingo Press & Specialty Limited, Bank of America
                        Canada, The Chase Manhattan Bank of Canada and Bank of
                        America Canada, as agent.(10)
       10.15         -- Guarantee Agreement executed by MLGAL Partners, Limited
                        Partnership, and Leonard A. Stuart.(11)

                                 EXHIBIT INDEX

    EXHIBIT NO.                              DESCRIPTION                           PAGE
    -----------                              -----------                           ----
       10.16         -- Employment Agreement, dated November 13, 1996, by and
                        between the Company and Ronald G. Rudy.(2)
       10.17         -- Amended and Restated Credit Agreement, dated November 13,
                        1996, by and among Stuart Entertainment, Inc., Bingo
                        Press & Specialty Limited, Bank of America Trust and
                        Savings Association, Bank of America Canada, Chase
                        Manhattan Bank and Chase Manhattan Bank of Canada.***
       10.18         -- Agreement dated April 4, 1996 by and between Power Bingo
                        Corporation and the Company.***
       10.19         -- Management Consulting Agreement dated February 1, 1996 by and between the Company and Len Stuart & Associates,
                        Ltd.***
       11            -- Statement Regarding Computation of Per Share
                        Earnings.(11)
       12            -- Statement Regarding Computation of Ratio of Earnings to
                        Fixed Charges.*
       21            -- Subsidiaries of the Registrant.(11)
       23.01         -- Consent of Deloitte & Touche LLP.*
       23.02         -- Consent of Coopers & Lybrand L.L.P.*
       23.03         -- Consent of Kutak Rock (included in Exhibit 5).***
       24            -- Power of Attorney (included on page II-6 of the
                        Registration Statement).
       25            -- Statement of Eligibility of Trustee on Form T-1.**
       99.01         -- Form of Letter of Transmittal.**
       99.02         -- Form of Notice of Guaranteed Delivery.**


---------------

 *   Filed herewith.


 **  Previously filed.



 *** To be filed by amendment.


 (1) Incorporated by reference to the Company's Current Report on From 8-K dated August 6, 1996, File No. 0-10737.

 (2) Incorporated by reference to the Company's Current Report on Form 8-K dated November 13, 1996, File No. 0-10737.

 (3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, file No. 0-10737.

 (4) Incorporated by reference to the Company's Registration Statement on Form S-8, File No. 33-89962.

 (5) Incorporated by reference to the Company's Registration Statement on Form S-1, File No. 73746, filed August 20, 1981.

 (6) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1985, File No. 0-10737.

 (7) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1989, File No. 0-10737.

 (8) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, File No. 0-10737.

 (9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 0-10737.

(10) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, File No. 0-10737.

(11) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, File No. 0-10737.